As filed with the Securities and Exchange Commission on August 16, 2001.
================================================================================

                          Commission File No. 333-57632

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               Amendment No. 2 to
                                    Form SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                 Integrated Spatial Information Solutions, Inc.
                 (Name of small business issuer in its charter)



   Colorado                           7373                     84-0868815
(State or other                (Primary Standard            (I.R.S. Employer
jurisdiction of            Industrial Classification     Identification Number)
incorporation or                  Code Number)
organization)

                        19039 East Plaza Drive, Suite 245
                             Parker, Colorado 80134
                                 (720) 851-0716
             (Address and Telephone Number of Registrant's Principal
                                Executive Office)

                 Frederick G. Beisser, Vice President - Finance
                 Integrated Spatial Information Solutions, Inc.
                        19039 East Plaza Drive, Suite 245
                             Parker, Colorado 80134
                                 (720) 851-0716
            (Name, Address and Telephone Number of Agent for Service)

                                 With copies to:
                            Lester R. Woodward, Esq.
                              Robert P. Attai, Esq.
                            Davis Graham & Stubbs LLP
                       1550 Seventeenth Street, Suite 500
                             Denver, Colorado 80202
                                 (303) 892-9400

          Approximate date of commencement of proposed sale to public:
  As soon as possible after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         Calculation of Registration Fee

Title of Securities             Proposed Maximum                   Amount of
to be Registered            Aggregate Offering Price           Registration Fee
------------------------- -----------------------------        -----------------


Subscription Rights(1)                $0                                $0
------------------------- -----------------------------        -----------------

Common Stock, no par value       $2,800,000(2)                       $700(3)


(1) Evidencing the rights to subscribe for shares of common stock. Pursuant to Rule 457(g), no separate registration fee is required for the rights since they are being registered in the same registration statement as the common stock underlying the rights.

(2) Consists of 80,000,000 shares to be offered by the registrant pursuant to the rights offering at a price of $.035 per share. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933 on the estimated maximum offering price of the common stock.

(3)  Registration fee previously paid with initial filing.


     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

                  Subject to Completion, dated August 16, 2001

PROSPECTUS


                 Integrated Spatial Information Solutions, Inc.

                                  Common Stock
              Minimum 17,142,858 Shares; Maximum 80,000,000 Shares



         Integrated Spatial Information Solutions, Inc. is distributing to the holders of shares of our common stock, rights to purchase up to an aggregate of 80,000,000 shares of our common stock. If this offering is fully subscribed, then we will receive a total of $2,800,000. The rights are not transferable and will not be listed for trading on any stock exchange.

         Each shareholder of record as of the close of business on April 30, 2001 will receive a right to purchase four (4) shares of our common stock at a price of $.035 for each share owned by the shareholder on that date. If the shares available under the rights are not fully subscribed by the expiration date, shareholders who fully exercise their basic subscription rights will be offered over-subscription rights to purchase seven (7) shares of our common stock for each share owned by the shareholder of any remaining shares, subject to proration. Any shares remaining may then be offered to non-shareholder investors identified by ISIS.

         Shareholders may exercise their subscription rights beginning on the date of this prospectus until 5:00 p.m., Mountain Time, on _____, 2001. We, in our sole discretion, may extend the period for exercising the rights for up to two additional 30 day periods. The rights offering will not be extended beyond [105 days following effective date]. All subscriptions will be held in escrow by our escrow agent, Branch Bank & Trust Company, until accepted by us. If we do not receive at least $600,000, then the offering will be terminated and all proceeds received will be returned.

         Our common stock is listed on the Nasdaq Over-the-Counter Bulletin Board under the symbol "ISSS." On August 13, 2001, the closing price of a share of our common stock on the Over-the-Counter Bulletin Board was $0.06.

                             Price Per Share  Min. Total       Max. Total
                             ---------------  ----------       ----------
Offering price ...............    $.035       $  600,000       $2,800,000
Estimated Expenses ...........    N/A         $  125,000       $  125,000
Net Proceeds to ISIS .........    N/A         $  475,000       $2,675,000

         Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 3.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                    The date of this prospectus is ___, 2001.

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                                Table of Contents

Prospectus Summary..........................................................1

Risk Factors................................................................3

Use Of Proceeds.............................................................5

Business....................................................................6

Description Of Property....................................................10

Legal Proceedings..........................................................11

Management's Discussion And Analysis.......................................11

Description Of Securities To Be Registered.................................20

Market For Common Stock....................................................20

Security Ownership Of Certain Beneficial Owners And Management.............21

Determination Of Offering Price............................................23

Plan Of Distribution.......................................................23

Directors And Executive Officers...........................................30

Certain Relationships And Related Transactions.............................31

Executive Compensation.....................................................33

Cautionary Statement Concerning Forward-Looking Statements.................36

Validity Of Securities.....................................................36

Experts....................................................................37

Disclosure Of Commission Position Of Indemnification For
  Securities Act Liabilities...............................................37

Where You Can Find More Information........................................37

Index To Financial Statements.............................................F-1





Our executive offices are located at 19039 East Plaza Drive, Suite 245, Parker, Colorado 80134, and our telephone number is (720) 851-0716. We also have a web site located at http://www.isis.cc. Any information that is included on or linked to our web site is not a part of this prospectus.

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

The Company

         Integrated Spatial Information Solutions ("ISIS") is an information technology company specializing in the design, implementation and integration of information management solutions. These include design and development of computer systems that handle data that may come from or be presented in the format of a map. Typically we are involved in the design, specification and implementation of various elements of these systems including software applications, databases and warehouses and secure data communication networks that manage, access and use the geographic information assets of our clients through internet-enabled applications and delivery systems.

The Rights Offering

Purpose of the
offering..........  Completion of this rights offering will enable us to raise up to approximately $2,800,000, before paying the costs of the offering. The minimum amount necessary to complete the rights offering is $600,000. The primary purpose of this offering is to alleviate serious liquidity and capital adequacy concerns. Our inability to complete this rights offering and raise the expected proceeds would potentially leave us without adequate working capital which could materially impair our business and operations.

Shares outstanding/
authorized........  As of August 13, 2001, we had 19,606,525 shares of common stock issued and outstanding. Assuming full subscription, after the rights offering we will have 99,606,525 shares issued and outstanding.

Grant of basic
subscription
rights............  All shareholders of record of our common stock on April 30,
                    2001 will be granted a non-transferable right to purchase up to four (4) shares of our common stock at $.035 per share for each share of common stock held by them on the record date. We will not issue fractional shares. We will round the rights upward to the nearest whole share.

Grant of
over-subscription
rights............  Shareholders who fully exercise their basic subscription rights will be offered over-subscription rights, subject to proration, to purchase up to seven (7) shares of our common stock at $.035 per share for each share of common stock held by them on the record date of any shares remaining available for purchase after the exercise of their basic subscription rights. If over-subscription requests exceed the number of shares that are available, then we will allocate the available shares pro-rata among those rights holders who over-subscribe.

Non-Shareholder
Investors.........  Remaining shares, if any, may be offered to non-shareholder investors identified by ISIS.

Subscription
period............  The rights offering will remain open for a 45-day period from _____, 2001 until _____, 2001, unless such period is extended by us, in our sole discretion, for up to two additional 30 day periods. Shareholders who wish to exercise their subscription rights must return the completed subscription documents along with their payment, as instructed in the subscription documents, to ISIS no later than 5:00 p.m., Mountain Time, on ______, 2001, unless the subscription period is extended by us as described above.

Use of proceeds...  If all of the rights offered are exercised, then the gross proceeds to ISIS will be $2,800,000. The gross proceeds from the offering will be used to bring our trade accounts payable current; pay an arbitration award to our former chief financial officer; reimburse our subsidiary, PlanGraphics, for expenses incurred on our behalf; enhance working capital; fund general corporate purposes; and pay the costs of the offering.

                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. Prospective purchasers of our common stock should consider carefully the information set forth below, as well as the other information in this report, in determining whether to purchase our common stock.

We have incurred losses in each of the last four years and may not be able to continue as a going concern.

         We have suffered losses from operations in the past, and our ability to achieve profitability in future reporting periods is uncertain. Since the acquisition of PlanGraphics, Inc. in September 1997, we have incurred net losses for the fiscal years ended September 30, 1997, 1998, 1999 and 2000 in the amount of $2,550,000, $3,000,000, $1,050,000 and $2,570,000, respectively. In connection with their audit report on our consolidated financial statements as of and for the year ended September 30, 2000, BDO Seidman, LLP, our independent certified public accountants, expressed substantial doubt about our ability to continue as a going concern.

We may not have sufficient capital to fund our operations if we are unable to complete this rights offering.

         Our inability to complete this rights offering and raise the expected proceeds would potentially leave us without adequate working capital which could materially impair our business and operations. We need additional capital to fund our current operations, bring our trade accounts payable current, satisfy an arbitration award, reimburse PlanGraphics for funds spent on our behalf and fund future growth. There can be no assurance that cash flow from operations, coupled with presently available working capital, will be sufficient to fully fund our expenditures.

This rights offering may result in a concentration of ownership that produces conflicts of interest and actions that are not in the best interests of all shareholders.

         If a shareholder elects not to exercise his or her rights to purchase our stock and insiders elect to exercise their basic and over-subscription privileges, this rights offering may result in a concentration of ownership interest. Insider control of a large amount of our common stock could have an adverse effect on the market price of our common stock. Although they are under no obligation to do so, if our officers, directors, founders and their affiliates were to vote together, they would have the ability to control the election of our board of directors and the outcome of corporate actions requiring shareholder approval, including mergers and other changes of corporate control, going private transactions and other extraordinary transactions. This concentration of ownership may have the effect of delaying or preventing a change of control of our company, even if this change of control would benefit shareholders.

Shareholders who do not exercise their rights will experience dilution of their ownership.

         This offering may result in the issuance of up to an additional 80,000,000 shares of our common stock, assuming full exercise of the rights offered pursuant to the rights offering. If a shareholder chooses not to exercise fully the shareholder's rights, the shareholder's relative ownership interest in ISIS will be diluted.

Our breach of covenants in a loan agreement may put us at risk of relinquishing control of PlanGraphics.

         On May 31, 2001, PlanGraphics entered into a line of credit with Branch Banking & Trust Company to replace an expiring line of credit with National City Bank of Kentucky. The accounts receivable and general intangibles of PlanGraphics and a pledge of $325,000 in an account held by HumanVision L.L.C., a related party, serve as collateral for the line of credit. As a condition to offering this pledge, HumanVision L.L.C. required PlanGraphics to indemnify it against any draws or other claims that may be presented under the pledge, ISIS to guarantee PlanGraphics' indemnification obligations, PlanGraphics to grant a security interest in its accounts receivable, and ISIS to pledge its stock in PlanGraphics to HumanVision L.L.C. as security for ISIS's guaranty to HumanVision L.L.C. If we default on the line of credit and Branch Banking & Trust Company calls the line of credit, it may look to HumanVision L.L.C.'s pledge for payment of the debt. If HumanVision L.L.C. were to pay the debt on behalf of PlanGraphics pursuant to its pledge, there can be no assurance that HumanVision L.L.C. would not look to ISIS's pledge of its stock in PlanGraphics and possibly assume ownership of such stock.

Our revenues historically are concentrated in a limited number of customers.

         We have had some concentration of revenues and associated accounts receivable balances in certain customers. During the fiscal year ended September 30, 2000, approximately 19.5% of our sales were concentrated in one customer, the City of New York, and during the fiscal year ended September 30, 1999, 12.7% of our sales were concentrated in that same customer. In addition, at September 30, 2000, a separate customer, Providence Gas Company, accounted for 19% of our outstanding accounts receivable. The volume of work that we perform for a specific client is likely to vary from period to period, and a significant client in one period may not use our services at the same level or at all in a subsequent period. The loss of a key customer could have an adverse impact on revenues.

Our future success depends in significant part on the continued service of certain technical and management personnel and our ability to attract and retain key technical, sales, marketing, information systems, financial and executive personnel.

         Key employees of ISIS include Gary S. Murray, Chairman of the Board of Directors, and John C. Antenucci, Acting Chief Executive Officer. ISIS has entered into an employment agreement with Mr. Antenucci and a services agreement with Mr. Murray that expire in September 2003 and June 2003, respectively. Both agreements contain a non-compete provision that restricts Mr. Antenucci and Mr. Murray from, for one year following his termination date unless otherwise approved by us, performing work either that is in backlog for PlanGraphics or that PlanGraphics is pursuing. Competition for personnel is intense, and there can be no assurance that ISIS can retain its key personnel or that it can attract, assimilate or retain other highly qualified personnel in the future. The loss of key personnel, especially without advance notice, or the inability to hire or retain qualified personnel, could have a material adverse effect on our business, financial condition and results of operation.

Delinquent reporting under the Securities Exchange Act of 1934 may delay future financings and may result in the NASD removing our shares from the Over-the-Counter Bulletin Board.

         We were delinquent in filing our Annual Report on Form 10-KSB for the fiscal year ended September 30, 2000. Our delinquency in filing certain reports as required by the Securities Exchange Act of 1934 prohibits us from using a short-form registration statement on Form S-3 to register shares of our common stock until we are in compliance with Securities Exchange Act filing requirements for a period of at least twelve calendar months immediately preceding such registration statement filing. Our inability to use a short form registration statement may delay future financings. In addition, an extended delay in filing our periodic reports could cause the NASD to remove us from the Over-the-Counter Bulletin Board. If our common stock is not traded on the Over-the-Counter Bulletin Board and, instead is traded on the "pink sheets" maintained by the National Quotation Bureau, the ability of stockholders to sell their ISIS common stock may be impaired.

The United States penny stock rules may make it more difficult for investors to sell their shares.

         Shares of the Company's common stock are subject to rules adopted by the Securities and Exchange Commission regulating broker-dealer practices in connection with transactions in "penny stocks." These rules require that prior to effecting any transaction in a penny stock, a broker or dealer must give the customer a risk disclosure document that describes various risks associated with an investment in penny stocks, as well as various costs and fees associated with such an investment. It is possible that some brokers may be unwilling to engage in transactions involving shares of the Company's common stock because of these added disclosure requirements, which would make it more difficult for a purchaser in this offering to sell his shares.


                                 USE OF PROCEEDS

         The maximum gross proceeds that we may receive from the rights offering are estimated to be $2,800,000, assuming a price of $.035 per share, before deducting the offering expenses. The offering expenses of this offering are estimated to be $125,000. The gross proceeds will be used as follows if 100%, 75% or 50% of the maximum offering is sold:

                                                           100%         75%          50%
                                                       ----------   ----------   ----------
Funds available: ...................................   $2,800,000   $2,100,000   $1,400,000
                                                       ==========   ==========   ==========
Proposed uses:
  Additional costs of this offering:
               Registration, filing & related fees .   $   10,000   $   10,000   $   10,000
               Legal fees ..........................       50,000       50,000       50,000
               Accounting fees .....................       25,000       25,000       25,000
               Printing fees .......................       20,000       20,000       20,000
  Escrow agent and transfer agent fees .............       20,000       20,000       20,000
  Payment of arbitration award .....................      350,000      350,000      350,000
  Payment of accounts payable to service contractors      180,000      180,000      180,000
  Repayment of note to HumanVision L.L.C ...........      115,000      115,000      115,000
  Repayment of note to BDO Seidman, LLP ............       58,500       58,500       58,500
  Payment of accounts payable to PlanGraphics ......      800,000      800,000      350,000
  Unallocated working capital ......................    1,171,500      471,500      221,500
                                                       ----------   ----------   ----------
Total: .............................................   $2,800,000   $2,100,000   $1,400,000
                                                       ==========   ==========   ==========

         We have approximately $180,000 outstanding beyond customary terms in accounts payable to our service providers. These services include printing, communications, investor relations, legal and accounting. We expect to bring these accounts payable current with a portion of the proceeds received in this offering.

         As of July 31, 2001 we owed PlanGraphics approximately $800,000 for expenditures made on behalf of ISIS, its parent, over the four years since ISIS acquired 100% of PlanGraphics' stock, that include salaries, benefits, litigation expenses, bookkeeping expenses, insurance, legal fees, accounting fees, rent, utilities, communications and other common business expenses. We expect that sum to increase approximately $20,000 to $30,000 per month reflecting business expenses unrelated to the offering. Depending on whether this offering is fully subscribed, we estimate that we will reimburse PlanGraphics up to $800,000 from proceeds received in this offering. The amounts payable to PlanGraphics will become available to it as working capital.

         As of August 15, 2001, we owe BDO Seidman, LLP $58,500 plus interest pursuant to a promissory note dated February 15, 2001 for accounting services. The promissory note requires payment of approximately $13,000 per month. The balance outstanding shall be paid from the proceeds of this offering either in a lump-sum or from working capital through the balance of the term of the promissory note.

         We owe HumanVision L.L.C., a related party, an aggregate of $115,000 pursuant to promissory notes dated February 2, 2001 and May 15, 2001. Pursuant to a First Amendment to Promissory Notes, the balance of outstanding principal and accrued and unpaid interest of the notes automatically converts to shares of ISIS common stock at the lower of $0.07 per share or the price per share of the rights offered to existing shareholders, on February 3, 2002 and May 16, 2002, respectively.

         In a final arbitration decision dated April 20, 2000, we were ordered to pay $330,000 to our former chief financial officer for severance compensation and fees and expenses related to arbitration. The outstanding amount owed on that award including interest and expenses is approximately $350,000.

         The unallocated working capital will be used for general corporate and working capital purposes.

                                    BUSINESS

Business Development

         Integrated Spatial Information Solutions, Inc. ("ISIS") was incorporated as DCX, Inc., a Colorado corporation, on December 8, 1981. At that time, we operated in the custom design and contract manufacture of aircraft-related electronic cable assemblies. As DCX, Inc., we operated principally under contracts to defense contractors for United States Department of Defense acquisition programs and military aircraft maintenance support. At that time, we provided engineering design, prototype development, testing and manufacture of medium and high technology electronic cable assemblies, wire harnesses, electromechanical devices, and test equipment for aircraft maintenance applications.

         On September 22, 1997, we acquired all of the outstanding shares of PlanGraphics, Inc., a professional services information technology company that specializes in the design and implementation of spatial data management systems commonly referred to in our industry as geographic information systems, or "GIS" for short. PlanGraphics, which was incorporated in 1979 in the state of Maryland, has its headquarters in Frankfort, Kentucky.

         Effective as of September 30, 1997, we sold our DCX, Inc. defense electronics manufacturing assets. On June 29, 1998, we changed our name from DCX, Inc. to Integrated Spatial Information Solutions, Inc. Our principal business is now carried out through our wholly owned subsidiary, PlanGraphics, Inc. PlanGraphics provides business-based solutions to the information management needs of federal, state and local governments, public and investor owned utilities, and commercial enterprises where locational or "spatial" information is mission critical. PlanGraphics services clients through the definition, design, implementation and operation of e-services and other computer-based solutions.

         Since we operate primarily through our wholly owned subsidiary, PlanGraphics, we will often use pronouns such as "we," "us," and "our" in this prospectus to refer to the Company and our subsidiary, PlanGraphics, Inc.

Business

Introduction

         In most business settings today, computers are utilized for three general purposes: word processing, data management and spreadsheets. For science and engineering applications, computers have also become critical in alpha-numeric analysis and design. Within the last 30 years, a new application of computer technology has transformed the application of computer science to cartography, geography, planning and engineering by both government and private industry. Known as "Geographic Information Systems" or GIS, this application combines geography, computer cartography and data management into one tool.

         GIS provides a means for managing and analyzing information by relating the geographic location of a feature or event to other descriptive information. GIS software allows information, in both graphic or map information and alphanumeric data to be combined, segregated, modeled, analyzed and displayed.

         Once largely limited to local and state government agencies and large utilities responsible for land and physical asset management, the use of GIS and other spatial information systems has become widespread. While government organizations still build and maintain GIS systems to analyze, plan and regulate land use and natural resources, and utilities continue to use GIS to track and maintain their physical assets, other uses of GIS have become both more common. For example, GIS is being used by utilities to acquire and retain high margin customers, to analyze demographic attributes of potential customers and match the results with facility capacity, and to identify where facility capacity needs to be expanded. State and local governments use the technology for dispatching police and fire resources, responding to catastrophic events, insuring parity in tax appraisals and locating facilities in areas suitable for development.

         In a January 2001 press release, International Data Corporation of Framingham, Massachusetts, estimated that the worldwide spatial information management market reached $1.08 billion in 1999 and would reach $2.1 billion per year by 2004. These numbers are exclusive of the demand of government and commercial enterprises to have higher levels of web access and capability for their information assets - a large portion of which have locational or spatial components. Spatial and data management applications and services have become information technology decision-making tools for utilities, local and state government agencies, and land and resource management organizations. They are used in a wide range of applications, including land management, mineral exploration, crop management and forecasting, environmental remediation, military planning and surveillance, infrastructure development and construction, and business market analysis.

         Such applications and services are part of a broader market, information systems and the information systems consulting market. In an article in Washington Technology, published February 19, 2001, Gartner DataQuest of Stamford, Connecticut, estimated the market for e-government solutions would increase from $1.9 billion in 2001 to $6.5 billion per year in 2005. Similarly, in U.S. and Worldwide Markets and Trends, 1996-2003, found in International Data Corporation's publication

#W18902, International Data Corporation projected that consulting service revenue would grow 14.8% per year, reaching $55 billion by 2003. With the anticipated growth in the IS market, we have decided to expand the services we offer to meet the growing information and systems integration needs of public and private enterprises by leveraging our e-services capabilities and specialization in spatial information systems.

         We believe that the information services and technology markets are undergoing structural changes with an increasing frequency of outsourcing of many technological and operational functions. These changes create demand for high quality technology advisory services, project design and management and professional services.

Overview of Operations

         We are independent management consultants who develop GIS and information technology solutions to meet the specific needs of our clients. We do not make the software, but we fill a wide variety of roles to make state-of-the-art software work for a particular organization. We are fully integrated GIS implementers providing our clients with business-based total information technology solutions.

         We serve as architects who work closely with the client to conceive an appropriate solution, whether it be a new computer application, an entire information system, or a fundamental reworking of an existing system. For example, we are helping the Sacramento County, California Assessor's Office transform the way it manages parcel and property ownership data.

         We function as design engineers who define and refine specifications for an information system and lay out pragmatic, cost-effective ways to achieve a solution. For example, we are designing and building a spatial data warehouse for New York City that provides internet-enabled access and applications to a wealth of city data.

         We serve as general contractors who manage the work of several types of vendors, including software and data conversion vendors. We guide clients through the process of acquiring technology, installing networks and building and integrating databases to increase the value of their geographic and spatial information. For example, we are working as a system and data integrator for the Metropolitan Sewerage District in Madison, Wisconsin, building on the information assets of other jurisdictions in the service area and developing GIS applications specific to the sewerage district.

         We function as facility managers, providing on-site professionals who manage and bring technical experience to operate and maintain information systems. For example, we have had an on-site team providing data preparation and quality control for a massive data conversion project for Rhode Island's Providence Gas Company and we are the GIS project manager to the City of Columbus, Ohio Department of Technology.

         We serve as auditors of information systems. We look for improvements to existing systems and keep up with ever-changing technology to ensure that clients are always on the cutting edge of the best practices in the industry. For example, we facilitated the preparation of a statewide strategy for spatial information within the state of Oregon.

         In short, we build and transform legacy systems into systems that provide solutions emphasizing the value of locational data. We extend departmental databases into enterprise assets. We take concepts involving data about places, time, people and things and build practical, cost-effective capabilities that can enable a workforce to better meet the needs and demands of its customers. Although we perform these various functions and services, management views our operations as one business segment.

         Our Sales and Marketing Concept

         We conduct our business development using a principal selling model. In doing so, we draw on PlanGraphics' president and practice managers who manage business units and have sales responsibility. Each of the practice managers is supported by a number of executive consultants who have both business development and executive level service delivery responsibilities. We also develop business and follow-on assignments through our project managers. In addition, we maintain business alliances with suppliers of software, data and professional services, including among others, Oracle, ESRI and Space Imaging.

         Our customer service philosophy is to fully understand our customers' needs so that we are able to deliver a high level of value-added services and after-sales support. We believe that highly differentiated customer service and technical support is a key competitive asset. Because both GIS and the Internet are evolving and complex, customers require significant technical support. Consequently, we have developed proprietary methodologies that assure consistency in performance and attain maximum customer satisfaction through attention to customer communication and technical expertise.

We continually monitor our customer service strategy through customer satisfaction surveys, frequent contact with the executive consultants and oversight by practice managers and our senior management.

Business Objectives and Milestones

         We intend to grow our presence in the information services industry by building on the reputation and specialty skills of our subsidiary, PlanGraphics, and to achieve growth rates through proper capitalization at rates that are equal to or in excess of industry growth rates.

         We also believe that there is a market opportunity to consolidate information services and technology companies thereby transforming us into a full service information technology services company with a specialized capability that is proactive in spatial information systems. We further intend to exploit these market opportunities and to increase revenues by acquiring companies with capabilities complementing and enhancing our current services offered to potential clients.

Competition in our Markets

         The spatial information management and technology market includes GIS and is divided into two broad categories: the government sector, which includes agencies at all levels and is presently the larger of the two categories; and the commercial sector.

     The markets in which we operate are highly competitive and can be significantly influenced by marketing and pricing decisions of competitors that have substantially greater resources. We believe that competition will intensify in the future. Our ability to compete successfully depends on a number of factors including:

o    Market presence and geographic coverage;

o    Reputation for reliability, service and effective customer support;

o Breadth and depth of expertise, independence, and sensitivity to the client's requirement for responsiveness and timeliness; and

o    Ability to react to changes in the market and industry and economic trends.

We believe we compete effectively on the basis of breadth and depth of expertise, independence, and sensitivity to the client's requirement for responsiveness and timeliness.

Proprietary Rights

         We rely on general copyright, trademark and trade secret laws to protect our methodologies, prior work and technology. ISIS and PlanGraphics have registered their names and trademarks in the United States and Canada. PlanGraphics has developed and maintains a proprietary methodology for conducting its business. This methodology and certainmarketing, customer and prospect data are maintained and handled as trade secrets and are protected by policy and employment agreements. It is also our policy to require employees, consultants and, when possible, suppliers to execute confidentiality agreements upon the commencement of their relationships with us.

Employees

         Presently we employ 57 full-time employees and 21 part-time employees. Five of our employees are in executive management and three have practice management responsibilities. An additional eight employees are executive consultants. We employ three individuals dedicated to sales. 28 employees serve in varying capacities as consultants and system developers and 21 others are paid only for the time billable to clients.

         Administrative support consists of accounting, human resources and creative services. Two executive managers and five staff members are involved in accounting services and human resources. An additional five individuals are assigned to creative services and are available to support consulting projects as well as marketing and sales.


                             DESCRIPTION OF PROPERTY

         Our corporate executive offices are located in Parker, Colorado. We lease commercial property in the following locations:


    Location               Property Leased        Approximate Size        Number of Employees
    --------               ---------------        ----------------        -------------------

Frankfort, Kentucky        land and a building    20,500  square feet     32

Parker, Colorado           office space           350 square feet          1

Silver Spring, Maryland    office space           3,854 square feet        15 (An additional 23
                                                                           work in Providence,
                                                                           Rhode Island at a client
                                                                           site)

Newport Beach, California  office space          600 square feet           3

Newark, New Jersey         office space          1,200 square feet         4

         The length of our leases vary from one to five years. We believe that such properties are adequate to meet our current needs. Were any of the existing leases terminated, we believe that there are affordable alternate facilities available and such action would not have a material adverse effect on our business.
                                LEGAL PROCEEDINGS

         ISIS was the respondent in an arbitration claim brought by our former chief financial officer filed in August 1999 with the American Arbitration Association in Jacksonville, Florida. He claimed that he was constructively discharged from ISIS and sought severance compensation equal to three years' compensation, an amount that he argued was provided for in his employment agreement. We asserted that he resigned and was not constructively discharged and, accordingly, was not entitled to severance compensation. The case was arbitrated in February 2000. In a final decision dated April 20, 2000, the arbitrator awarded the former officer $330,000 in separation payments, fees and expenses. All costs incurred by ISIS associated with the arbitration award were expensed as of June 30, 2000. On July 18, 2000, we filed an appeal of the award with the State Circuit Court for Duval County, Florida. The appeal was not sustained. It is anticipated that the outstanding amount owed on the award including interest and expenses will be paid out of the proceeds of this offering.

         We are engaged in various litigation matters from time to time in the ordinary course of business. In the opinion of management, the outcome of such litigation will not materially affect the financial position or results of operations of ISIS.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS

         The following discussion should be read together with ISIS's financial statements and accompanying notes included elsewhere in this prospectus. Financial information for each of the two years in the period ended September 30, 2000 has been derived from audited financial statements. Financial information for the nine months ended June 30, 2001 and 2000 has been derived from unaudited financial statements.

                               Financial Condition

Going Concern

         In connection with their audit report on our consolidated financial statements as of and for the year ended September 30, 2000, BDO Seidman, LLP, our independent certified public accountants, expressed substantial doubt about our ability to continue as a going concern because of recurring net losses and negative cash flow.

         The audited financial statements contained in this prospectus show $17.7 million being invested in or contributed to the company since its inception. Our stockholders' equity has declined to approximately $3.2 million as a result of a cumulative deficit of $14.5 million, which includes non-cash charges of $684,000 during the fiscal year ended September 30, 2000, and cumulative non-cash charges of approximately $2.7 million since October 1, 1997. Our operations are not currently profitable, although PlanGraphics, when viewed on a stand-alone basis, has experienced breakeven or better levels of profitability since June 30, 2000, exclusive of extraordinary expenses including those associated with defending a non-compete agreement.

         We require additional funds to bring current our accounts payable, to satisfy our obligations to a former officer as a result of an arbitration award, to repay PlanGraphics for funds advanced in the normal course of business and for working capital through the fiscal year ending September 30, 2002. PlanGraphics requires funds in excess of the amounts due from the parent organization to provide working capital for operations and growth of its business.

         The minimum level of funding that we require to meet the aforementioned funding requirements for ISIS is approximately $1.4 million. Management intends to raise approximately $2.8 million through this rights offering. In addition, management may seek additional and extended lines of credit. Our continued existence is uncertain if we are not successful in obtaining outside funding in an amount sufficient for us to meet our working capital requirements as we resume internal growth.

         To address our immediate needs for cash and liquidity, we have entered into a number of formal and informal agreements with vendors and professional service providers to extend the terms on payables currently due. Our accounts payable to trade is approximately $135,877 which includes $104,416 beyond standard terms and $34,590 in payables covered by informal agreements with three of our vendors. We also have a short-term note payable with our independent auditors, BDO Seidman, LLP, that is dated February 15, 2001 and had a balance of $91,000 at June 30, 2001. PlanGraphics has accounts payable to trade, subcontractors and vendors of approximately $1,113,982 of which $435,110 is beyond 30 days. It has a short-term note with Evans, Mechwart, Hambleton & Tilton, Inc. dated November 7, 2000 with an outstanding balance of $119,280. PlanGraphics has informal agreements with an additional eight vendors and subcontractors for a total of $300,960.

         We also have reduced or delayed expenditures on items that are not critical to operations. On May 31, 2001, PlanGraphics obtained a line of credit with Branch Banking and Trust Company to replace the line of credit with National City Bank of Kentucky that expired on April 30, 2001. The new line of credit will expire on February 2, 2002. Furthermore, during the course of the fiscal year ended September 30, 2000, we were able to reduce monthly cash flows in excess of $27,000 per month after we made final payments to our former chief executive officer and to a former shareholder of PlanGraphics as well as "right"-sized our office leases.

         We also will continue to consider periodically the sale of our interest in Jobsview.com LLC, held by PlanGraphics. The 7.9% ownership interest of this entity is valued at our original investment cost of $56,400 on the PlanGraphics balance sheet. Sales during calendar year 2000 of equity by Jobsview.com would value our holdings at approximately $480,000. No sales subsequent to calendar year 2000 have occurred. We note that the value of our holdings may be significantly less then the aforementioned amount. Efforts to conserve and develop new sources of cash and equity are complimentary of the improved operating performance of our operating subsidiary during the past two quarters. We anticipate the improved results to continue through the remainder of 2001 as a result of increased contract backlog and assignments as discussed below.

         Although management believes that there is a reasonable basis to believe that we will successfully raise the needed funds through equity and debt financing, no assumption can be made that we will be able to raise sufficient capital to sustain operations or that the subsidiary business will be able to achieve a level of profitability sufficient to carry the parent company's operating expenses. Even though we have successfully obtained working capital in the past by extending our line of credit and raising funds through private placements, there can be no assurance that we will be successful in the future.

Cash Flow

         As of June 30, 2001 we had a net working capital deficit of $1,270,486 as compared to a net working capital deficit of $1,017,997 at June 30, 2000. This increase in working capital deficit resulted primarily from the operating loss offset by funds from the private placement received in the fiscal quarter ended December 31, 2000.

         In the nine months ended June 30, 2001, we used net cash of $259,944 in operations, as compared to $550,136 used in operations in the nine months ended June 30, 2000. The reduction in cash use was primarily related to the decreased operating loss coupled with the increase in accounts receivable offset by changes in several other operating asset and liability accounts. We expect to continue to have operating cash flow deficiencies for the near future as we develop and expand our business.

         In the nine months ended June 30, 2001, net cash used in investing activities was $10,889 as compared to $92,461 of net cash used in investing activities in the nine months ended June 30, 2000. Decreased equipment purchases accounted for the change.

         We generated net cash of $257,605 from financing activities in the nine months ended June 30, 2001, as compared to net cash of $413,729 in the nine months ended June 30, 2000. Due to decreases in losses and improved operations, cash flow improved to allow for a reduction in the sale of common stock in the current period. Cash provided by the issuance of common stock decreased by $312,610 in the current period.

Capital Resources

         As of September 30, 2000, we had lease payment commitments through 2005 of $2,403,075, that will require total annual payments of approximately $572,434 during the fiscal year ending September 30, 2001 as compared to $655,000 for the fiscal year ended September 30, 2000. Of the required payment amount for the current fiscal year, approximately $351,618 is for capital lease obligations and $220,816 relates to operating leases. Management believes normal operating cash flows are adequate to fund these payments. (See also Note 6 to the September 30, 2000 Financial Statements.) We consider our facilities adequate to support anticipated sales and operations for the next several years; accordingly, no major commitment for additional facilities expansion has been entered into for the year ending September 30, 2001. In recent years, however, we have transitioned to smaller and less expensive space when possible. Were any of the existing leases to be terminated we believe that there are affordable alternate facilities available and such action would not have an adverse impact.

         Since entering the information technology sector in 1997, we have funded our operations and working capital needs primarily through the public and private placement of our equity securities. In addition, a portion of our capital expenditures has been financed through capital lease obligations payable to financial institutions. We have also on occasion borrowed limited amounts from John C. Antenucci, our acting chief executive officer and Gary Murphy, PlanGraphics' chief financial officer in order to fund temporary working capital requirements. At June 30, 2001 there was no balance outstanding to them and we owed $115,000 to an entity controlled by a director.

         During the fiscal year that ended September 30, 2000, we issued 1,658,452 shares of common stock through two private placements in consideration of approximately $463,000 in gross proceeds. In connection with these sales, we also issued warrants to purchase 1,232,452 shares of common stock with varying expiration dates. The warrants are all immediately exercisable and 630,000 are valid for three years and have an exercise price of $.50 per share and 806,452 are valid for five years and have an exercise price of $0.65 per share.

         In October 2000, we completed the sale of another private offering to accredited investors and officers and directors. Pursuant to that offering, we issued 580,000 shares of common stock for gross proceeds of $145,000. We also issued 290,000 warrants to purchase common stock at a price of $0.50 per share, such warrants being exercisable for three years from the date of issue.

          On February 9, 2001 we borrowed $75,000 from an entity controlled by one of our directors and executed a convertible promissory note. On May 15, 2001 we borrowed an additional $40,000 from the same entity. The proceeds from these borrowings were used to meet certain working capital requirements. On May 31, 2001, PlanGraphics obtained a $500,000 line of credit from Branch Banking and Trust Company to replace the line of credit with National City Bank of Kentucky that expired on April 30, 2001. The expired line of credit had been extended to June 11, 2001 and was paid in full on June 1, 2001. The new line of credit will expire on February 2, 2002.

         As of June 30, 2001, we had minimal cash and cash equivalents. Our management team estimates that, based upon current expectations for growth, we will require additional funding of up to $2.5 million for the recapitalization of the company and the execution of our current business plan, including the financing of our anticipated capital expenditures, operating losses and the evaluation of acquisition targets. Our management team believes that our current operating funds along with the additional funds generated by the pending shareholder rights offering will be sufficient to fund our cash requirements through September 30, 2002. The Company's long-term liquidity requirements may be significant in order to implement its plans. There can be no guarantee such funds can be secured.

Operations Outlook

         We believe that information technology, which includes geographic information systems or "GIS," continues to be a global market that is rapidly evolving and becoming the basis for a myriad of new applications and services to solve customer problems and creating additional markets. We also believe the potential gross profit margins in information technology are much higher than we presently experience and we are working to grow the spatial data management and integration solutions of our GIS business base according to forward looking statements in our business plan, augmenting growth to be achieved through acquisitions.

         PlanGraphics had work backlog and assignments of approximately $9.3 million as of June 30, 2001 and $8.6 million as of September 30, 2000, compared to $7.1 million of work backlog and assignments as of June 30, 2000 and $5.4 million as of September 30, 1999. Of the $9.3 million, approximately $8.4 million is expected to be completed within 12 months. Revenue from existing backlog and assignments will be recognized through the fiscal year ending September 30, 2002. PlanGraphics reports backlog based on executed contracts. Assignments include contract awards where documentation is pending or task orders based on existing indefinite quantity contract vehicles. A typical contract, standard for the industry, includes terms that permit termination for convenience by either party with 30 days prior notice. Most of our orders are from existing or previous customers with whom we have a good relationship. Therefore, we do not anticipate cancellation of such contracts or order assignments.

         Currently, we plan to grow internally and through acquisitions. We have made substantial progress in positioning PlanGraphics as a provider of Internet-accessible data repositories and warehouses that leverage spatial data. Several of our current assignments and a material portion of our contract backlog and assignments are associated with these initiatives. Furthermore our past marketing investments in China continue to yield results measured by the increased sales of Ikonos imagery, current and anticipated projects funded by the World Bank and a number of alliances and business partner arrangements that have been consummated. In addition, we have taken specific steps to position our company for additional acquisitions including reorganizing our corporate governance and management structure and the retention of third party advisors and investment bankers.

         Our management team believes that we have the capacity to address the immediate needs for cash and liquidity through an aggressive approach on a number of fronts. We have entered into a number of formal agreements and promissory notes as well as informal agreements with vendors and professional service providers to extend the terms on payables currently due. We have reduced or delayed expenditures on items that are not critical to operations. For instance, the new line of credit available to PlanGraphics expires February 2, 2002.

         We also periodically consider the sale of our interest in Jobsview.com L.L.C., held by PlanGraphics. The 7.9% ownership interest in Jobsview.com is valued at the investment cost of $56,400 on the PlanGraphics balance sheet. Recent sales of common stock by Jobsview.com during fiscal year 2000 would value our holdings at approximately $480,000. Efforts to conserve and to develop new sources of cash and equity are complimentary to the improved operating performance of PlanGraphics during the past two quarters. We anticipate the improvement to continue through the remainder of 2001 and to be accompanied by positive cash flows.

                              Results of Operations

                                 9 Months Ended June 30      Years Ended September 30
                                  2001           2000           2000          1999
                                  ----           ----           ----           ----
Statement of Operations
Information:                  (unaudited)    (unaudited)
Revenues                     $ 5,590,343    $ 4,515,147    $ 6,048,570    $ 7,990,808
Cost and expenses              6,420,009      6,716,207      8,624,384      9,529,713
Net loss                        (829,666)    (2,201,060)    (2,575,814)    (1,538,905)

Balance Sheet Information:
Total Assets                   7,684,468      7,777,419      7,731,880      9,156,604
Total current liabilities      4,922,415      2,498,778      2,819,956      2,192,935
Working capital               (1,270,496)    (1,017,997)    (1,240,722)       251,802
Shareholders Equity            2,762,053      3,542,820      3,199,707      4,947,579

Result of Operations for the Nine Months ended June 30, 2001

Revenues

         Revenues for the nine months ended June 30, 2001 were $5,590,343, a 24% increase from $4,515,147 for the nine months ended June 30, 2000. This is an increase of $1,075,196 over the same nine-month period from 2001 to 2000 and resulted entirely from the geographic information systems activities of PlanGraphics. Management believes that revenues were constrained by delays encountered in the start up of contracts and work assignments awarded in the fiscal quarters ended September 30, 2000 and December 31, 2000. As a consequence, delays of unexpected length impacted our revenue generation in previous quarters. Notices to proceed were obtained for most of the delayed assignments by mid-December 2000. Accordingly, we are now experiencing increases in revenue and expect to see further revenue increases in the ensuing quarters.

Costs and Expenses

         Our total operating costs and expenses for the nine months ended June 30, 2001 amounted to $6,162,439 or 110% of revenues. In the same period in 2000, our total operating costs and expenses were $5,914,195 or 131% of revenues. This year's costs reflect a $248,244 or 4.2% increase in operating costs from the same period in 2000. This increase is due to increases in direct contract costs and costs including increased fees for audits, investment banking and shareholder communications. Operating costs for PlanGraphics for the nine months ended June 30, 2001 were $5,254,263 or 94% of revenues, an increase of 4.2% from $5,039,380 incurred during the same period in 2000.

Net Loss

         Our net operating loss for the nine months ended June 30, 2001 decreased by $826,952 or 59% from last the operating loss of $1,399,048 for the same period in 2000. In addition to the reductions of operating costs and expenses, this decrease reflects a 5% reduction in interest expenses and no charges associated with litigation as was the case in the prior period. Our subsidiary, PlanGraphics, had net operating income for the nine months ended June 30, 2001 of $336,079 compared to net operating loss of $524,233 for the same period in 2000. Management believes PlanGraphics will continue its nine-month trend of positive cash and profitability.

         ISIS's interest expense increased by $68,171 over the prior year as a result of a $75,000 interest expense associated with the accretion of debt discount in connection with the beneficial conversion feature of the convertible promissory notes to HumanVision, L.L.C. This interest charge was offset by a small decrease in the average outstanding balance of PlanGraphics' line of credit as compared to the same period in 2000 and lower interest rates. Other income increased slightly to $60,344 from the prior year total of $34,248 principally as a result of improved commissions received from company travel transactions. No preferred stock dividends were paid in the current period as there was no preferred stock outstanding at June 30, 2001. The total net loss, attributable to holders of common stock, of $829,666 for the current period, a decrease of 63% or $1,389,396 from the same period last year, resulted principally from reduced operating losses and from the absence of litigation settlement costs of $589,432 that were reported in the prior year.

Contract Backlog

         We have a backlog of GIS contracts and work assignments amounting to approximately $9.3 million, compared to $7.01 million at June 30, 2000 and $8.6million at September 30, 2000. We expect this 31% increase in backlog over the prior year to be reflected as increased revenue and profitability in the ensuing quarters as approximately $8.4 million is expected to be completed within twelve months.

Result of Operations for the Year Ended September 30, 2000

Revenues

         Our revenues decreased $1,942,238 or 24% from $7,990,808 for the fiscal year ended September 30, 1999 to $6,048,570 for the fiscal year ended September 30, 2000. We believe this decrease was related to the delay of contract awards and work assignments that were held in abeyance due to distractions caused by Year 2000 issues. The delays impacted our revenue generation on projects because we typically encounter some lag time finalizing contractual arrangements and arranging needed resources before we are able to begin work. The Year 2000 effect on us was a large decrease in revenue.

         Accounts receivable balances at September 30, 2000 and 1999, include both billed receivables and work-in-process. The payment terms on accounts receivable are generally net 30 days and collections generally average 45 to 60 days after invoicing. The actual collection period is consistent with industry experience with clients in the public sector. While this results in an elevation and aging of the billed accounts receivable balance, our history reflects consistent collectibility of the receivable balances. Work-in-process represents work that has been performed but has not yet been billed. This work will be billed in accordance with milestones and other contractual provisions. The amount of unbilled revenues will vary in any given period based upon contract activity.

Costs and Expenses

     The costs and expenses for the fiscal year ended September 30, 2000 amounted to $7,826,655, a decrease of $1,462,495, compared to $9,289,150 for the fiscal year ended September 30, 1999. Significant reductions in costs and expenses were primarily related to adjustments responding to decreased operating levels. We reduced direct contract costs by approximately $684,306, salaries and benefits by approximately $482,394, and general and administrative expenses by approximately $556,515.
Net Loss

         Our operating loss for the fiscal year ended September 30, 2000 was $1,778,085 compared to $1,298,342 for 1999, a reduction in operating losses of $479,743. This reduction is a result of reduced revenues offset by cost savings in direct contract costs, salaries and benefits and general and administrative expenses.

         Interest expense was reduced by $104,264 to $330,004 in 2000 as compared to $434,268 during 1999, a decrease of 24 percent. The decrease is attributable to an overall reduction of interest bearing debt. Other income increased over the prior year total by $33,900 or 40 percent as a result of increased miscellaneous income.

         Our net loss for the fiscal year ended September 30, 2000 was $2,593,816 compared to $1,057,779 for 1999, an overall increase of $1,518,035.
The increased losses for 2000 were primarily due to $589,432 of losses on litigation settlements described in Note 11 to the September 30, 2000 financial statements as compared to a gain of $414,312 that we experienced for litigation settlements in 1999. Net loss attributable to common stockholders amounted to $2,593,816 for the fiscal year ended September 30, 2000 as compared to $1,094,502 in the prior year. Preferred stock dividend expense amounted to $18,002 for fiscal year 2000 compared to $36,723 in fiscal year 1999.

Subsequent Events

         On May 15, 2001, we issued a promissory note in favor of HumanVision, L.L.C., a related party, in the principal amount of $40,000. Pursuant to a First Amendment to Promissory Notes, the balance of outstanding principal and accrued and unpaid interest of the note automatically converts to shares of ISIS common stock at the lower of $0.07 per share or the price per share of the rights offered to existing shareholders on May 16, 2002. Such shares that may be issued on conversion of the promissory note will be "restricted" as defined in Rule 144 promulgated under the Securities Act of 1933, as amended.

         On May 31, 2001, PlanGraphics obtained a line of credit from Branch Banking and Trust Company in the maximum principal amount of $500,000. This line of credit, which replaces the National City Bank of Kentucky line of credit, expires on February 2, 2002. The Branch Banking and Trust Company line of credit is collateralized by PlanGraphics' accounts receivable and general intangibles and a pledge of a $325,000 Branch Banking and Trust Company account held by HumanVision, L.L.C.

         On February 9, 2001, the board of directors ratified a loan of $75,000 from HumanVision L.L.C, a related party, in exchange for a promissory note dated February 2, 2001. The funds were to be used for certain specified working capital requirements. Pursuant to a First Amendment to Promissory Notes, the balance of outstanding principal and accrued and unpaid interest of the note automatically converts to shares of ISIS common stock at the lower of $0.07 per share or the price per share of the rights offered to existing shareholders on February 3, 2002. Such shares that may be issued on conversion of the promissory note will be "restricted" as defined in Rule 144 promulgated under the Securities Act of 1933, as amended.

         Also on February 9, 2001, the board approved a resolution authorizing us to provide to HumanVision, L.L.C. a security interest in the PlanGraphics' accounts receivable and subordinately, the ownership of PlanGraphics as further collateral for providing a standby letter of credit to collateralize an extension of PlanGraphics' line of credit with National City Bank of Kentucky and subsequently, Branch Banking and Trust Company. Subsequent to this transaction, National City Bank of Kentucky provided an extension of a $500,000 promissory note for PlanGraphics through June 11, 2001. Effective June 1, 2001, this promissory note was paid in full and substituted with a line of credit from Branch Banking and Trust Company.

         Historically, PlanGraphics' accounts receivable have been more than adequate to cover its line of credit and management believes that this will continue to be the case. Should PlanGraphics default on its line of credit with Branch Banking and Trust Company and should its accounts receivable be inadequate to cover its standby letter of credit with HumanVision L.L.C., ISSI may lose its interest in PlanGraphics which could result in the loss of the Company's sole source of revenue. HumanVision L.L.C. has not expressed an interest in obtaining the underlying collateral used to support the standby letter of credit.

         In November 2000, we announced that we entered into a Letter of Intent to acquire certain business assets of both Microhard Technology, Inc and Certified Professionals and Engineers, Inc. As a result of due diligence reviews we have decided to allow the Letter of Intent to lapse without a transaction. Both parties to the Letter on Intent have agreed to work together on a number of strategic and tactical initiatives and to revisit the acquisition discussions in the future.

         We received notification on November 15, 2000 that our appeal in State Circuit Court for Duval County, Florida of an arbitration award made to our former chief financial officer, Robert S. Vail was unsuccessful. The case was arbitrated in February 2000. In a final decision on April 20, 2000, the arbitrator awarded Mr. Vail a total of $330,000 plus expenses and interest that now total approximately $350,000. The arbitration award will be paid with the proceeds of this rights offering. (See Legal Proceedings on Page 10).
         Deferred Tax Valuation Allowance -- FY 2001

         We have net operating loss carry-forwards of approximately $10.1 million (See Note 3 to the Condensed and Consolidated Financial Statements in our Form 10-QSB for December 31, 2000). We have established a 100 % valuation allowance on the net deferred tax asset arising from the loss carry forwards in excess of the deferred tax liability. The valuation allowance has been recorded, as our management has not been able to determine that it is more likely than not that the deferred tax assets will be realized.

Effect of Recent Accounting Pronouncements

The pronouncements that may affect us in the current fiscal year are:

         In June 2001 the Financial Accounting Standards Board finalized FASB Statements No. 141, Business Combinations (SFAS 1421) and No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 142 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS 142 also requires that we recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS 142 applies to all business combinations initiated after June 30, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS 142, that we reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS 141.

         SFAS 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that we identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance on SFAS 142. SFAS 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. SFAS 142 requires us to complete a transitional goodwill impairment test six months from the date of adoption. We are also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS 142.

         The Financial Accounting Standards Board issued Statement on Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133, amended by SFAS No. 138, established standards for recognizing all derivative instruments including those for hedging activities as either assets or liabilities in the statement of financial position and measuring those instruments at fair value. This statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The adoption of this statement has had no material impact on our consolidated financial statements.

         We accounted for our previous business combinations using the purchase method. As of June 30, 2001, the net carrying amount of goodwill is $4,039,324 and other intangible assets is nil. Amortization expense during the nine-month period ended June 30, 2001 was $272,943. Currently, we are assessing but have not yet determined how the adoption of SFAS 141 and 142 will impact our financial position and results of operations.

         In March 2000, the Financial Accounting Standards Board issued Emerging Task Force Issue No. 00-2, "Accounting for Web Site Development Costs" ("EITF 00-2"), which was effective for all such costs incurred for fiscal quarters beginning after June 30, 2000. EITF 00-2 establishes accounting and reporting standards for costs incurred to develop a web site based on the nature of each cost. Currently, as we have no web site development costs, the adoption of EITF 00-2 had no impact on our financial condition or results of operations. To the extent we begin to enter into such transactions in the future, we will adopt the issue's disclosure requirements in the quarterly and annual financial statements for the year ending September 30, 2001.

         In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" ("FIN 44"), which was effective July 1, 2000, except that certain conclusions in this Interpretation which cover specific events that occur after either December 15, 1998 or January 12, 2000 are recognized on a prospective basis from July 1, 2000. This interpretation clarifies the application of APB Opinion 25 for certain issues related to stock issued to employees. We believe our existing stock based compensation policies and procedures are in compliance with FIN 44 and therefore, the adoption of FIN 44 had no material impact on our financial condition, results of operations or cash flows.

         In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements" which provides additional guidance in applying generally accepted accounting principles to revenue recognition in financial statements. SAB 101 is effective as of the fourth quarter of fiscal year ending September 30, 2001.

Management believes the adoption of this bulletin will have no material impact on our financial statements.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

         This prospectus covers our offer and sale of up to 80,000,000 shares of common stock, pursuant to the rights offering described herein. In our articles of incorporation, as amended, we are authorized to issue up to 2,000,000,000 shares of common stock, no par value, and 20,000,000 shares of preferred stock, par value $.001 per share, designated as cumulative convertible preferred stock. As of August 13, 2001, we had 19,606,525 shares of common stock outstanding. No shares of preferred stock are currently outstanding. All of the issued shares of common stock are fully paid and non-assessable.

         Under our articles of incorporation, all of the shares of common stock rank equally as to voting rights, participation in a distribution of assets of ISIS on a liquidation, dissolution or winding-up of ISIS and entitlement to dividends. The shareholders are entitled to receive notice of all meetings of shareholders and to attend and vote the shares at the meetings. Each share of common stock carries with it the right to one vote. Our common stock has no preemptive or conversion rights.

         In the event of a liquidation, dissolution or winding-up of ISIS or other distribution of our assets, the holders of the shares of common stock will be entitled to receive ratably and equally all of the assets of ISIS after we have paid out our liabilities. Distribution in the form of dividends, if any, will be set by ISIS's board of directors.

         We have never declared or paid dividends on our common stock. We do not anticipate paying any cash dividends in the foreseeable future as we intend to retain any future earnings to finance growth.


                             MARKET FOR COMMON STOCK

         Our common stock is traded on Nasdaq's Over-the-Counter Bulletin Board under the symbol "ISSS."

         The range of high and low sales prices per share for ISIS common stock as quoted (without retail markup or markdown and without commissions) on the Over-the-Counter Bulletin Board for the fiscal years ended September 30, 2000 and September 30, 1999, as well as for the first three fiscal quarters of the fiscal year ending September 30, 2001, is provided below. The figures shown below reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions:

                                  High Price          Low Price
                                  ----------          ---------
2001     Third Quarter               $0.17              $0.09
         Second Quarter              $0.24              $0.09
         First Quarter               $0.23              $0.14
2000
         Fourth Quarter              $0.38              $0.22
         Third Quarter               $0.81              $0.22
         Second Quarter              $0.81              $0.20
         First Quarter               $0.34              $0.20

1999
         Fourth Quarter              $0.38              $0.27
         Third Quarter               $0.44              $0.25
         Second Quarter              $0.66              $0.31
         First Quarter               $0.40              $0.30

On August 13, 2001, the last reported sales price of our common stock was $0.06.


                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

Security ownership of certain beneficial owners:

The following parties own more than five percent of our common stock as of August 13, 2001:

------------------------    ---------------------------------------   ----------
 Name and Address of        Amount & Nature of Beneficial Ownership   Percentage
  Beneficial Owner
------------------------    ---------------------------------------   ----------

Ausost Anstalt Schaan              1,433,4281                            7.3%
Landstrasse 163                    Sole dispositive and voting power
9494 Furstentum
Vaduz, Liechtenstein

Balmore S.A.                       1,379,6972                            7.1%
Trident Chambers, Road Town        Sole dispositive and voting power
Tortola, British Virgin Islands

(1) According to information on Schedule 13G/A filed with the SEC on November 13, 2000, Austost Anstalt Schaan, a corporation organized in Liechtenstein, holds 1,433,428 shares of ISIS Common Stock. Based on information received from Ausost Anstalt Schaan, Thomas Hackl, Representative, has sole voting control over the corporation.

(2) According to information on Schedule 13G filed with the SEC on November 13, 2000, Balmore S.A., a corporation organized in the British Virgin Islands, holds 1,379,697 shares of ISIS Common Stock. Based on information received from Balmore S.A., Gisela Kindle, Director, has sole voting control over the corporation.


Security ownership of management:

The directors and officers of ISIS own the following percentages of our common stock as of August 13, 2001:

------------------------    ---------------------------------------   ----------
 Name and Address of        Amount & Nature of Beneficial Ownership   Percentage
  Beneficial Owner
------------------------    ---------------------------------------   ----------

Jean M. Anderson                   114,000                               0.6%
Director                           Sole dispositive and voting power
c/o Integrated Spatial
Information Solutions
19039 East Plaza Drive,
Suite 245
Parker, Colorado 80134

John C. Antenucci                  1,824,302(1)                          8.5%
President and Director             Sole dispositive and voting power
c/o Integrated Spatial
Information Solutions
19039 East Plaza Drive,
Suite 245
Parker, Colorado 80134

Frederick G. Beisser               251,993(2)                            1.3%
Chief Financial Officer,           Sole dispositive and voting power
Secretary, Treasurer
andDirector
c/o Integrated Spatial
Information Solutions
19039 East Plaza Drive,
Suite 245
Parker, Colorado 80134

Raymund E. O'Mara                  337,261(3)                            1.7%
Director                           Sole dispositive and voting power
c/o Integrated Spatial
Information Solutions
19039 East Plaza Drive,
Suite 245
Parker, Colorado 80134

Gary S. Murray                     2,438,042(4)                         11.1%
Chairman and Director              Sole voting power
c/o Integrated Spatial
Information Solutions
19039 East Plaza Drive,
Suite 245
Parker, Colorado 80134

J. Gary Reed                       317,033(5)                           1.6%
Director                           Sole dispositive and voting power
c/o Integrated Spatial
Information Solutions
19039 East Plaza Drive,
Suite 245
Parker, Colorado 80134

All Directors and Officers         5,302,631                            21.3%
As a group (6 persons)
---------------

(1) Includes 551,427 shares of common stock issuable pursuant to the exercise of options and warrants and 13,000 shares of common stock owned by Mr. Antenucci's spouse, for which he is deemed to be a beneficial owner.

(2) Includes 179,093 shares of common stock issuable pursuant to the exercise of options and warrants.

(3) Includes 122,500 shares of common stock issuable pursuant to the exercise of options and warrants.

(4) Includes 195,000 shares of common stock issuable pursuant to the exercise of options and warrants. Also includes 848,709 shares of common stock, options to purchase 645,162 shares of common stock and warrants to purchase 405,000 shares of common stock owned by HumanVision L.L.C. Mr. Murray, as a member and sole manager, is a control person of HumanVision L.L.C.

(5) Includes 304,090 shares of common stock issuable pursuant to the exercise of options and warrants.

                         DETERMINATION OF OFFERING PRICE

         The board of directors of ISIS established an offering price per share of $.035 per share after considering several factors, including the current market value of the shares and the potential increase in the number of outstanding shares if the rights offering is fully subscribed. The board considered the desirability of discounting the price of the shares offered to the shareholders below the current market price to increase the attractiveness of the offering to the shareholders. The closing prices of the shares during the last ten days prior to the meeting of the directors on August 7, 2001 ranged from $.06 to $.10 per share.

         The board of directors also consulted with Brean Murray which provided information concerning the market valuation of shares of other publicly traded companies with business and performance characteristics similar to the Company. These characteristics included trailing twelve month (TTM) sales less than $10 million, net losses in excess of $1 million, current assets of less than $2 million, current liabilities in excess of $4.8 million and working capital less than $1 million. The review of 9,800 companies yielded 30 companies with comparable profiles in the services sector with a median market capitalization to TTM sales ratio of .37. Using this ratio, the market capitalization of ISIS would be approximately $2.6 million, or approximately $0.13 per share. The board concluded that these market comparisons confirm that the pricing at $.035 per share results in an attractive valuation for the shares offered to the existing shareholders and should serve as an incentive to the shareholders to acquire additional shares in order to avoid substantial dilution of their existing holdings.

                              PLAN OF DISTRIBUTION

General

         We are offering 80,000,000 shares of our common stock to our shareholders of record as of April 30, 2001 at $.035 per share in this rights offering. Any shares remaining after shareholders have exercised their basic and over-subscription rights may then be offered to non-shareholder investors identified by ISIS. We have not engaged an underwriter in connection with this rights offering. If the offering is fully subscribed, we expect to raise proceeds of approximately $2,800,000, before offering costs.

         Our officers and directors may solicit our shareholders to exercise their rights to purchase. These individuals will be acting solely on behalf of ISIS and neither ISIS nor the officers and directors will charge any fee or receive any commissions for the sales. Based on these facts, the officers and directors will not register as brokers or dealers.

         We have retained Brean Murray & Co., Inc. of New York, New York to assist us in structuring the rights offering and to provide other financial and business advisory services. For these services,

Brean Murray & Co. will receive warrants to purchase up to 2% of the shares of common stock outstanding after the rights offering. Such warrants will expire five years after the date of issuance and will be exercisable at a price equal to 110% of the exercise price of the rights.

         We have also retained Crossways Consulting Group of Palisades, New York to identify qualified investors to purchase any shares remaining after the current shareholders have exercised their basic and over-subscription rights, provide advisory services on the structure of the rights offering and make recommendations on the positioning and promotion of ISIS to domestic and international business opportunities. For these efforts, Crossways Consulting Group will receive warrants to purchase up to 2% of the shares of common stock outstanding after the rights offering. Such warrants will expire five years after the date of issuance and will be exercisable at a price equal to 110% of the exercise price of the rights.

Minimum Amount of Offering

         If the rights offering is fully subscribed, we expect to raise proceeds of approximately $2,800,000, before offering costs. The minimum amount needed by ISIS to complete the rights offering is $600,000. If that minimum amount is not reached by the expiration date, or the extended expiration date as described below, we will instruct the escrow agent to return any amount submitted by shareholders without interest or deduction as soon as practicable after the offering is terminated. Officers, directors and beneficial owners of 5% or more of ISIS common stock will be able to exercise their basic and over-subscription rights to purchase shares in order to reach the minimum.

Expiration of the Rights

         Shareholders may exercise their rights at any time before 5:00 p.m., Mountain Time, on ______, 2001, the expiration date for the rights, unless the expiration date is extended in the sole discretion of ISIS. If a shareholder does not exercise his or her rights before the expiration date, such unexercised rights will be null and void. We will not be obligated to honor the exercise of rights if we receive the documents relating to a shareholder's exercise after the expiration date of the rights, regardless of when such documents were transmitted. We may extend the expiration date for up to two additional 30 day periods by giving oral or written notice to the escrow agent on or before the scheduled expiration date. If we elect to extend the expiration date of the rights, we will issue a press release announcing the extension no later than 9:00 a.m., Mountain Time, on the business day before the most recently announced expiration date. The rights offering will not be extended beyond [105 days following effective date of registration statement].

Description of the Rights Offered

Basic Subscription Rights

         We are granting to our shareholders that are holders of record as of the close of business on April 30, 2001, non-transferable basic subscription rights to purchase up to 80,000,000 shares of our common stock, at a price of $.035 per share, for each share of common stock held on April 30, 2001.

         We will not issue fractional shares. We will round basic subscription and over-subscription rights up to the next whole share. The basic subscription and non-subscription rights are not transferable, except that the assignment by a record or nominee owner of shares to the beneficial owner will be permitted to the extent allowable under applicable state securities laws. A shareholder who does not participate in the rights offering will experience ownership dilution. A shareholder may purchase all or part of the shares to which the shareholder is entitled. Our officers and directors, in their capacity as shareholders, will have the same rights to purchase shares in the rights offering as other shareholders.

         Our directors and officers hold approximately 21% of our presently outstanding shares. We believe that they will exercise approximately 60% percent of their shareholder rights during this offering. We further expect that at least one of these officers and directors will elect to participate in over-subscription rights, if available.

         Shareholders cannot revoke their rights subscription certificates once submitted.

Over-Subscription Rights

         Shareholders who fully exercise their basic subscription rights will be offered over-subscription rights, subject to availability of shares and subject to proration, following the exercise of the basic subscription rights. Pursuant to the grant of over-subscription rights, shareholders who fully exercise their basic subscription rights will be entitled to purchase, also at $.035 per share, up to seven (7) shares of common stock for each share held on April 30, 2001 of the shares remaining available, if any, after exercise of the basic subscription rights by the other shareholders. In the event that more than the available number of shares are subscribed to in connection with the exercise of over-subscription rights, shares will be allocated pro-rata, based on the ratio that the number of shares subscribed to by each over-subscribing shareholder bears to the total number of shares that all over-subscribing shareholders seek to purchase.

         Shareholders must elect to exercise their over-subscription rights during the subscription period, in the manner set forth in the subscription documents provided to them. As with the basic subscription rights, the exercise of any over-subscription rights may not be revoked. Payment for the exercise of any over-subscription rights must be remitted with the payment for basic subscription rights.

Offering of Unsubscribed Shares to Non-Shareholders

         Concurrent with the rights offering, we will offer certain non-shareholder investors the opportunity to participate in the offering. We will offer them any remaining shares at $.035 per share after all shareholder subscriptions have been filled. After existing shareholders have exercised their rights to purchase, any remaining shares available will be offered to non-shareholder investors on a first-come, first-serve basis until all shares offered are purchased.

         No underwriter will be involved in the offering to non-shareholder investors. We have retained Crossways Consulting Group to provide advisory services on the structure of the rights offering and make introductions of individuals and organizations to ISIS who may become qualified investors. ISIS's officers and directors will be acting solely on behalf of ISIS to sell any remaining shares, and neither the officers and directors nor ISIS will charge any fee or receive any commissions for the sales. Based on these facts the officers and directors will not register as brokers or dealers.

Information

         Shareholders may direct any questions or requests for assistance concerning the method of exercising your rights, additional copies of this prospectus, the instructions, any nominee-related documents or other subscription documents referred to in this prospectus, to ISIS, at the following telephone number and address:

                 Integrated Spatial Information Solutions, Inc.
                             c/o PlanGraphics, Inc.
                              112 East Main Street
                            Frankfort, Kentucky 40601
                                 (502) 223-1501

Escrow Agent

         By an agreement dated August ___, 2001, we appointed Branch Bank & Trust Company as escrow agent for the offering. We will pay its fees and expenses related to the offering. Upon receipt, ISIS will place in escrow with the escrow agent, all of the subscription price payments received from shareholders. The escrow agent is instructed to hold the proceeds of the offering until the minimum amount of $600,000 has been reached when it will deliver the proceeds to us. If the $600,000 minimum is not deposited in escrow by the expiration date or the extended expiration date, the escrow agent will return the proceeds to the shareholder investors.

Exercise of Rights

         You may exercise your rights by delivering the following to ISIS, at the above address before 5:00 p.m., Mountain Time, on ______, 2001, the date on which the rights expire:

     o Your properly completed and executed subscription certificate with any other supplemental documentation; and

     o Your full subscription price payment for each share subscribed for under your subscription privileges.

Method of Payment

         Your payment of the subscription price must be made in U.S. dollars for the full number of shares of common stock you are subscribing for by either:

     o Check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to Branch Banking & Trust Company further credit to Integrated Spatial Information Solutions, Inc.; or

     o Wire transfer of immediately available funds to ISIS's account maintained by the escrow agent for the purpose of holding subscriptions, in accordance with the following wire instructions:
          Branch Banking & Trust Company - Wilson, ABA No. 053-101-121, DDA 168-918-0244 further credit to Integrated Spatial Information Solutions, Inc., Attention: Trust Department, Margaret Smith, 252-246-4968 (phone).


Receipt of Payment

         Your payment will be considered received by ISIS only upon:

     o    Clearance of any uncertified check;

     o Receipt by ISIS of any certified check or bank draft drawn on a U.S. bank or of any postal, telegraphic or express money order; or

     o    Receipt of collected funds in the escrow account designated above.

Clearance of Uncertified Checks

         If you are paying by uncertified personal check, please note that uncertified checks may take at least five business days to clear. If you wish to pay the subscription price by uncertified personal check, we urge you to ensure that your payment is received sufficiently in advance of the time the rights expire to ensure that your payment is received and cleared by that time. We urge you to consider using a certified or cashier's check, money order or wire transfer of funds to avoid missing the opportunity to exercise your rights.

Delivery of Subscription Materials and Payment

         You should deliver your executed subscription certificate and payment of the subscription price to ISIS by one of the methods described below:

        o        If by mail to:   Integrated Spatial Information Solutions, Inc.
                                  c/o PlanGraphics, Inc.
                                  112 East Main Street
                                  Frankfort, Kentucky  40601

        o        You may call us at (502) 223-1501.

         Your delivery to an address other than the address set forth above will not constitute valid delivery. You are responsible for the method of delivery of your subscription certificate with your subscription price payment. If you send your subscription certificate and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to ISIS before the time the rights expire.

Calculation of Rights Exercised

         If you do not indicate the number of rights being exercised, or do not forward full payment of the total subscription price payment for the number of rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription privilege with respect to the maximum number of rights that may be exercised with the aggregate subscription price payment you deliver to us. If your aggregate subscription price payment is greater than the amount you owe for your subscription, you will be deemed to have exercised your over-subscription privilege for the maximum number of shares that can be purchased with your payment. If we do not apply your full subscription price payment to your purchase of shares of common stock, we will return the excess amount to you by mail without interest or deduction as soon as practicable after the offering is completed.




Your Funds Will Be Forwarded to the Escrow Agent and Held Until the Minimum Offering Amount Has Been Achieved

         The escrow agent will hold your payment of the subscription price in a segregated account with other payments received from other rights holders until we receive the minimum amount of $600,000. If that minimum amount is not reached by the expiration date, or the extended expiration date as described below, the escrow agent will return any amount submitted by shareholders without interest or deduction as soon as practicable after the offering is terminated.

Notice to Beneficial Holders by Brokers, Trustees and Depositories

         If you are a broker, a trustee or a depositary for securities who holds shares of our existing common stock for the account of others on April 30, 2001, the record date for the issuance of rights under this offering, you should notify the beneficial owners of those shares of the offering as soon as possible to find out their intentions with respect to exercising their rights. You should obtain instructions from the beneficial owners with respect to the rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If a beneficial owner so instructs, you should complete the appropriate subscription certificate and submit it to ISIS with the proper payment. If you hold shares of our existing common stock for the account of more than one beneficial owner, you may exercise the number of rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our existing common stock on the record date for the issuance of rights under this offering.

Beneficial Owners

         If you are a beneficial owner of shares of our existing common stock or will receive your rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee exercise your rights, you should contact your nominee and request it to effect the transactions for you. If you wish to obtain a separate subscription certificate, you should contact the nominee as soon as possible and request that a separate subscription certificate be provided to you.

Determinations Regarding the Exercise of Your Rights

         We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of your rights and our determinations will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within a period of time as we may determine. We may reject the exercise of any of your rights because of any defect or irregularity. We will not receive or accept any subscription until all irregularities have been waived by us or cured by you within a period of time as we decide, in our sole discretion.

         We will not be under any duty to notify you of any defect or irregularity in connection with your submission of your subscription certificate and we will not be liable for any failure to notify you of any defect or irregularity. We reserve the right to reject subscription certificate if it is not in accordance with the terms of the offering or in proper form. We will also not accept your subscription certificate if our issuance of shares of our common stock to you could be deemed unlawful under applicable law or is materially burdensome to us.

No Revocation

         Once you have exercised your subscription privileges, you may not revoke your exercise. Rights not exercised before the expiration date of the rights will expire.

Extensions and Termination

         We may extend the offering and the period for exercising your rights, in our sole discretion. The offering will not be extended beyond [105 days after effective date of registration statement]. In addition, we may terminate the offering at any time before the time the rights expire.

No Recommendation to Holders of Rights

         We are not making any recommendations as to whether or not you should subscribe for shares of our common stock. You should decide whether to subscribe for shares based upon your own assessment of your best interests in consultation with your legal and financial advisors.

Regulatory Limitation

         We will not be required to issue to you shares of our common stock in the offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control the shares and if, at the time the rights expire, you have not obtained that clearance or approval.

Issuance of Common Stock

         Computershare Trust Company, Inc., ISIS's transfer agent, will issue to you certificates representing shares of common stock you purchase under the offering as soon as practicable after the time the rights expire.

         Your payment of the aggregate subscription price will be retained by the escrow agent and will not be delivered to us until your subscription is accepted and you are issued your share certificates. We will not pay you any interest on funds paid to us, regardless of whether the funds are applied to the subscription price or returned to you. You will have no rights as a shareholder of ISIS, with respect to shares of our common stock subscribed for, until certificates representing the shares are issued to you. Upon our issuance of the certificates, you will be deemed the owner of the shares you purchased by exercise of your rights. Unless otherwise instructed in the subscription certificate, your certificates for shares issued as a result of your exercise of rights will be registered in your name.

         If the offering is not completed for any reason, the escrow agent will promptly return, without interest or deduction, all funds received by it. We will retain any interest earned on the funds held by the escrow agent.

Compliance with State Regulations Pertaining to the Offering

         We are not making the offering in any state or other jurisdiction in which it is unlawful to do so. We will not sell or accept an offer to purchase our common stock from you if you are a resident of any state or other jurisdiction in which the sale or offer of the rights would be unlawful. We may delay the commencement of the offering in these states or other jurisdictions to comply with their laws. We do not expect that there will be any changes in the terms of the offering. However, we may decide, in our sole discretion, not to modify the terms of the offering as may be requested by some of these states or other jurisdictions. If that happens and you are a resident of the state or jurisdiction that requests the modification, you will not be eligible to participate in the offering.


                        DIRECTORS AND EXECUTIVE OFFICERS

The current directors and executive officers of ISIS are:

    Name                        Age     Position

    Jeanne M. Anderson          49      Director

    John C. Antenucci           54      Vice Chairman, Director, President and
                                        Acting Chief
                                        Executive Officer
                                        of ISIS; President
                                        and Chief
                                        Executive Officer
                                        of PlanGraphics,
                                        Inc.

    Frederick G. Beisser        58      Director, Vice President - Finance and
                                        Administration, Secretary and Treasurer

    Raymund E. O'Mara           60      Director

    Gary S. Murray              50      Chairman and Director

    J. Gary Reed                51      Director and Chief Operating Officer of
                                        PlanGraphics, Inc.

All directors hold office until the next annual meeting of shareholders and serve until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

Jeanne M. Anderson has been a director of our company continuously since 1987 and served as Chairman of the Board of Directors from January 1, 1997 through October 2, 1997. She is a former President and Chief Executive Officer of ISIS. She served as President and Chief Executive Officer from October 1, 1991 through December 31, 1996. Ms. Anderson has been a small business owner and entrepreneur since retiring from her position as an officer of the company and is presently engaged in cosmetology and related beauty salon activities.

John C. Antenucci is ISIS's President and Acting Chief Executive Officer and has been a director since November 3, 1997. He is the founder and has been the President and Chief Executive Officer of PlanGraphics, Inc. since 1979. He is a former president of AM/FM International (now GITA), a professional association for utility industry users of geographic information systems. He is also a member of the National Academy of Sciences Advisory Committee on the Future of U.S. Geological Survey and served in a similar capacity on the Academy's Advisory Committee for Mapping Sciences. He serves as an advisor to Ohio State University's Center for Mapping, has recently co-authored a chapter of a to-be-published text book on geographic information systems, global positioning systems and remote sensing and was editor and co-author of a leading textbook on geographic information systems. Mr. Antenucci holds an MS in Civil Engineering/Water Resources from Catholic University of America in Washington, D.C. and a Bachelor of Civil Engineering from the same institution.

Frederick G. Beisser joined ISIS as Chief Financial Officer in July 1990 and was promoted to his current position of Vice President - Finance and Administration, on March 28, 1997. He was elected to the Board of Directors in March 1991 at which time he also became Treasurer and was subsequently appointed Secretary on October 1, 1991. Mr. Beisser is a Colorado Certified Public Accountant. Prior to joining ISIS, he held financial management and controller positions with the U.S. Air Force in the United States and abroad. Retired with the rank of Major in 1989, he holds a Ph.D. from American International University in Canoga Park, California, an MBA from Golden Gate University in San Francisco and a BS in Business Administration from the University of Southern Colorado in Pueblo, Colorado. In addition, Mr. Beisser has a diploma from the Air War College. He is also a member of the Board of Directors of Wastemasters, Inc. of El Reno, Oklahoma.

Raymund E. O'Mara has been a director of ISIS since November 3, 1997. He is a principal with Booz Allen & Hamilton, consultants, since 1996. Prior to joining Booz Allen & Hamilton, Mr. O'Mara retired from the U.S. Air Force in 1994 with the rank of Major General. From 1993 until his retirement, he was Director, Defense Mapping Agency, Bethesda, Maryland and prior to that served as Vice Commander in Chief, Atlantic Command, Norfolk Virginia for two years. Mr. O'Mara holds a Master of Arts from State University of New York at Plattsburgh, New York and a BS in Electrical Engineering from the New Jersey Institute of Technology at Newark.

Gary S. Murray was appointed Chairman of the Board of Directors on July 6, 1999 and has served as a director of the Company since June 26, 1998. Mr. Murray is the founder and managing member of HumanVision L.L.C., an advisory and investment firm located in Landover, Maryland. He is also co-founder and a principal of Timebridge Technologies (Lanham, Maryland), an e-commerce firm specializing in database and network services that was acquired by Dimension Data Holdings PLC in November 2000. Mr. Murray was founder, chairman and president of systems integrator Sylvest Management Systems (Lanham, Maryland) until its acquisition by Federal Data Corporation in June 1997. He holds a BBA from Howard University, Washington, D.C. and is a Certified Public Accountant.

J. Gary Reed became a director of ISIS on November 3, 1997. He is the Chief Operating Officer of PlanGraphics, Inc. Mr. Reed has been employed by PlanGraphics in several capacities since 1995. Prior to joining PlanGraphics, he held several executive positions during a twenty-one year career with Geonex Corporation and was named President of that corporation in 1994. Mr. Reed holds an MBA from the Keller Graduate School of Management in Chicago and a BS in Biology from Virginia Polytechnic Institute and State University in Blacksburg, Virginia.

Other Associations

         During the past five years, one principal of ISIS has served as a principal of the following reporting issuers during the periods and in the capacities noted below:

Principal                 Reporting Issuer           Capacity       Period
------------              ----------------------     ------------   ---------
Frederick G. Beisser      Wastemasters, Inc.         Director       March 1999
                                                                    to present

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         John C. Antenucci, President and a director of ISIS, is a 10% partner in the organization that owns the facilities in Frankfort, Kentucky, leased by PlanGraphics, Inc. The annual lease cost is approximately $327,000 per year for 20,500 square feet. PlanGraphics entered into the lease in 1995, prior to the acquisition of PlanGraphics by ISIS. When entered into, the lease rate exceeded the fair market value for similar facilities in the area by approximately 20%. This transaction, however, was considered to be in the best interests of PlanGraphics at that time by the disinterested members of its Board of Directors.

         John C. Antenucci, President and a director of ISIS, personally guaranteed an obligation of ISIS on September 22, 1997. As consideration for such guaranty, ISIS agreed to pay Mr. Antenucci 5% of the outstanding loan balance on an annual basis. ISIS has not paid all monies owed to Mr. Antenucci pursuant to this agreement and to date, the outstanding balance of the debt owed Mr. Antenucci is $20,175. The agreement was considered to be in the best interests of ISIS at the time of agreement by the disinterested members of its Board of Directors.

         Gary S. Murray, Chairman and a director of ISIS, is the principal owner and executive officer of HumanVision L.L.C. On July 1, 2001, we entered into a consulting agreement with HumanVision L.L.C. Compensation for the consulting services of HumanVision L.L.C. consists of performance options to purchase 322,581 shares of common stock at an exercise price of $0.11 per share if our market capitalization exceeds $30,000,000 for twenty of thirty consecutive business days at any time prior to June 30, 2002, and an additional 322,581 shares of common stock at an exercise price of $0.11 per share if our market capitalization exceeds $60,000,000 for twenty of thirty consecutive business days at any time prior to June 30, 2002. The options will be exercisable for a period of three years from the date of issue. The agreement also provides for a success fee of 1.5% of the transaction value in the event of a successful merger or acquisition of stock or assets.

         On February 2, 2001, we executed a promissory note in favor of HumanVision L.L.C. for the sum of $75,000. The note is due on October 21, 2001 and bears interest at prime plus six percent. Pursuant to the First Amendment to Promissory Notes, executed on May 21, 2001, any balance of outstanding principal and accrued and unpaid interest as of February 3, 2002 will automatically convert into shares of ISIS common stock at the lower of $.07 per share or the price per share of any offer to our shareholders of stock or rights to purchase our common stock. The shares issuable upon conversion of this note will be "restricted" as defined by Rule 144 promulgated under the Securities Act of 1933, as amended.

         On February 9, 2001, PlanGraphics entered into an agreement with HumanVision L.L.C. whereby HumanVision L.L.C. agreed to provide a $325,000 standby letter of credit to National City Bank of Kentucky as additional collateral for PlanGraphics' existing line of credit that has been replaced with the Branch Banking & Trust Company line of credit. As consideration, PlanGraphics will make quarterly payments of an amount equal to two percent of the value of the standby letter of credit. In the event Branch Banking & Trust Company calls the standby letter of credit, PlanGraphics will execute a convertible debt instrument payable to HumanVision L.L.C. at an annual interest rate of prime plus six percent for a term not to exceed nine months. At any time prior to the instrument's maturation, HumanVision L.L.C. may convert the debt and accrued interest into shares of our common stock valued at $.07 per share. The accounts receivable of PlanGraphics serve as collateral should the standby letter of credit be called. ISIS also provided a guarantee to HumanVision L.L.C. offering its stock in PlanGraphics as consideration.

         On May 15, 2001, we executed a promissory note in favor of HumanVision L.L.C. for the sum of $40,000. The note is due on October 21, 2001 and bears interest at prime plus six percent. Pursuant to the First Amendment to Promissory Notes, executed on May 21, 2001, any balance of outstanding principal and accrued and unpaid interest as of May 16, 2002 will automatically convert into shares of ISIS common stock at the lower of $.07 per share or the price per share of any offer to our shareholders of stock or rights to purchase our common stock. The shares issuable upon conversion of this note will be "restricted" as defined by Rule 144 promulgated under the Securities Act of 1933, as amended.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth the compensation paid and accrued by ISIS for services rendered during the fiscal years ended September 30, 2000, September 30, 1999 and September 30, 1998 to certain of our executive officers.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth the compensation paid and accrued by ISIS for services rendered during the fiscal years ended September 30, 2000, September 30, 1999 and September 30, 1998 to certain of our executive officers.

                                                                                            Long Term
                                                  Annual Compensation                      Compensation
                                       -----------------------------------------   --------------------------
                                                                                       Awards         Payouts
                                                                                       ------         -------
                                                                   Other Annual       Options/         LTIP
       Name and                                         Bonus     Compen-sation     SARs granted      Payouts     All Other
  Principal Position       Year        Salary ($)        ($)            ($)              (#)            ($)          ($)
-------------------------  ----        ----------       -----     --------------    ------------      -------     ---------
John C. Antenucci,         2000        $138,219           -              -                -              -            -
Vice Chairman,  President  1999        $159,374           -              -                -              -            -
and Acting CEO             1998        $175,000           -              -           260,853(2)          -            -

Stephen Carreker,          2000        $17,719            -         $240,750(1)           -              -            -
Former Chairman and CEO    1999        $124,808           -              -                -              -            -
                           1998        $175,000           -              -           327,655(2)          -            -

J. Gary Reed, Director     2000        $96,104         $8,000            -                -              -            -
and Chief Operating        1999        $105,660           -              -                -              -            -
Officer of PlanGraphics    1998        $106,248           -              -           171,348(2)          -            -

(1) The amount of "Other Compensation" for Mr. Carreker represents the total of our payments made to him and to his attorney on behalf of Mr. Carreker pursuant to the settlement agreement we entered into with Mr. Carreker upon his departure.

(2) Quantity of Stock Options granted during fiscal year 1998 for Carreker, Antenucci and Reed represents the quantity of antidilution stock options accrued during the year pursuant to employment agreements (the board of directors and the employees have agreed to annul this provision for periods subsequent to June 30, 1998) at prices ranging from $1.125 to $2.125 per share.

Option/SAR Grants in Last Fiscal Year

We made no grants to the named officers during the fiscal year ended September 30, 2000.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

                                                                         Number of Securities
                                                                              Underlying        Value of Unexercised
                                                                              Unexercised           In-the-Money
                                                                            Options/SARs at        Options/SARs at
                                                                              FY-End (#)             FY-End ($)
                                                                             Exercisable/           Exercisable/
          Name                Exercise (#)         Value Realized ($)        Unexercisable          Unexercisable
          ----                ------------         ------------------        -------------          -------------
John C. Antenucci, Vice
Chairman, President and                                                     452,966 / 0(1)
Action CEO                          -                      -                                              -

Stephen Carreker,                   -                      -             452,966 / 340,038(2)             -
Former Chairman and CEO

J. Gary Reed, Director
and Chief Operating
Officer of PlanGraphics             -                      -                 301,934/0(3)                 -

(1) Mr. Antenucci received fully stock options to purchase 300,000 shares of our common stock at an exercise price of $1.75 on September 22, 1997. In addition, Mr. Antenucci is entitled to 268,004 antidilution options related to his employment agreement that are prorated between immediately vested and performance options.

(2) Mr. Carreker received options to purchase 30,000 shares of our common stock at a price of $1.125 on January 2, 1997 that were fully vested upon grant. In connection with his employment agreement Mr. Carreker received fully vested stock options to purchase 200,000 shares of our common stock effective January 7, 1997. In addition, at September 30, 2000, he was entitled to 301,988 antidilution options related to vested options. All of these options terminated with the completion of all of our obligations under the settlement agreement with Mr. Carreker.

(3) Mr. Reed received fully vested options to purchase 200,000 shares of our common stock at an exercise price of $1.75 on September 22, 1997. In addition, Mr. Reed is entitled to 101,934 antidilution options related to his employment agreement that were immediately vested.

Compensation of Directors

         Our directors who are employees of our company or our subsidiaries do not receive any compensation for their services as directors. Nonemployee directors receive $1,000 for each scheduled board meeting attended in person and $250 for each scheduled board meeting attended via conference call. Meetings of committees of the board are compensated at $250 per meeting attended in person or via conference call. During fiscal year 1999, we instituted a standardized compensation program for nonemployee directors whereby the nonemployee director receives stock options on the date of election to the board to purchase 10,000 shares of our common stock at the market price on that date. Such options vest quarterly provided that the director has attended 75 percent or more of the scheduled board meetings.

         One nonemployee director, Ms. Anderson, is compensated at a rate of $850 per month pursuant to a previous agreement. During fiscal year 2000, Ms. Anderson received $10,421 in fees and expenses for her services as a director.

         Effective July 1, 2001, we entered into an Agreement for Services with Mr. Murray for his services as Chairman of the Board. The agreement expires June 30, 2003 and provides for annual base compensation of $50,000, payable monthly in shares of our common stock valued at the average price for the five business days preceding the date of the agreement ($0.11). The agreement also provides Mr. Murray with options to purchase 175,000 shares of our common stock per annum at an exercise price of $0.11 per share, vesting in quarterly installments and exercisable for three years from the date of the agreement. During fiscal year 2000, Mr. Murray received $4,882 in fees and expenses for his services as chairman and director.

Employment Contracts and Termination of Employment and Change-in-Control Agreements.

         Mr. Antenucci. ISIS entered into a three-year employment agreement with John C. Antenucci effective September 22, 1997 that automatically renewed for an additional three-year term in 2000. The agreement provides for a salary of $175,000 per year with provisions for bonuses of up to 21% of base salary if certain goals were achieved. Mr. Antenucci received a one-time advance payment of $50,000 of his FY 1998 salary for entering into the agreement. On June 26, 1998, the Compensation Committee of the Board of Directors reduced the annual compensation of Mr. Antenucci by 10 percent to $157,500 annually. This reduction became effective October 1, 1998. Subsequently, Mr. Antenucci's annual compensation was again reduced and effective July 2, 1999, his current annual compensation was set by the Board of Directors at $157,499.

         The agreement provided Mr. Antenucci with fully vested stock options to purchase 300,000 shares of common stock and performance options to purchase 225,000 shares of common stock that vest upon attainment of certain performance goals. The performance related options to acquire common stock have lapsed and are no longer valid.

         Mr. Antenucci is entitled to continued base compensation for three years following date of termination if not for death, disability, cause, voluntary resignation other than constructive termination or the expiration of the agreement's term. If termination is for one of the above-stated reasons, all benefits including salary are continued for 18 months. Mr. Antenucci is entitled to a three-year consulting period at one half of average annual salary for the immediately preceding 36-month period should he exercise his option to terminate his employment voluntarily after June 30, 2000.

         Mr. Beisser. On March 28, 1997 we entered into a three-year employment agreement with our Vice President - Finance & Administration, Frederick G. Beisser, effective January 1, 1997 that automatically renewed for an additional three-year term in 2000. The agreement provides for a base salary of $60,000. The board of directors reduced Mr. Beisser's base salary by 10 percent effective October 1, 1998 and immediately thereafter restored it to its former level. Subsequently, the board of directors reduced it to $59,999, its present level, effective July 2, 1999.

         The agreement granted 70,000 fully vested nonqualified stock options to acquire 70,000 shares of our common stock as an incentive to enter into the agreement and further granted 50,000 of performance stock options requiring the attainment of certain goals. The agreement also provides for certain cash bonus payments upon meeting defined performance goals. The performance related options to acquire common stock have lapsed and are no longer valid.

         Under the agreement Mr. Beisser is entitled to continuation of base compensation for a period of two years if employment is terminated for any reason other than death, disability, cause, voluntary resignation or the expiration of the term of the employment agreement; otherwise termination for the stated reasons results in payment of base salary, performance and incentive bonuses for 12 months.

         Mr. Reed. We entered into a three year employment agreement with the Chief Operating Officer, J. Gary Reed, of PlanGraphics, Inc., effective September 22, 1997. The employment agreement renewed automatically in 2000 for an additional three-year term. The agreement set Mr. Reed's base salary at $115,000 per year with provisions for bonuses of up to 21% of base salary if certain goals are achieved. The board of directors reduced the base salary by 10 percent to $103,500 effective October 1, 1998 and to it present level of $103,499 effective July 2, 1999. Pursuant to the agreement, Mr. Reed also received fully vested performance based options to purchase 200,000 shares of our common stock. These performance related options to acquire common stock have lapsed and are no longer valid.

         Under the agreement, Mr. Reed is entitled to continued base compensation for three years following date of termination if not for death, disability, cause, voluntary resignation other than constructive termination or the expiration of the agreement's term; if termination is for one of these reasons then all benefits including salary are continued for 18 months.


                         CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING STATEMENTS

         This prospectus contains certain forward-looking statements. Such forward-looking statements may concern, among other things, results of operations and business prospects, ISIS's ability to operate effectively and profitably, and other statements of expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts. In particular, any statements, express or implied, concerning future operating results or the ability to generate revenues and operating income are forward-looking statements. Such forward-looking statements generally are accompanied by words such as "expect," "predict," "anticipate," "should," "assume," "believe," "plan," "intend," "estimate," "project," "projected," or other words that convey the uncertainty of future events or outcomes.

         Such forward-looking information is based upon management's current plans, expectations, estimates and assumptions and is subject to a number of risks and uncertainties that could significantly affect current plans, anticipated actions, the timing of such actions and ISIS's financial condition and results of operations. As a consequence, actual results may differ materially from expectations, estimates or assumptions expressed in or implied by any forward-looking statements made by or on behalf of ISIS. Also, the impact of competition on all aspects of the business is not predictable. Additionally, unpredictable or unknown factors not discussed herein could have material adverse effects. Forward-looking statements speak only as of the date hereof. ISIS does not intend to update these cautionary statements.


                             VALIDITY OF SECURITIES

         The validity of the ISIS common stock offered hereby has been passed upon for ISIS by Davis Graham & Stubbs LLP, Denver, Colorado.

                                     EXPERTS

         The consolidated financial statements of ISIS as of and for the fiscal years ended September 30, 2000 and 1999 included in this prospectus have been audited by BDO Seidman, LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The report for the year ended September 30, 2000 contains a paragraph regarding our ability to continue as a going concern.


                      DISCLOSURE OF COMMISSION POSITION OF
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of ISIS pursuant to its articles of incorporation and bylaws, or otherwise, ISIS has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by ISIS of expenses incurred or paid by a director, officer or controlling person of ISIS in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, ISIS will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                       WHERE YOU CAN FIND MORE INFORMATION

         ISIS files annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-732-0330 for further information on the public reference rooms. Our filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at "http://www.sec.gov."

         ISIS has filed a registration statement on Form SB-2 to register with the Securities and Exchange Commission the common stock offered by this prospectus. This prospectus is part of that registration statement. As allowed by the Securities and Exchange Commission rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

         You can obtain a complete copy of the registration statement, including exhibits, without charge by submitting a request in writing or by telephone to ISIS at the following address:

                                John C. Antenucci
                 Integrated Spatial Information Solutions, Inc.
                             c/o PlanGraphics, Inc.
                              112 East Main Street
                            Frankfort, Kentucky 40601
                                 (502) 223-1501

                           [Back Cover of Prospectus]

Until ________, 2001, (40 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            Page

Report of Independent Certified Public Accountants......................... F-2

Consolidated Financial Statements for the Years
     Ended September 30, 1999 and 2000

         Consolidated Balance Sheets....................................... F-3

         Consolidated Statements of Operations............................. F-5

         Consolidated Statements of Stockholders' Equity................... F-6

         Consolidated Statements of Cash Flows............................. F-8
         Summary of Accounting Policies.................................... F-9

         Notes to Consolidated Financial Statements........................ F-16

Condensed and Consolidated Financial Statements for the Nine Months Ended
    June 30, 2000 and 2001 (unaudited)

Condensed and Consolidated Balance Sheets as of June 30, 2001
    (unaudited) and September 30, 2000 (audited)........................... F-37

         Condensed Consolidated Statements of Operations................... F-39

         Condensed Consolidated Statements of Cash Flows................... F-40

         Notes to Condensed Consolidated Financial Statements.............. F-41

                                                  Integrated Spatial Information
                                                  Solutions, Inc. and Subsidiary

                                                     Consolidated Balance Sheets



Report of Independent Certified Public Accountants



The Board of Directors and Stockholders
Integrated Spatial Information Solutions, Inc.
Frankfort, Kentucky

We have audited the accompanying consolidated balance sheets of Integrated Spatial Information Solutions, Inc. and subsidiary as of September 30, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Integrated Spatial Information Solutions, Inc. and subsidiary as of September 30, 2000 and 1999 and the consolidated results of their operations and their cash flows for each of the years then ended, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company's significant operating losses and working capital deficiency raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                            /S/ BDO Seidman, LLP
Denver, Colorado
February 12, 2001, except for Note 13,
                        which is as of June 1, 2001

                                                  Integrated Spatial Information
                                                  Solutions, Inc. and Subsidiary

                                                     Consolidated Balance Sheets


September 30,                                                        2000         1999
---------------------------------------------------------------   ----------   ----------
Assets

Current:
   Cash and cash equivalents                                      $   20,306   $  373,825
Accounts receivable, less allowance for doubtful accounts
      of $1,007 and $51,577 (Note 2)                               1,386,774    1,923,412
   Restricted cash                                                      --         25,000
   Prepaid expenses and other                                        172,154      122,500
-----------------------------------------------------------------------------------------
Total current assets                                               1,579,234    2,444,737
-----------------------------------------------------------------------------------------

Property and equipment:
   Land and building under capital lease -
      related party (Note 6)                                       1,866,667    1,866,667
   Equipment and furniture                                           699,165      574,292
   Other leased assets                                               255,600      255,600
-----------------------------------------------------------------------------------------
                                                                   2,821,432    2,696,559
Less accumulated depreciation and amortization                     1,084,027      735,728
-----------------------------------------------------------------------------------------

Net property and equipment                                         1,737,405    1,960,831
-----------------------------------------------------------------------------------------

Other assets:
   Goodwill, net of accumulated amortization of
$1,146,522 and $782,599                                            4,312,267    4,676,192
   Other                                                             102,974       74,844
-----------------------------------------------------------------------------------------

Total other assets                                                 4,415,241    4,751,036
-----------------------------------------------------------------------------------------

                                                                  $7,731,880   $9,156,604
-----------------------------------------------------------------------------------------

                         See Report of Independent Certified Public Accountants, summary of accounting policies and notes to consolidated financial statements.

                                                  Integrated Spatial Information
                                                  Solutions, Inc. and Subsidiary

                                                     Consolidated Balance Sheets


September 30,                                                     2000             1999
-----------------------------------------------------------   ------------    ------------
Liabilities and Stockholders' Equity

Current liabilities:
   Notes payable - current maturities (Note 3)                $    559,647    $    222,584
Obligations under capital lease -current (Note 6)                   13,286          65,501
Obligations under capital leases - related party,
      current (Note 6)                                              90,091          79,367
   Checks written against future deposits                           61,612            --
   Accounts payable (Note 10)                                      871,288         480,024
   Accrued payroll costs and vacation                              325,613         643,423
   Accrued expenses                                                696,841         593,448
   Deferred revenue                                                201,578         108,588
------------------------------------------------------------------------------------------

Total current liabilities                                        2,819,956       2,192,935
------------------------------------------------------------------------------------------

Long-term liabilities:
   Notes payable, less current maturities (Note 3)                    --           200,496
Obligations under capital leases - related
      party, less current maturities (Note 6)                    1,712,217       1,815,594
------------------------------------------------------------------------------------------

Total long-term liabilities                                      1,712,217       2,016,090
------------------------------------------------------------------------------------------

Total liabilities                                                4,532,173       4,209,025
------------------------------------------------------------------------------------------

Commitments and Contingencies (Notes 1, 6, 8, 9, and 11)

Stockholders' equity (Note 7):
   Cumulative convertible preferred stock,
      $.001 par value, 20,000,000 shares authorized,
      0 and 590 shares issued or outstanding                          --                 1
Common stock, no par value, 2,000,000,000
  shares authorized, 18,674,382 and 13,242,112
  shares issued and outstanding                                 14,254,487      13,065,330
   Common stock to be issued                                        25,000          31,500
   Additional paid-in capital                                    3,400,882       3,737,594
   Accumulated deficit                                         (14,480,662)    (11,886,846)
------------------------------------------------------------------------------------------

Total stockholders' equity                                       3,199,707       4,947,579
------------------------------------------------------------------------------------------

                                                              $  7,731,880    $  9,156,604
------------------------------------------------------------------------------------------

                         See Report of Independent Certified Public Accountants, summary of accounting policies and notes to consolidated financial statements.

                                                  Integrated Spatial Information
                                                  Solutions, Inc. and Subsidiary

                                           Consolidated Statements of Operations

                                                                                                                              F-7
Year Ended September 30,                                                   2000           1999
--------------------------------------------------------------------------------------------------
Revenues                                                              $  6,048,570    $  7,990,808
--------------------------------------------------------------------------------------------------

Cost and expenses:
   Direct contract costs                                                 3,681,054       4,365,360
   Salaries and employee benefits                                        1,865,357       2,347,751
   General and administrative expenses                                   1,067,445       1,623,960
   Marketing expenses                                                      367,828         244,133
   Other operating expenses                                                844,971         707,946
--------------------------------------------------------------------------------------------------

Total costs and expenses                                                 7,826,655       9,289,150
--------------------------------------------------------------------------------------------------

Operating loss                                                          (1,778,085)     (1,298,342)
--------------------------------------------------------------------------------------------------

Other income (expense):
   Other income                                                            116,674          82,775
   Gain on sale of assets (Note 4)                                           5,033         177,744
   Gain (loss) on litigation settlements (Note 11)                        (589,432)        414,312
   Interest expense                                                       (330,004)       (434,268)
--------------------------------------------------------------------------------------------------

Total other income (expense)                                              (797,729)        240,563
--------------------------------------------------------------------------------------------------

Net loss                                                                (2,575,814)     (1,057,779)

Preferred stock dividends (Note 7)                                         (18,002)        (36,723)
--------------------------------------------------------------------------------------------------

Net loss available to common stockholders                             $ (2,593,816)   $ (1,094,502)
--------------------------------------------------------------------------------------------------




Basic and diluted loss per common share                               $       (.16)   $       (.09)
--------------------------------------------------------------------------------------------------

Weighted average number of shares of common stock outstanding           15,749,738      11,982,785
--------------------------------------------------------------------------------------------------

                         See Report of Independent Certified Public Accountants, summary of accounting policies and notes to consolidated financial statements.

                                                  Integrated Spatial Information
                                                  Solutions, Inc. and Subsidiary

                                 Consolidated Statements of Stockholders' Equity

   Year Ended
  September 30,
      1999               Series A                                               Additional
                     Preferred Stock       Common Stock                      Paid-in  Capital
                     ---------------       ------------                    --------------------
                                                                 Common
                                                                Stock to                          Accumulated
(See Note 7)         Shares    Amount    Shares      Amount    be Issued    Common    Preferred    Deficit          Total
------------------ -------- --------- ----------  -----------  ----------  ----------  --------   ------------    -----------
Balance,
October 1, 1998        700   $    1   11,456,571  $12,635,423  $     -     $3,298,264  $445,400   $(10,792,344)   $5,586,744

Issuance of
   common stock
   for cash on           -        -      688,235      200,000          -           -          -            -         200,000
   options
   exercised

Common stock
   issued for            -        -      455,754      122,319          -           -          -            -         122,319
   services

Conversion of
   preferred
   stock into
   common stock       (110)       -      501,552       71,188          -           -    (71,188)           -              -


Preferred stock
   dividends             -        -          -           -             -           -          -        (36,723)      (36,723)

Stock options
   and warrants
   issued for            -        -          -           -             -       35,718          -            -         35,718
   consulting
   services

Settlement of
   legal
   disputes
   through
   issuance of
   common stock
   warrants              -        -      140,000       36,400     31,500       29,400          -            -         97,300

Net loss                 -        -          -           -          -              -           -    (1,057,779)   (1,057,779)
------------------ -------- --------- ----------  -----------  ----------  ----------  --------   ------------    -----------

Balance,
September 30,
   1999                590   $    1   13,242,112  $13,065,330    $31,500   $3,363,382  $374,212   $(11,886,846)   $4,947,579
------------------ -------- --------- ----------  -----------  ----------  ----------  --------   ------------    -----------

                         See Report of Independent Certified Public Accountants, summary of accounting policies and notes to consolidated financial statements.

                                                  Integrated Spatial Information
                                                  Solutions, Inc. and Subsidiary

                                 Consolidated Statements of Stockholders' Equity


Year Ended
September 30,            Series A                                           Additional Paid-in
2000                 Preferred Stock         Common Stock                       Capital
                    ------------------    -------------------             ---------------------
(See Note 7)                                                      Common
                                                                  Stock to                       Accumulated
                      Shares   Amount     Shares      Amount     be Issued   Common    Preferred   Deficit       Total
------------------    ------- -------- ----------  -----------  ----------- ---------  --------- ------------  ----------
Balance,
October 1, 1999        590   $    1    13,242,112  $13,065,330    $31,500  $3,363,382  $374,212  $(11,886,846) $4,947,579

Issuance of
   common stock
   for cash and          -        -       127,967       30,250       -           -         -             -         30,250
   options
   exercised

Issuance of
    common stock
    to related
    parties              -        -       852,000      213,000       -           -         -             -        213,000

Issuance of
   common stock
   to unrelated
   parties               -        -       806,452      250,000     25,000        -         -             -        275,000

Stock issued for
   services                               388,979       88,434       -           -         -             -         88,434

Conversion of
   preferred
   stock into
   common stock       (590)      (1)    2,597,064      374,212       -           -     (374,212)         -            (1)

Issuance of
   common stock
   for preferred
   stock
   dividends             -        -       181,131       56,151       -         - -         -           56,151

Preferred stock
   dividends             -        -          -            -          -           -         -          (18,002)    (18,002)

Stock options
   and warrants
   issued for
   consulting
   services              -        -          -            -          -         37,500      -             -         37,500

Settlement of
   legal
   disputes
   through
   issuance of
   common stock          -        -       202,703       75,000    (31,500)       -         -             -         43,500

Settlement of
   legal
   disputes
   through
   issuance of
   common stock
   upon exercise
   of options
   and warrants          -        -       275,974      102,110       -           -         -             -        102,110

Net loss                 -        -          -           -           -           -         -       (2,575,814) (2,575,814)
------------------    ------- -------- ----------  -----------  ----------- ---------  --------- ------------  ----------

Balance,
September 30,
   2000                  -   $    -    18,674,382  $14,254,487    $25,000  $3,400,882  $   -     $(14,480,662) $3,199,707
------------------    ------- -------- ----------  -----------  ----------- ---------  --------- ------------  ----------

                         See Report of Independent Certified Public Accountants, summary of accounting policies and notes to consolidated financial statements.

                                                  Integrated Spatial Information
                                                  Solutions, Inc. and Subsidiary

                                                        Statements of Cash Flows


Increase (decrease) in Cash and Cash Equivalents

Years Ended September 30,                                                           2000         1999
----------------------------------------------------------------------------   ------------   -----------
Operating activities:
   Net loss                                                                    $(2,575,814)   $(1,057,779)
   Adjustments to reconcile net loss to net cash provided by (used in)
      operating activities:
         Depreciation and amortization                                             715,265        707,946
         Provision for losses on accounts receivable                               (50,570)       110,809
         Gain on litigation settlement                                                --         (414,312)
         Stocks and warrants issued in settlement of legal disputes                177,110           --
         Stock issued for services                                                  88,434        158,719
         Stock (issued)/to be issued for litigation settlement                     (31,500)        31,500
         Stock options and warrants issued for consulting services                  37,500         65,118
         Gain on sale of assets                                                     (5,033)      (177,744)
      Changes in operating assets and liabilities:
        Accounts receivable                                                        587,208        537,645
        Prepaid expenses and other                                                 (49,654)        41,671
        Other assets                                                               (28,130)        21,305
        Accounts payable                                                           391,264       (199,357)
        Accrued expenses                                                          (176,268)       320,284
        Deferred revenue                                                            92,990         (4,417)
---------------------------------------------------------------------------------------------------------

Net cash provided by (used in) operating activities                               (827,198)       141,388
---------------------------------------------------------------------------------------------------------

Investing activities:
   Purchase of equipment                                                          (124,873)       (97,968)
   Proceeds from sale of assets                                                      1,990      1,245,000
   Restricted cash                                                                  25,000         75,000
---------------------------------------------------------------------------------------------------------

Net cash provided by (used in) investing activities                                (97,883)     1,222,032
---------------------------------------------------------------------------------------------------------

Financing activities:
   Checks written against future deposits                                           61,612       (207,650)
   Proceeds from debt                                                            5,316,044           --
   Payments on debt                                                             (5,179,477)      (831,303)
   Payments on obligations under capital lease                                    (144,868)      (160,044)
   Payments on stock purchase liability                                               --          (45,643)
   Proceeds from exercise of stock options                                          30,250        200,000
   Proceeds from the issuance of common stock                                      463,000           --
   Proceeds from stock to be issued                                                 25,000           --
   Conversion of preferred stock into common stock                                       1           --
---------------------------------------------------------------------------------------------------------

Net cash provided by (used in) financing activities                                571,562     (1,044,640)
---------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash                                                   (353,519)       318,780

Cash and cash equivalents, beginning of year                                       373,825         55,045
---------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of year                                         $    20,306    $   373,825
---------------------------------------------------------------------------------------------------------

                         See Report of Independent Certified Public Accountants, summary of accounting policies and notes to consolidated financial statements.

                                                  Integrated Spatial Information
                                                  Solutions, Inc. and Subsidiary

                                                  Summary of Accounting Policies



Organization and    These consolidated financial statements include the accounts
Business            of Integrated Spatial Information Solutions, Inc. and those of its wholly owned subsidiary PlanGraphics, Inc.
                    (collectively the "Company"). PlanGraphics, Inc. is an independent consulting firm specializing in the design and implementation of Geographic Information Systems ("GIS") as well as advisory services in the United States and foreign markets. The customer base consists primarily of utilities, government agencies, and land and resource management organizations.

Principles of       The consolidated financial statements include the accounts
Consolidation       of the Company and it's wholly owned subsidiary. All
                    significant inter-company accounts and transactions have been eliminated in consolidation.

Cash Equivalents The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Revenue and         Revenues from fixed fee projects are recognized on the
Cost Recognition    percent complete method and as services are provided for
                    time and material projects. Revisions in cost and profit estimates during the course of the work are reflected in the accounting period in which they become known.

                    Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as supplies, tools, repairs and depreciation costs. General and administrative costs are charged to expense as incurred. Deferred revenue primarily represents retainage in connection with these contracts.

Goodwill Goodwill represents the excess of the cost over the fair value of its net assets acquired at the date of acquisition and is being amortized on the straight-line method over fifteen years. Amortization expense on goodwill was $363,924 and $322,707 for the fiscal years ended September 30, 2000 and 1999, respectively.

                                                  Integrated Spatial Information
                                                  Solutions, Inc. and Subsidiary

                                                  Summary of Accounting Policies

Long-Term           Long-lived assets, identifiable intangibles, and associated
Assets              goodwill are reviewed for impairment whenever events or
                    changes in circumstances indicate that the carrying amount may not be recoverable. If the expected future cash flow from the use of the assets and its eventual disposition is less than the carrying amount of the assets, an impairment loss is recognized and measured using the asset's fair value.

                    Property, Property and equipment are recorded at cost. Depreciation is provided primarily Equipment and using accelerated methods over the estimated useful lives ranging from 5 to 31 Depreciation years. Depreciation and amortization expense on property and equipment was And $351,341 and $385,239 for the years ended September 30, 2000 and 1999. Amortization Maintenance and repairs are charged to expense as incurred and expenditures for major improvements are capitalized. When assets are retired or otherwise disposed of, the property accounts are relieved of costs and accumulated depreciation and any resulting gain or loss is credited or charged to operations.

Taxes on Income     The Company accounts for income taxes under Statement of
                    Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Deferred income taxes result from temporary differences. Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years.

                                                  Integrated Spatial Information
                                                  Solutions, Inc. and Subsidiary

                                                  Summary of Accounting Policies

Net Loss Per Share  The Company provides for the calculation of "Basic" and
                    "Diluted" earnings per share in accordance with SFAS No. 128, "Earnings Per Share". Basic earnings per share includes no dilution and is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted earnings per share.

                    For the years ended September 30, 2000 and 1999, total stock options and stock warrants convertible into 6,441,916 and 6,961,439 shares of common stock and preferred stock convertible into 0 and 1,716,114 shares of common stock were not included in the computation of diluted loss per share because their effect was anti-dilutive.

                    Concentrations The Company's financial instruments that are exposed to concentrations of credit of Credit Risk risk consist of cash and cash equivalent balances in excess of the insurance provided by governmental insurance authorities. The Company's cash and cash equivalents are placed with financial institutions and are primarily in demand deposit accounts.

                    Concentrations of credit risk with respect to accounts receivable are associated with a few customers dispersed across geographic areas. The Company reviews a customer's credit history before extending credit and establishes an allowance for doubtful accounts based upon the credit risk of specific customers, historical trends and other information. Generally, the Company does not require collateral from its customers, as a significant number of the customers are governmental entities.

                                                  Integrated Spatial Information
                                                  Solutions, Inc. and Subsidiary

                                                  Summary of Accounting Policies

                    Fair Value of Financial Instruments. The estimated fair value of financial instruments has been determined using available market information or other appropriate valuation methodologies, including the Black Scholes model. However considerable judgment is required in interpreting market data to develop estimates of fair value. Consequently, the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange. The carrying amounts of financial instruments reported on the consolidated balance sheets approximate their respective fair values.

                    Segment Information. The Company follows the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for the reporting of information about operating segments in annual and interim financial statements.
                    Operating   segments  are  defined  as   components   of  an
                    enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker(s) in deciding how to allocate resources and in assessing performance. The Company currently operates in one business segment.

                    Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported revenues and expenses during the reporting periods. The Company's operations require it to make significant assumptions concerning cost estimates for labor and expenses on contracts in process. Due to the uncertainties inherent in the estimation process of costs to complete for contracts in process, it is possible that completion costs for some contracts may have to be revised in future periods.

                                                  Integrated Spatial Information
                                                  Solutions, Inc. and Subsidiary

                                                  Summary of Accounting Policies

                    Capitalized Software Costs. Costs incurred internally in creating software products for resale are charged to Software Costs expense until technological feasibility has been established upon completion of a detail program design. Thereafter, all software development costs are capitalized until the point that the product is ready for sale and subsequently reported at the lower of amortized cost or net realizable value.

Stock Option        The Company applies Accounting Principles Board Opinion 25,
Plans               "Accounting for Stock Issued to Employees" ("APB Opinion
                    25"), and the related Interpretation in accounting for all stock option plans. Under APB Opinion 25, compensation cost is recognized for stock options issued to employees when the exercise price of the Company's stock options granted is less than the market price of the underlying common stock on the date of grant.

                    SFAS No. 123, "Accounting for Stock-Based Compensation", requires the Company to provide pro forma information regarding net income (loss) as if compensation cost for the Company's stock options plans had been determined in accordance with the fair value based method prescribed in SFAS No. 123. To provide the required pro forma information, the Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model.

Comprehensive       Effective October 1, 1998, the Company has adopted the
Income              provisions of SFAS No. 130, "Reporting Comprehensive
                    Income." Comprehensive income includes all changes in equity except those resulting from investments by owners and distribution to owners. For the fiscal years ended September
                    30, 2000 and 1999, the Company had no items of comprehensive income (loss) other than net losses; therefore, a separate statement of comprehensive income (loss) has not been presented for these periods.

                                                  Integrated Spatial Information
                                                  Solutions, Inc. and Subsidiary

                                                  Summary of Accounting Policies

Recent Accounting   The Financial Accounting Standards Board has recently issued
Pronouncements      Statement on Financial Accounting Standards No. 133,
                    "Accounting for Derivative Instruments and Hedging
                    Activities" ("SFAS No. 133"). SFAS No. 133, amended by SFAS
                    No. 138, established standards for recognizing all instruments including those for hedging as either assets or liabilities in the of financial position and measuring instruments at fair value. This Statement is for all fiscal quarters of all fiscal years beginning after June 15, 2000.
                    Management believes the adoption of this statement will not have a material impact on the Company's consolidated statements.

                    In March 2000, the FASB issued Emerging Issues Task Force Issue No. 00-2, Accounting for Web Site Development Costs" ("EITF 00-2"), which was for all such costs incurred for fiscal quarters beginning after June 30, 2000. This Issue establishes accounting and reporting standards for costs incurred to develop a web site based on the nature of each cost. Currently, as the Company has no web site development costs, the adoption of 00-2 had no impact on the Company's financial or results of operations. To the extent Company begins to enter into such transactions in the future, the Company will adopt the Issue's disclosure requirements in the quarterly and annual financial statements for the year ending September 30, 2001.

                    In March 2000, the FASB issued FASB Interpretation. 44, "Accounting for Certain Transactions Stock Compensation" ("FIN 44"), which effective July 1, 2000, except that certain conclusions in this Interpretation which cover events that occur after either December, 1998 or January 12, 2000 are recognized on a prospective basis from July 1, 2000. This Interpretation clarifies the application of APB 25 for certain issues related to stock issued to employees. The Company believes its existing stock based compensation policies and procedures are in compliance with FIN 44 and therefore, the adoption of FIN 44 had no material impact on the Company's financial condition, results of operations or cash flows.

                                                  Integrated Spatial Information
                                                  Solutions, Inc. and Subsidiary

                                                  Summary of Accounting Policies

                    In December 1999, the Securities and Exchange (the "SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements" which provides additional guidance in applying generally accepted accounting principles to revenue recognition in financial statements. SAB 101 is effective as of the fourth quarter of fiscal year ending September 30, 2001. Management believes the adoption of this bulletin will have no material impact on the Company's financial statements.

Reclassifications   Certain consolidated financial amounts have been
                    reclassified for consistent presentation.

                                                  Integrated Spatial Information
                                                  Solutions, Inc. and Subsidiary

                                      Notes to Consolidated Financial Statements


1. Going Concern    The consolidated financial statements have been prepared
   and              assuming the Company will continue as a going concern. The
   Management Plan  Company incurred losses totaling $2,575,814 during the year ended September 30, 2000 and has a history of losses that have resulted in an accumulated deficit of $14,480,662 at September 30, 2000.

                    Management believes that the Company has the capacity to address the immediate needs for cash and liquidity through an aggressive approach on a number of fronts. The Company has entered into a number of formal agreements and promissory notes as well as informal agreements with vendors and professional service providers to extend the terms on payables currently due. The Company has also reduced or delayed expenditures on items that are not critical to operations. The credit line available to PlanGraphics has been replaced by a new credit line (see Note 13). Additionally, the Company has initiated a recapitalization effort based on rights offering to shareholders of their common stock.

                                                  Integrated Spatial Information
                                                  Solutions, Inc. and Subsidiary

                                      Notes to Consolidated Financial Statements

                    Subsequent to September 30, 2000 the Company completed the sale of a private offering to accredited investors and officers and directors. The Company issued 580,000 shares of common stock for gross proceeds of $145,000. The Company also issued 290,000 warrants to purchase common stock at a price of $0.50 per share. Included in the gross proceeds is $25,000 received prior to the year ended September 30, 2000, for which shares of common stock were issued subsequent to September 30, 2000. Accordingly, $25,000 has been reflected as common stock to be issued in the accompanying statement of stockholders' equity.

                    There can be no assurance that any funds required during the next twelve months or thereafter can be generated from operations or that if such required funds are not internally generated that funds will be available from external sources such as debt or equity financings or other potential sources. The lack of additional capital resulting from the inability to generate cash flow from operations or to raise capital from external sources, would force the Company to substantially curtail or cease operations and would, therefore, have a material adverse effect on its business. Further, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significantly dilutive effect on the Company's existing shareholders.

                    There is substantial doubt about the Company's ability to continue as a going concern. These consolidated financial statements do not include any adjustments relating to the recoverability or classification of asset carrying amounts or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

2.  Accounts        The components of accounts receivable are as follows:
    Receivable

                     September 30,                               2000              1999
                     -----------------------------------------------------------------------
                     Contract receivables:
                        Billed                                $ 1,225,741    $     1,654,877
                        Unbilled                                  162,040            320,112
                     -----------------------------------------------------------------------

                                                                1,387,781          1,974,989

                     Less allowance for doubtful accounts           1,007             51,577
                     -----------------------------------------------------------------------

                     Accounts receivable, net                 $ 1,386,774    $     1,923,412
                     -----------------------------------------------------------------------

                                                  Integrated Spatial Information
                                                  Solutions, Inc. and Subsidiary

                                      Notes to Consolidated Financial Statements

                    Deferred revenue amounts of $130,788 and $108,588 at September 30, 2000 and 1999, respectively, represents amounts billed in excess of amounts earned. Included in the deferred revenue balance at September 30, 2000 was $70,790 related to retainers received for future services and over payments by customers on specific invoices.

                    PlanGraphics has historically received greater than 10% of its annual revenues from one customer. One customer accounted for 19.5% of revenues for the year ended September 30, 2000. The same customer accounted for 12.7% of revenues for the year ended September 30, 1999.At September 30, 2000, two customers accounted for 19.0% and 15.3% (11.4% at September 30, 1999) of accounts receivable.

3.  Notes           Notes payable at September 30 are as follows:
    Payable

                    September 30,                                        2000          1999
                    ---------------------------------------------------------------------------
                 Note  payable  to  bank in  variable  monthly
                   payments from $15,000 to $20,832, interest
                   at 8.5%, collateralized by equipment and
                   accounts  receivable,  maturing on July 24,
                   2001.  Note paid in full January 10, 2000.        $      -     $     423,080

                 Revolving  line of  credit  agreement  with a
                   bank up to $1,200,000, interest at prime
                   plus 2.0%, collateralized by accounts
                   receivable, originally expiring October
                   31, 2000. On November 14, 2000 the line
                   was reduced to $650,000 and extended to
                   December  31,  2000.  On  February 9, 2001,
                   the  line  was  reduced  to  $500,000   and
                   extended to April 30, 2001.                          559,647            -
                    ---------------------------------------------------------------------------
                                                                        559,647         423,080

                    Less current maturities                             559,647         222,584
                    ---------------------------------------------------------------------------

                    Long-term notes payable                          $     -      $     200,496
                    ---------------------------------------------------------------------------

                                                  Integrated Spatial Information
                                                  Solutions, Inc. and Subsidiary

                                      Notes to Consolidated Financial Statements

                    Principal payments on all notes payable are due by September 30, 2001.

                    At September 30, 2000, the Company was in violation of certain financial covenants. The bank has not granted a waiver for the violation. Subsequent to September 30, 2000, a director has provided a standby letter-of-credit to further collateralize the line of credit.

4.  Sale of Assets  On April 8, 1999, the Company completed the sale of land and a building located in Franktown, Colorado. The sale generated gross cash proceeds of $1,245,000, which were used to pay off the corresponding note payable of $620,000, plus interest (see Note 3) as well as legal fees and miscellaneous expenses. The Company reported a gain on the sale of the building of approximately $177,700 during the fiscal year ended September 30, 1999.

5.  Taxes on Income The provision for income taxes consisted of the following:

                     Year Ended September 30,                             2000              1999
                    --------------------------------------------------------------------------------
                     Deferred (provision) benefit:
                        Federal                                     $     555,000      $     100,000
                        State                                              57,000             10,000
                    --------------------------------------------------------------------------------

                                                                          612,000            110,000
                     (Increase) decrease in valuation allowance          (612,000)          (110,000)
                    --------------------------------------------------------------------------------

                                                                    $        -         $        -
                    --------------------------------------------------------------------------------

                                                  Integrated Spatial Information
                                                  Solutions, Inc. and Subsidiary

                                      Notes to Consolidated Financial Statements


                    A reconciliation of the effective tax rates and the statutory U.S. federal income tax rates is as follows:

                                                                             2000              1999
                      ----------------------------------------------------------------------------------
                      U.S. federal statutory rates                           (34.0)%            (34.0)%
                      State income tax benefit, net
                      of federal tax amount                                   (3.3)              (3.3)
                      Increase in deferred tax asset
                         valuation allowance                                  37.3               37.3
                      ----------------------------------------------------------------------------------

                      Effective tax rate                                        -%                 -%
                      ----------------------------------------------------------------------------------

                    Temporary differences that give rise to a significant portion of the deferred tax asset are as follows:

                      Years Ended September 30,                              2000              1999
                      ----------------------------------------------------------------------------------

                      Net operating loss carryforwards                $     3,642,500    $     3,024,000
                      Capital loss carryover                                  114,000            114,000
                      Expense for stock options and
                         warrants                                             212,500            237,000
                      Provision for losses on accounts
                         receivable                                             1,000             19,000
                      Accrued litigation                                            -             11,000
                      Accrued wages and vacation                              183,000            136,000
                      ----------------------------------------------------------------------------------

                      Total gross deferred tax asset                        4,153,000          3,541,000
                      Valuation allowance                                  (4,153,000)        (3,541,000)
                      ----------------------------------------------------------------------------------

                      Net deferred tax asset                          $          -       $          -
                      ----------------------------------------------------------------------------------

                                                  Integrated Spatial Information
                                                  Solutions, Inc. and Subsidiary

                                      Notes to Consolidated Financial Statements

                    A valuation allowance equal to the gross deferred tax asset has been recorded, as management of the Company has not been able to determine that it is more likely than not that the deferred tax assets will be realized.

                    At September 30, 2000, the Company had net operating loss carryforwards of approximately $9,766,000 with expirations through 2020 and a $305,000 capital loss carryover, which expires through 2002. The utilization of the loss carry forwards may be limited under Internal Revenue Service Code
                    Section 382 regulations related to transfers of ownership.

6.  Leases          Obligations Under Capital Leases - Related Party

                    The Company leases an office facility from Capitol View Development, LLC, and a partnership, which includes a related party, under a triple net commercial lease. An officer/shareholder owns approximately ten percent of Capitol View Development. The lease includes an annual base rent increasing over the term of the lease plus an adjustment based on Capitol View Development's rate of interest on its loan. The initial lease term is for a period of fifteen years ending 2010 with five renewal options for a term of one year each. Annual payments approximate $320,000 per year. The Company has the option to purchase the facility subsequent to the tenth year of the term of the lease.

                    The Company also leases certain equipment under capital leases from a bank. Original lease terms are for three to five years.

                                                  Integrated Spatial Information
                                                  Solutions, Inc. and Subsidiary

                                      Notes to Consolidated Financial Statements

                    The following is a schedule, by years, of future noncancellable minimum payments required under these leases, together with their present value as of September 30, 2000.

                                                  Related Party
                      Year Ending                   Land and
                      September 30,                 Building           Equipment            Total
                      --------------------   -------------------- ----------------- -----------------
                      2001                   $        337,089     $     14,529      $     351,618
                      2002                            338,133                -            338,133
                      2003                            337,441                -            337,441
                      2004                            334,891                -            334,891
                      2005                            326,082                -            326,082
                      Thereafter                    1,660,053                -          1,660,053
                      -------------------- -------------------- ----------------- -----------------
                                                    3,333,689           14,529          3,348,218
                      Less: amounts
                        representing
                        interest                    1,531,381            1,243          1,532,624
                      -------------------- -------------------- ----------------- -----------------

                      Present    value
                       of      minimum
                       lease payments        $      1,802,308     $     13,286          1,815,594
                      -------------------- -------------------- -----------------

                      Less: current maturities                                            103,377
                                                                                  -----------------

                      Obligations under capital leases
                        less current maturities                                     $   1,712,217
                      ----------------------------------------- ----------------- -----------------

                    As of September 30, 2000 and 1999, accumulated amortization for the building and equipment under capital lease obligations was $1,197,799 and $995,617.

                                                  Integrated Spatial Information
                                                  Solutions, Inc. and Subsidiary

                                      Notes to Consolidated Financial Statements


                    Operating Lease Commitments

                    The Company leases certain office facilities and certain furniture and equipment under various operating leases. The remaining lease terms range from one to three years.

                    Minimum annual operating lease commitments at September 30, 2000 are as follows:

                    September 30,
                    --------------------------------------------------------

                    2001                                      $  220,816
                    2002                                         169,156
                    2003                                         172,920
                    2004                                         148,355
                    2005                                           3,663
                    --------------------------------------------------------

                                                              $  714,910
                    --------------------------------------------------------

                    In January 2001, the Company entered into a lease for its administrative offices in Colorado. The lease term is for twelve months commencing February 1, 2001, with monthly lease payments of $750.

                    Rental expense for the years ending September 30, 2000 and 1999 totaled approximately $223,215 and $186,800.

7.  Equity          Preferred Stock
    Transactions
                    In November 1996, the Company amended its articles of incorporation to provide for a Series A 6% Cumulative
                    Convertible Preferred Stock, $.001 par value (Series A). The
                    Company designated 1,000,000 shares of Series A as part of the authorized class of preferred shares. The Series A preferred stock and any accumulated and unpaid dividends are convertible at the option of the holder at the lesser of 105% of the average of the closing bid price per share of the Company's common stock for the five trading days prior to issuance or 80% of the average of the closing bid price per share of the Company's common stock for three of the ten trading days preceding the date of conversion. The Series A
                    Preferred is subject to mandatory conversions two years after issuance.

                    During the fiscal year ended September 30, 1999, the holders of the 700 shares of Series A converted 110 shares of the preferred into common stock at various times during the year in exchange for 501,552 shares of common stock.

                    During the fiscal year ended September 30, 2000, the holders of the remaining 590 shares of Series A converted these shares of the preferred into common stock at various times during the year in exchange for 2,597,064 shares of common stock. Additionally, the Company issued 181,131 shares of common stock in lieu of payment of preferred stock dividends in arrears of $56,151.

                    As of September 30, 1999, dividends in arrears associated with the Series A amounted to and $36,723. No dividends were in arrears as of September 30, 2000.

                                                  Integrated Spatial Information
                                                  Solutions, Inc. and Subsidiary

                                      Notes to Consolidated Financial Statements

                    Common Stock

                    The Company occasionally issues common stock for the payment of services, settlement of debt and the payment of preferred stock dividends. The number of shares of common stock issued in each instance is representative of the trading price of the Company's common stock at the date of issue.

                    During the fiscal year ended September 30, 2000, the Company issued 1,658,452 shares of common stock through two separate private placements. The Company received $213,000 in gross proceeds from the issuance of 852,000 shares of common stock to officers of the Company. Additionally, the Company issued 806,452 shares of common stock to outside investors for $250,000. In connection with these sales, warrants to purchase 1,232,452 shares of common stock were issued. The warrants have varying expiration dates and are immediately exercisable. Of the warrants issued, 426,000 are valid for three years at an exercise price of $.50 per share and 806,452 are valid for five years at an exercise price of $.65 per share.

                    During the fiscal year ended September 30, 1999, the Company exchanged $122,319 in services for the equivalent value of 455,754 shares of common stock. The Company also issued 140,000 shares of common stock worth $36,400 in connection with a settlement of a wrongful termination lawsuit with a former employee in July 1999. Upon settlement, the former employee was awarded stock options to purchase 140,000 shares of the Company's common stock at $0.26 per share, the trading price of the stock on the settlement date, expiring one year from date of issue. The options were valued under the Black Scholes model at $16,800. In accordance with the settlement agreement, the Company waived the payment upon the individual's exercise of the options in August 1999.

                    During the fiscal year ended September 30, 2000, the Company exchanged $88,434 in services for the equivalent value of 388,979 shares of common stock. The Company also issued 478,677 shares of common stock worth $177,110 in connection with a settlement of a lawsuit with its former consultants in February 2000, when the trading price of the Company's common stock was $0.37 per share. Of the 478,677 shares issued, 202,703 shares valued at $75,000 were issued directly while the other 275,974 shares valued at $102,110 were issued upon the immediate exercise of options and warrants granted in the settlement. See Note 11 for further discussion.

                    Effective July 1999, the Company entered into an Agreement for Services with a director of the Company. As part of the agreement, the director's annual base compensation consists of $50,000, payable in equal monthly installments in the Company's common stock, and options to purchase 175,000 shares of the Company's common stock at an exercise price of $0.31 per share each year for three years. During fiscal 2000, the Company issued 172,016 shares of common stock to the director as payment for the $50,000 compensation in accordance with the agreement. Of these shares issued, 43,014 shares related to the fourth quarter of fiscal 1999, thus the Company has accrued $12,500 at September 30, 2000 to account for the director's fiscal 2000 fourth quarter compensation. In addition, as part of the July 1999 agreement, the director received incentive options to acquire 688,235 shares of common stock at $0.2906 per share, the average trading price of the Company's common stock for the five trading days prior the agreement date, which he exercised on July 13, 1999 for $200,000 in cash.

                    As part of a settlement agreement to settle all outstanding amounts owed to a certain consulting firm, the Company issued warrants to purchase 117,623 shares of common stock in January 1999 with a total value of $10,586. The warrants are exercisable at $0.894 per share through August 18, 2001. The warrants were valued using the Black Scholes model in accordance with SFAS 123.

                    On September 22, 1999, the Company settled an arbitration proceeding with an outside consultant whereby the Company agreed to issue 150,000 shares of common stock worth $31,500, a warrant to purchase 30,000 shares of common stock at $1.00 per share and a warrant to purchase 20,000 shares of common stock at $1.50 per share. The stock was subsequently issued on October 12, 1999, when the trading price of the Company's stock was $0.21 per share. The warrants were valued at $12,600 using the Black Scholes model and were recorded as consulting expense.

                    During the fiscal year ended September 30, 1999, the Company issued additional options and warrants to purchase the Company's common stock in connection with the settlement of certain legal disputes previously discussed and for consulting services with a total value of $41,932. The options and warrants were valued using the Black Scholes model in accordance with SFAS No. 123.

                                                  Integrated Spatial Information
                                                  Solutions, Inc. and Subsidiary

                                      Notes to Consolidated Financial Statements

                    During the fiscal year ended September 30, 2000, the Company received proceeds of $30,250 in connection with the exercise of stock options for the purchase of 127,967 shares of common stock

                    During the fiscal year ended September 30, 2000, the Company issued warrants to purchase 125,000 shares of the Company's common stock in connection with consulting services for a total value of $37,500. The warrants were valued using the Black Scholes model in accordance with SFAS No. 123.


                    Stock Options

                    The Company's Board of Directors has reserved 300,000, 1,150,000 and 4,000,000 shares under three stock option plans (1991, 1995, and 1997, respectively). The Company grants options under the Plan in accordance with the determinations made by the Option Committee. The Option Committee will, at its discretion, determine the individuals to be granted options, the time or times at which options shall be granted the number of shares subject to each option and the manner in which options may be exercised. The option price shall be the fair market value on the date of the grant and expire five years subsequent to the date of grant.

                    The Company applies APB Opinion 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for the plans. Under APB Opinion 25, when the exercise price of the Company's employee stock options is less than the market price of the underlying stock on the date of grant, compensation cost is recognized.

                                                  Integrated Spatial Information
                                                  Solutions, Inc. and Subsidiary

                                      Notes to Consolidated Financial Statements

                    SFAS No. 123, "Accounting for Stock-Based Compensation" requires the Company to provide pro forma information regarding net income and net income per share as if compensation costs for the Company's stock option plans and other stock awards had been determined in accordance with the fair value based method prescribed in SFAS No. 123. The Company estimated the fair value of each stock award at the grant date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the years ended September 30, 2000 and 1999: dividend yield of 0 percent, expected volatility of 95 to 140 percent, risk-free interest rates between 4 and 6 percent, and expected option lives of one to five years for all years presented.

                    Under the accounting provisions for SFAS No. 123, the Company's net loss and net loss per share would have been adjusted to the following unaudited pro forma amounts:

                    Years Ended September 30,               2000              1999
                    --------------------------------  --------------   ---------------
                    Net loss
                       As reported                    $  (2,575,814)    $  (1,057,779)
                       Pro forma                         (2,687,093)       (1,199,155)
                    Net loss per share
                       As reported                    $       (.16)     $       (.09)
                       Pro forma                              (.17)             (.10)
                    -------------------------------- ----------------- -----------------

                                                                            F-29

                                                  Integrated Spatial Information
                                                  Solutions, Inc. and Subsidiary

                                      Notes to Consolidated Financial Statements

                    A summary of the status of the Company's stock option plans, changes and outstanding options and warrants as of September 30, 2000 and 1999 and changes during the years ending on those dates is presented below:

                                                     Options                        Warrants
                                         -----------------------------    -----------------------------

                                                            Weighted                         Weighted
                                          Number of         Average         Number of         Average
                                           Shares        Exercise Price      Shares       Exercise Price
                     -----------------    ----------    ---------------    -----------    ----------------
                     Outstanding           4,512,194     $       1.47       1,825,686     $       1.68
                       10/1/98
                     Granted               2,274,316             0.35         167,623             0.99
                     Cancelled              (378,110)            1.59        (156,281)            2.16

                     Exercised            (1,283,989)            0.28            -                  -
                     ----------------- ---------------- --------------- ---------------- ----------------

                     Outstanding
                       09/30/99            5,124,411             1.26       1,837,028             1.57
                     Granted                 804,788             0.28       1,488,258             0.55
                     Cancelled            (1,718,628)            1.22        (690,000)            2.32
                     Exercised              (273,135)            0.31        (130,806)            0.37
                     ----------------- ---------------- --------------- ---------------- ----------------

                     Outstanding
                       9/30/00             3,937,436     $       1.14       2,504,480     $       0.83
                     ----------------- ---------------- --------------- ---------------- ----------------

                     Exercisable
                       09/30/00            2,438,334     $       1.23       2,504,480     $       0.83
                     Exercisable
                       09/30/99            3,352,400     $       1.36       1,837,028     $       1.57
                     ----------------- ---------------- --------------- ---------------- ----------------

                                                  Integrated Spatial Information
                                                  Solutions, Inc. and Subsidiary

                                      Notes to Consolidated Financial Statements

                                                           Options              Warrants
                     ---------------------------       ---------------   --------------------
                     Weighted average fair
                          value of options and
                          warrants granted
                          during 2000                      $ 0.14               $ 0.38

                     Weighted average fair
                          value of options and
                          warrants granted
                          during 1999                      $ 0.14               $ 0.14


                    The following information summarizes stock options and warrants outstanding and exercisable at September 30, 2000:

                                                 Outstanding                         Exercisable
                     ------------ ------------------------------------------- ---------------------------
                                                      Weighted
                                                       Average
                                                      Remaining      Weighted                  Weighted
                      Range of                       Contractual     Average                   Average
                      Exercise          Number         Life in       Exercise      Number      Exercise
                       Prices        Outstanding        Years         Price     Exercisable      Price
                     ------------   ------------    -------------  ----------  -------------   ----------
                       Options

                     $0.21-$0.50      1,377,459          1.13        $ 0.29      657,797          $ 0.27

                     $0.65-$1.13        376,496          1.89        $ 0.98      228,698            0.97

                     $1.25-$1.75     1,496,844           1.74        $ 1.69     1,155,089           1.67

                     $1.81-$2.13        686,637          0.70        $ 1.73      396,750            1.72
                     ------------   ------------    -------------  ----------  -------------   ----------

                     $0.21-$2.13     3,937,436           1.36        $1.14      2,438,334         $ 1.23
                     ------------   ------------    -------------  ----------  -------------   ----------

                      Warrants

                     $0.30-$0.50        551,000          2.78        $ 0.45      551,000           $0.45

                     $0.65-$0.98     1,179,075           3.33        $ 0.70    1,179,075            0.70
                     $1.00-$1.50        591,490          1.54        $ 1.05      591,490            1.05
                     $1.87-$2.13        182,915          0.56        $ 1.99      182,915            1.99
                     ------------   ------------    -------------  ----------  -------------   ----------

                     $0.30-$2.13     2,504,480           2.58        $ 0.83     2,504,480          $0.83
                     ------------   ------------    -------------  ----------  -------------   ----------

                                                                            F-31

                                                  Integrated Spatial Information
                                                  Solutions, Inc. and Subsidiary

                                      Notes to Consolidated Financial Statements

8.  Employee        401 (k) Plan
    Benefit Plans
                    PlanGraphics, Inc. ("PlanGraphics") has a Section 401(k) deferred compensation provision covering substantially all employees. The plan allows participating employees to defer up to 20% of their annual salary with a tiered matching contribution by PlanGraphics up to 1.75%. Additional contributions may be made at the PlanGraphics' discretion based upon the PlanGraphics' performance. The expense charged to operations for the plan was $49,999 and $50,900 for the years ended September 30, 2000 and 1999 and includes no discretionary match.

9.  Contingency     Self Insurance

                    The Company is partially self-insured for employee medical liabilities, which covers risk up to $20,000 per individual covered under the plan. The Company has purchased excess medical liability coverage (from a national medical insurance carrier) for individual claims in excess of $20,000 and approximately $250,000 in the aggregate. Premiums and claim expenses associated with the medical self-insurance program are included in the accompanying statement of operations.

                    Employment Agreements

                    The Company has entered into employment agreements with two directors that extend from June 30, 2001 through June 30, 2003. The employment agreements set forth-annual compensation to the two directors of between $50,000 and $157,500 each.

                                                  Integrated Spatial Information
                                                  Solutions, Inc. and Subsidiary

                                      Notes to Consolidated Financial Statements

10. Related Party   A Director of the Company is the principal owner and
    Transactions    executive officer of an organization that entered into a
                    consulting agreement with the Company on July 6, 1999. The agreement ends upon the earlier of June 30, 2001; the date upon which the Director is not elected as a Director or is removed as a Director; and the date upon which he does not own more than 50% of the voting power of the organization.
                    Under the agreement, the organization will provide certain services related to developing and implementing actions to increase shareholder value through articulation of a vision for the Company, identifying and reviewing merger and acquisition candidates, obtaining capital (debt or equity) to finance mergers and acquisitions, and recruiting and evaluating candidates for senior executive and director position. Compensation for these services consists of performance options in two quantities of 322,581 each to acquire common stock of the Company at an exercise price of $0.31 per share if the market capitalization of the Company exceeds $30 million for the first quantity and $60 million for the second quantity for 20 of 30 consecutive business days at any time prior to June 30, 2002. As of September 30, 2000, the Company had not achieved the market capitalization levels, which would require the additional compensation.

                    Included in accounts payable at September 30, 2000 is $40,983 of interest due the CEO for interest in connection with guaranteeing certain debt of the Company's wholly-owned subsidiary.

11. Litigation      In 1998, the Company had appealed the Government's
                    assessment of excessive reprocurement costs against the Company on a manufacturing contract terminated for default.
                    The appeal of the default termination was unsuccessful. As such, the Company had recorded a reserve for $479,000 as of September 30, 1998 for potential losses. In March 1999, the assessment against the Company was settled with the Government for approximately $65,000, resulting in a recovery of approximately $414,000 from the September 30, 1998 estimated loss reserve.

                                                  Integrated Spatial Information
                                                  Solutions, Inc. and Subsidiary

                                      Notes to Consolidated Financial Statements

                    The Company was a defendant in an arbitration action brought by its former Chairman and CEO, alleging "constructive termination" of an employment agreement. Through a civil claim filed in July 1999 in Denver District Court, the Company asserted damages incurred by the Company for actions taken and not taken by the former Chairman and CEO. The matter was resolved through settlement dated November 19, 1999. The settlement required the Company to pay a total of $236,250 to the former Chairman and CEO and his counsel. All costs of the settlement have paid as of September 30, 2000.

                    The Company was the respondent in an arbitration claim by their former Chief Financial Officer, which was filed in August 1999 with the American Arbitration Association. The former CFO claimed that he was constructively discharged and sought severance compensation equal to three year's compensation as allegedly provided for in his employment agreement. The Company asserted that the CFO resigned and was not constructively discharged; therefore he was entitled to no severance compensation. The case was arbitrated in February 2000. In a final decision on April 20, 2000 the arbitrator awarded the CFO $330,000 in separation payments, fees and expenses in the dispute stemming from his employment agreement with the Company. All costs associated with the arbitration award were expensed as of June 30, 2000. On July 18, 2000 the Company filed an appeal of that award. The appeal was not sustained. The Company will have to pay the former CFO the awarded sum and has entered into discussion with the former CFO to develop a schedule for the payment.

                    The Company was the defendant in a claim for damages by former consultants in July 1999. The Company counterclaimed. As a result of directed mediation the claims were settled and the Company ultimately paid the consultants $175,000 in stock. See Note 7 for further discussion. The settlement resulted in an agreement that the consultants would relinquish its anti-dilution rights to a five-percent ownership in the company subsequent to the February 15, 2000 settlement agreement.

                                                  Integrated Spatial Information
                                                  Solutions, Inc. and Subsidiary

                                      Notes to Consolidated Financial Statements

                    The Company is engaged in various litigation matters from time to time in the ordinary course of business. In the opinion of management, the outcome of any such litigation will not materially affect the financial position or results of operations of the Company.

12. Supplemental        Years Ended September 30,                  2000           1999
      Data to           -------------------------------------------------------------------
      Statement
      of Cash Flows
                        Cash paid for interest                 $  325,722     $   438,101

                        Non-cash Investing and Financing
                        Activities:

                        Preferred stock dividend accrued           18,002          36,723

                        Common stock issued for payment of
                        preferred stock dividends                  54,725               -

                        Conversion of preferred stock into
                           common stock                           374,213          71,188
                        --------------------------------------------------------------------

13. Subsequent      In February 2001 the Board of Directors approved a
    Events          recapitalization plan as a precedent to the further
                    execution of the Company's business plan. The Board of Directors authorized a right offering to existing shareholders of their common stock and to certain other qualified parties. The Board established April 30, 2001 as the record date and that the rights would be non-transferable. The terms of the offering have not yet been finalized.

                                                  Integrated Spatial Information
                                                  Solutions, Inc. and Subsidiary

                                      Notes to Consolidated Financial Statements

                    On February 9, 2001, the Board of Directors approved a loan in exchange for a convertible promissory note dated February 2, 2001 of $75,000 from an entity controlled by a director. The funds are to be used for certain specified working capital requirements. The Board also approved a resolution authorizing the Company to provide to a related party a security interest in PlanGraphic's accounts receivable and subordinately, the ownership of PlanGraphics, as further collateral for the entity providing a standby letter of credit to further collateralize an extension of their subsidiary's line of credit with National City Bank of Kentucky, and subsequently, Branch Banking and Trust Company. Subsequent to this transaction, National City Bank provided an extension of a $500,000 line of credit for their operating subsidiary through April 30, 2001. The line of credit was subsequently extended through June 11, 2001. Effective June 1, 2001, the line of credit had been paid in full and substituted with a line of credit from Branch Banking and Trust Company.

                    Historically, PlanGraphics' accounts receivable has been more than adequate to cover its line of credit and management believes that this will continue to be the case. Should PlanGraphics default on its line of credit with Branch Banking & Trust Company and its accounts receivable be inadequate to cover its standby letter of credit with the related party, the Company may lose its interest in PlanGraphics which would result in the loss of the Company's sole source of revenue. The related party has not expressed an interest in obtaining the underlying collateral used to support the standby letter of credit.

                    In November 2000 the Company announced that they had entered into a Letter of Intent to acquire certain business assets of Microhard Technology, Inc. and Certified Professionals and Engineers, Inc. As a result of due diligence reviews the Company decided to allow the Letter of Intent to lapse without a transaction. Both parties to the Letter of Intent have agreed to work together on a number of strategic and tactical initiatives and to revisit the acquisition discussions in the future. All costs associated with the proposed acquisition have been expensed.

         Integrated Spatial Information Solutions, Inc., and Subsidiary
                    Condensed and Consolidated Balance Sheets

                                                          June 30   September 30
                                                            2001        2000
                                                        (Unaudited)   (Audited)
--------------------------------------------------------------------------------
Assets

Current:
Cash and Cash Equivalents                               $    7,078    $   20,306
   Accounts receivable (net of allowance
      for doubtful accounts of $0 and $1,007)            1,938,876     1,386,774
   Prepaid expenses and other                               69,227       172,154

--------------------------------------------------------------------------------
Total current assets                                     2,015,181     1,579,234

--------------------------------------------------------------------------------

Property and Equipment:
   Land and building under capital
       lease - related party                             1,866,667     1,866,667
   Equipment and furniture                                 710,052       699,165
   Other leased assets                                     255,602       255,600

--------------------------------------------------------------------------------
                                                         2,832,321     2,821,432
Less accumulated depreciation and amortization           1,289,311     1,084,027

--------------------------------------------------------------------------------
Net property and equipment                               1,543,010     1,737,405

--------------------------------------------------------------------------------


Other Assets:

Goodwill, net of accumulated amortization                4,039,324     4,312,267
Other                                                       86,953       102,974

--------------------------------------------------------------------------------
Total other assets                                       4,126,277     4,415,241

--------------------------------------------------------------------------------
                                                        $7,684,468    $7,731,880

--------------------------------------------------------------------------------

See accompanying  notes to financial statements

         Integrated Spatial Information Solutions, Inc., and Subsidiary
                    Condensed and Consolidated Balance Sheets

                                                        June 30      September 30
                                                         2001            2000
                                                      (Unaudited)      (Audited)
--------------------------------------------------------------------------------
Liabilities and Stockholders' Equity

Current:
Notes payable - current maturities                 $    410,551    $    559,647
Other notes payable                                     288,530            --
Obligations under capital lease - current                 1,630          13,286
Obligations under capital
    leases - related party - current                     99,074          90,091
Checks written against future deposits                   83,313          61,612
Accounts payable                                      1,297,359         871,288
Accrued payroll costs and vacation                      322,362         325,613
Accrued expenses                                        552,498         696,841
Deferred revenue                                        230,350         201,578

--------------------------------------------------------------------------------
Total current liabilities                             3,285,677       2,819,956

Long-term Liabilities
Obligations under capital leases - related party      1,636,748       1,712,217

--------------------------------------------------------------------------------
Total liabilities                                     4,922,415       4,532,173

--------------------------------------------------------------------------------

Commitments and Contingencies:

Stockholders' Equity:
Cumulative convertible preferred stock,
  $.001 par value, 20,000,000 shares authorized,
  none outstanding                                         --              --

Common stock, no par value, 2,000,000,000 shares
  authorized, 19,606,525 and 18,674,382 shares
  issued and outstanding at June 30, 2001, and
  September 30, 2000, respectively                   14,472,515      14,254,487
Common stock to be issued                                  --            25,000
Additional paid-in capital                            3,599,866       3,400,882
Accumulated deficit                                 (15,310,328)    (14,480,662)

--------------------------------------------------------------------------------
Total stockholders' equity                            2,762,053       3,199,707

--------------------------------------------------------------------------------
                                                   $  7,684,468    $  7,731,880

--------------------------------------------------------------------------------

See accompanying  notes to financial statements
                                                                            F-38

         Integrated Spatial Information Solutions, Inc., and Subsidiary
               Condensed and Consolidated Statements of Operations
                                   (Unaudited)

                                                     Nine months ended               Three months ended
                                                          June 30,                        June 30,
                                                          --------                        --------
                                                    2001            2000           2001            2000
----------------------------------------------------------------------------------------------------------
Revenues                                      $  5,590,343    $  4,515,147    $  2,152,315    $  1,147,009

Cost and expenses
    Salaries and employee benefits               1,240,381       1,417,738         441,344         472,814
    Direct contract costs                        3,264,887       2,767,865       1,328,942         777,331
    General & administrative costs                 821,267         931,597         272,651         263,283
    Marketing costs                                161,249         215,742          57,759         121,039
    Public & corporate affairs expense             194,935          65,055          49,362          33,927
    Other operating costs                          479,720         516,198         156,790         150,156

----------------------------------------------------------------------------------------------------------
Total costs and expenses                         6,162,439       5,914,195       2,306,848       1,818,550

----------------------------------------------------------------------------------------------------------
Operating loss                                    (572,096)     (1,399,048)       (154,533)       (671,541)

----------------------------------------------------------------------------------------------------------

Other income (expense):
    Interest expense                              (317,914)       (249,743)        (79,151)        (76,900)

    Gain on Sale of Assets                            --             2,915            --              --
    Other income                                    60,344          34,248          15,940           4,436
    Loss on litigation                                --          (589,432)           --            (4,540)
----------------------------------------------------------------------------------------------------------

Net loss                                          (829,666)     (2,201,060)       (217,744)       (748,545)

Preferred stock dividends                             --           (18,002)           --              --

----------------------------------------------------------------------------------------------------------
Net loss attributable to common
stockholders                                  $   (829,666)   $ (2,219,062)   $   (217,744)       (748,545)

----------------------------------------------------------------------------------------------------------
Basic and diluted loss per common share:

Loss attributable to common stockholders      $       (.04)   $       (.14)   $       (.01)   $       (.04)

Weighted average number of shares of common
stock outstanding                               19,556,525      15,846,301      19,576,525      18,579,375

------------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements

         Integrated Spatial Information Solutions, Inc., and Subsidiary
               Condensed and Consolidated Statements of Cash Flow
                                   (Unaudited)

Nine Months Ended June 30,                                 2001          2000
-------------------------------------------------------------------------------
Operating Activities:
Net loss                                             $  (829,666)   $(2,201,060)
Adjustments to reconcile net loss to
  net cash used in operating activities:
     Depreciation and amortization                       478,227        542,757
     Provision for losses on accounts receivable          (1,007)
     Stock issued in settlement of litigation               --          175,000
     Stock options and warrants issued/to be
        issued for services performed                    142,400        156,050
Sale of assets                                              --           (2,915)
     Write off of acquisition costs                       25,608           --
     Amortization of debt discount                        75,000           --
Changes in operating assets:
     (Increase) decrease in accounts receivable         (551,095)       671,904
     Decrease in prepaid expenses                        102,927         31,075
     Increase in accounts payable                        426,071        300,826
     Decrease in accrued expenses                       (147,594)      (296,414)
     Increase in deferred revenue                         28,772         72,641
     Increase in other assets                             (9,587)          --

-------------------------------------------------------------------------------
Net cash used in operating activities                   (259,944)      (550,136)

-------------------------------------------------------------------------------
Investing Activities:
Purchase of equipment                                    (10,889)      (117,461)

-------------------------------------------------------------------------------
Restricted cash                                             --           25,000

-------------------------------------------------------------------------------
Net cash used in investing activities                    (10,889)       (92,461)

Financing Activities:
Payments on checks written against future deposits        21,701         79,800
Proceeds from borrowing                                4,656,831      3,951,244
Payments on  debt                                     (4,561,539)    (3,987,822)
Proceeds from issuance of common stock                   120,000        432,610
Proceeds from exercise of stock options                   20,612           --
Payments on stock repurchase liability                      --          (62,103)

-------------------------------------------------------------------------------
Net cash provided by financing activities                257,605        413,729

-------------------------------------------------------------------------------
Net decrease in cash                                     (13,228)      (228,868)

Cash and cash equivalents, beginning of period            20,306        373,825

-------------------------------------------------------------------------------
Cash and cash equivalents, end of period             $     7,078    $   144,957

-------------------------------------------------------------------------------

See accompanying notes to financial statements

                 Integrated Spatial Information Solutions, Inc.

                                and Subsidiaries

            NOTES TO CONDENSED AND CONSOLIDATED FINANCIAL STATEMENTS

(1) Condensed and Consolidated Financial Statements

The condensed and consolidated financial statements included herein have been prepared by us without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. We believe that the disclosures are adequate to make the information presented not misleading. In the opinion of management, the accompanying unaudited condensed and consolidated financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly our consolidated financial position as of June 30 2001, the consolidated results of our operations for the three and nine-month periods ended June 30, 2001, and 2000 and statements of cash flows for the nine-month periods then ended.

The accounting policies followed by us are set forth in the annual report of September 30, 2000, filed on Form 10-KSB and the audited consolidated financial statements in it with the accompanying notes. While management believes the procedures followed in preparing these consolidated financial statements are reasonable, the accuracy of the amounts are in some respects dependent upon the facts that will exist, and procedures that will be accomplished by us later in the year.

The consolidated results of operations for the nine-month period ended June 30, 2001, are not necessarily indicative of the results to be expected for the full year ending September 30, 2001.

Certain prior year financial statements have been restated to conform to the current year presentation.

(2) Accounts Receivable

The components of accounts receivable are as follows:

                                                   June 30       September 30
                                                     2001            2000
-------------------------------------------------------------------------------
                                                                   unaudited
Contract Receivables:
   Billed                                         $1,264,387       $1,225,741
   Unbilled                                          674,489          162,040

-------------------------------------------------------------------------------
                                                   1,938,876        1,387,781

Less allowance for doubtful accounts                    --              1,007

-------------------------------------------------------------------------------
Accounts receivable, net                          $1,938,876       $1,386,774

Deferred revenue amounts were $142,056 and $130,788 at June 30, 2001 and September 30, 2000, respectively, which represents amounts billed in excess of amounts earned.

We have historically received greater than 10% of annual revenues from one or more customers. The City of New York's (NY) Department of Information Technology and Telecommunications (NYDOITT)accounted for 36% of revenue for the quarter ended June 30 2001, compared to two customers, the Providence Gas Company of Rhode Island and the Horry County (SC) who accounted for 25%, and 10% of revenue, respectively, for the quarter ended June 30, 2000. In addition, at June 30, 2001 two customers, the NYDOITT and the City of Columbus (OH) accounted for 36% and 12% of accounts receivable, compared to three customers, Providence Gas Company of Rhode Island, EMA Services, Inc., and Nashville-Davidson County (TN) who accounted for 15%, 14% and 12%, respectively, of accounts receivable at June 30, 2000. NYDOITT is the largest of our current customers and represents services both as a client and as a contract vehicle utilized by as many as 10 different departments within the New York City government through individual order assignments. The diversity of order assignments, and range of departments as clients, diminishes the concentration of revenue and receivables in a manner not obvious from the financial reports.

(3) Provision for Income Taxes

At the beginning of the fiscal year we had net operating loss carryforwards of $9.8 million with expirations through 2020. At June 30, 2001, the amount of the net operating loss carryforward balance is estimated at $10.6 million. We expect to incur a minimal amount of alternative minimum tax for the fiscal year. Since we are unable to determine that deferred tax assets exceeding tax liabilities are more likely than not to be realized, we have recorded a valuation allowance equal to the excess deferred tax assets at fiscal year end.

(4) Going Concern Issues

As a result of recurring losses from operations over several years, negative cash flows and certain other factors, the report of our independent certified public accountants for the fiscal year ended September 30, 2000 includes a qualification statement in the audit opinion expressing substantial doubt about our ability to continue as a going concern. Management believes that we have the capacity to address our immediate needs for cash and liquidity through an aggressive approach on a number of fronts. We have entered into a number of formal and informal agreements with vendors and professional service providers to extend the terms on payables currently due. We also have reduced or delayed expenditures on items that are not critical to operations. The credit line available to our subsidiary organization expired April 30, 2001 and we obtained a replacement line of credit with Branch Banking and Trust Company ("BB&T") providing for an initial maximum principal amount of $500,000 (See Note 11, below). The new line of credit was entered into during May 2001. We have initiated a recapitalization effort based on a rights offering to shareholders of our common stock (see Note 8, below). Furthermore, during the course of FY 2000 we reduced monthly operational cash flow in excess of $27,000 per month and made final payments to our former CEO and to a former shareholder of PlanGraphics as well as "right" sizing our office leases. We recommend you review the Form 10-KSB for September 30, 2000 and read the more extensive Going Concern discussion at the beginning of Item 6, Management's Discussion and Analysis of Financial Condition and Results of Operations, appearing on page 12 of that report and footnote 1 to the consolidated financial statements.

(5) Litigation

We were the respondent in an arbitration claim by our former Chief Financial Officer filed in August 1999 with the American Arbitration Association in Jacksonville, Florida. He claimed that he was constructively discharged and sought severance compensation equal to three year's compensation as allegedly provided for in his employment agreement. We asserted that he resigned and was not constructively discharged and therefore would not have been entitled to severance compensation. The case was arbitrated in February 2000. In a final decision on April 20, 2000 the arbitrator awarded him, a total of $330,000 in separation payments, fees and expenses in the dispute stemming from his employment agreement with us. All costs associated with the arbitration award were expensed as of June 30, 2000. On July 18, 2000 we filed an appeal of that award in State Circuit Court for Duval County, Florida. The appeal was not sustained. We will have to pay our former CFO the awarded sum and costs.
Subsequent to March 31, 2001 we made an initial payment of $48,000 and have developed a schedule for the balance that is acceptable to both parties.

(6) Sale of Common Stock

During a limited private offering that began in the fourth quarter of the prior fiscal year we sold 580,000 shares of our common stock and raised $145,000 with accredited investors and certain affiliates of our company. The offering consisted of $1,000 units each of which included 4,000 shares of common stock and three-year warrants to purchase 2,000 shares of common stock at $0.50 per share. The resulting shares from the offering have not been registered with the Securities and Exchange Commission and the resulting shares of stock are subject to the restrictions in Rule 144. The issuance of the common stock in this transaction was exempt from registration under the Securities Act of 1933, as amended, in reliance upon Section 4(2).

(7) Lease Obligations

We lease various equipment as well as facilities under capital and operating leases that expire through the year 2005 as noted in Note 6. to the Consolidated Financial Statements in Form 10-KSB September 30, 2000.

(8) Recapitalization

On February 9, 2001 the Board of Directors approved a recapitalization plan as a precedent to the further execution of the company's business plan. The Board of Directors authorized a rights offering to existing shareholders of our common stock and to certain other qualified parties. The Board directed management to prepare the SB-2 registration statement and related prospectus documents and to file them with the SEC. The Board has established April 30, 2001 as the record date and that the rights will be non-transferable. The company, subsequent to June 30, 2001, determined that the rights would be priced at $0.035 per share, that each shareholder will receive four rights for each share held at the record date and that each shareholder may exercise over-subscription rights up to seven times their shareholding as of the record date, subject to availability and prorata allocations of over-subscription requests. We expect to complete the offering during calendar year 2001.

The Board of Directors authorized consulting agreements with Crossways Consulting Group, Inc. and Brean Murray & Co., Inc. for advice and assistance in the completion of our shareholder rights offering. The agreements provide that we will, upon successful completion of the offering, issue warrants to each of the companies to acquire common stock in a quantity equal to two percent of the number of shares outstanding immediately after completing the offering. The warrant exercise fee will be equal to 110% of the shareholder rights subscription fee.

(9) Related Party Transaction

On February 9, 2001, the Board of Directors approved a loan of $75,000 and we entered into a convertible promissory note payable to Human Vision LLC, an entity controlled by a director. The proceeds are to be used for certain specified working capital requirements. The note was to mature on October 21, 2001 and was convertible into our common stock at the option of the holder at a designated conversion price of $0.07 per share or the price per share of any rights offering, whichever is lower. The beneficial conversion feature of $75,000, computed in accordance with the Emerging Issues Task Force ("EITF") Issue 98-5, has been recorded as a discount on the debt and will be accreted from the date of issuance to the stated redemption date (originally October 12, 2001, amended on May 15, 2001 to February 2, 2002, 2001) in accordance with EITF Issue 00-27. On May 15, 2001, we borrowed an additional $40,000 from Human Vision LLC pursuant to the same terms as the aforementioned promissory note. A beneficial conversion feature of $34,000 has been reflected as a discount on the debt and will similarly be accreted from the date of issuance to the stated redemption date (May 16, 2002). Through June 30, 2001, we have reflected $75,000 of interest expense in connection with the accretion of the discount. The original convertible promissory note was also amended to no longer allow the conversion at the option of the holder.

The Board also approved a resolution authorizing us to provide to Human Vision LLC a security interest in the ownership of our subsidiary, PlanGraphics, Inc. as collateral for providing a standby letter of credit to further collateralize an extension of our subsidiary's line of credit with National City Bank of Kentucky. In a related matter, National City Bank provided extensions of the commercial notes underlying a line of credit for our operating subsidiary through June 11, 2001. See the discussion in Item 6, Management Discussion and Analysis in our Form 10-KSB for the fiscal year ended September 30, 2000.

On April 30, 2001 the Line of Credit with National City Bank with a loan balance of approximately $500,000 expired. During May 2001 our subsidiary obtained a line of credit from a Maryland based banking institution, BB&T, comparable in terms with the previous line and for an initial amount of $500,000. The new line of credit is also collateralized by the accounts receivable of PlanGraphics, a standby letter of credit provided by a related party, Human Vision L.L.C. and the personal guarantee of an officer and director.


 (10) Net Loss Per Common Share.

We have adopted Statement of Financial Accounting Standard ("SFAS") No. 128 issued by the Financial Accounting Standards Board. SFAS No. 128 provides for the calculation of "Basic" and "Diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing loss attributable to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity, in order to disclose fully diluted earnings per share, when appropriate.

As we incurred net losses in the three and nine-month periods ending June 30, none of our outstanding options or warrants were included in the computation of diluted earnings per share as their effect would be anti-dilutive. The total of warrants and options outstanding at June 30, 2001 and 2000 were 8,070,909 and 6,778,477, respectively.

(11) Supplemental Cash Flow Information

During the nine months ended June 30, 2001 and 2000 we paid $225,200 and $223,115 for interest expense, respectively.

During the nine months ended June 30, 2001 and 2000, we paid $6,770 and $16,175 for income taxes, respectively.

In accordance with the convertible note issued to Human Vision LLC, we recorded a discount on the notes of $109,000 and a corresponding credit to additional paid in capital in connection with a beneficial conversion feature.

(12) Recently Issued Accounting Pronouncements

In June 2001 the Financial Accounting Standards Board finalized FASB Statements No. 141, Business Combinations (SFAS 1421) and No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 142 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS 142 also requires that we recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. AFAS 142 applies to all business combinations initiated after June 30, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS 142, that we reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS 141.

SFAS 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that we identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance on SFAS 142. SFAS 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. SFAS 142 requires us to complete a transitional goodwill impairment test six months from the date of adoption. We are also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS 142.

We accounted for our previous business combinations using the purchase method. As of June 30, 2001, the net carrying amount of goodwill is $4,039,324 and other intangible assets is nil. Amortization expense during the nine-month period ended June 30, 2001 was $272,943. Currently, we are assessing but have not yet determined how the adoption of SFAS 141 and 142 will impact our financial position and results of operations.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         ISIS is incorporated in the state of Colorado. As permitted by the Colorado Business Corporation Act, the articles of incorporation of ISIS eliminate the liability of directors to ISIS or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent otherwise required by the Colorado Business Corporation Act.

         The articles of incorporation provide that ISIS will indemnify any and all of its directors and officers against expenses actually and necessarily incurred to them to the fullest extent permitted under Colorado Corporate Code, in connection with the defense of any action, suit or proceeding in which they or any of them, are made parties, or a party, by reason of being a director or officer of ISIS except in relation to matters to which any such director or officer shall be adjudged in such action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of duty.

         In addition, the articles of incorporation provide that, to the furthest extent provided by applicable law, no director of ISIS shall have any personal liability form monetary damages to ISIS or its shareholders for breach of fiduciary duty as a director, except that indemnity is not provided to a director whose conduct involves (1) a breach of the director's duty of loyalty to ISIS or its shareholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) acts specified in section 7-5-114 of the Colorado Business Corporation Act, or (4) any transaction from which the director derived an improper personal benefit.

         The bylaws of ISIS provide similar indemnification provisions.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, payable by ISIS, in connection with the sale of the common stock being registered (all amounts are estimated except the Commission Registration Fee).

Commission registration fee................................     $700

Blue Sky fees and expenses.................................     $5,000

Legal fees and expenses....................................     $50,000

Accounting fees and expenses...............................     $25,000

Escrow agent fees...........................................    $5,000

Transfer agent fees.........................................    $15,000

Printing expenses...........................................    $10,000

         Total                                                  $110,700

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         Over the past three years, ISIS has issued the following securities without registering them under the Securities Act of 1933:

o On May 15, 2001, ISIS executed a promissory note in favor of HumanVision L.L.C. for the sum of $40,000. Pursuant to the First Amendment to Promissory Notes, executed on May 21, 2001, any balance of outstanding principal and accrued and unpaid interest as of May 15, 2002 will automatically convert into shares of ISIS common stock at the lower of $.07 per share or the price per share of any offer to our shareholders of stock or rights to purchase our common stock. The note was issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933 in a transaction not involving a public offering. The shares issuable upon conversion of the note will be "restricted" as defined by Rule 144 promulgated under the Securities Act of 1933.

o On February 2, 2001, ISIS executed a promissory note in favor of HumanVision L.L.C. for the sum of $75,000. Pursuant to the First Amendment to Promissory Notes, executed on May 21, 2001, any balance of outstanding principal and accrued and unpaid interest as of February 3, 2002 will automatically convert into shares of ISIS common stock at the lower of $.07 per share or the price per share of any offer to our shareholders of stock or rights to purchase our common stock. The note was issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933 in a transaction not involving a public offering. The shares issuable upon conversion of the note will be "restricted" as defined by Rule 144 promulgated under the Securities Act of 1933.

o During September 2000, ISIS initiated a private placement of units under which 157 units were subscribed to by a total of six accredited investors at a price of $1,000 per unit, or total consideration of $157,000. Each unit consisted of 4,000 shares of common stock and three-year warrants to purchase 2,000 shares of common stock at $0.50 per share. The units were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933 in a transaction not involving a public offering. Each investor had access to the same type of information about ISIS that is typically available in a registration statement.

o In March 2000, ISIS sold 806,452 units in a private offering to two accredited purchasers, or total consideration of $240,500. Each unit consisted of one share of common stock and one five-year warrant to purchase one share of common stock at $0.65 per share. The units were issued in reliance on an exemption from registration under Rule 506 of Regulation D promulgated under the Securities Act of 1933 in a transaction not involving a public offering. Each investor had access to the same type of information about ISIS that is typically available in a registration statement.

o In January 2000, ISIS sold 213 units in a private offering to six accredited purchasers at a price of $1,000 per unit, or total consideration of $213,000. Each unit consisted of 4,000 shares of common stock and three-year warrants to purchase 2,000 shares of common stock at $0.50 per share. The units were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933 in a transaction not involving a public offering. Each investor had access to the same type of information about ISIS that is typically available in a registration statement.

o On August 19, 1998, ISIS sold a total of 700 shares of its Series A Preferred Stock in a private offering. The total offering price was $700,000 and the sale was made to two entities who ISIS reasonably believed prior to making the sale to be sophisticated investors. The shares were issued in reliance on an exemption from registration under Rule 506 of Regulation D promulgated under the Securities Act of 1933 in a transaction not involving a public offering. The Ridgefield Group of Ridgefield, Connecticut acted as ISIS's placement agent for the transaction. The Company paid commissions of 12% of the total offering price to The Ridgefield Group. The Series A Preferred Stock was convertible to shares of common stock. On November 14, 1998, the Securities and Exchange Commission declared effective a registration statement of ISIS that included the underlying common stock. Shares issued pursuant to this offering have all converted to shares of common stock.

o On August 18, 1998, ISIS sold 57,142 shares of its common stock to two sophisticated investors in a private placement. ISIS received cash proceeds of $50,000. The shares were issued in reliance on an exemption from registration under Rule 506 of Regulation D promulgated under the Securities Act of 1933 in a transaction not involving a public offering. Each investor had access to the same type of information about ISIS that is typically available in a registration statement.


ITEM 27. EXHIBITS

Exhibit
Number   Description of Exhibit

2.1 Acquisition Agreement between DCX, Inc. and PlanGraphics, Inc. (filed with Current Report, Form 8-K, on September 24, 1997 and incorporated herein by reference)

3.1 Amended and Restated Articles of Incorporation of ISIS (filed with our Definitive Proxy Statement dated May 3, 1991 and incorporated herein by reference).

3.2 Articles of Amendment to the Articles of Incorporation dated November 6, 1996 (filed with Current Report, Form 8-K, on November 27, 1996 and incorporated herein by reference).

3.3 Articles of Amendment to the Articles of Incorporation dated July 30, 1997 (filed with Current Report, Form 8-K, on August 15, 1997 and incorporated herein by reference). 3.4 Bylaws of ISIS (filed with Registration Statement on Form S-18, file no. 33-1484 and incorporated herein by reference).

4.1 Specimen Stock Certificate (filed with Registration Statement on Form S-18, file no. 33-1484 and incorporated herein by reference).

4.2 ISIS 1991 Stock Option Plan (filed with Registration Statement on Form S-8 on September 30, 1996 and incorporated herein by reference).

4.3 ISIS 1995 Stock Incentive Plan (filed with Registration Statement on Form S-8 on September 30, 1996 and incorporated herein by reference).

4.4 ISIS Equity Incentive Plan (filed with Annual Report on Form 10-KSB on January 13, 1998 and incorporated herein by reference).

4.5 ISIS Equity Compensation Plan (filed with Registration Statement on Form S-8 on September 8, 1999 and incorporated herein by reference).

4.6* Form of Warrant to be issued to Crossways Consulting Group, Inc. and Brean Murray & Co., Inc.

5.1**     Opinion and Consent of Davis Graham & Stubbs LLP.

10.1*     Escrow Agent Agreement with Branch Bank & Trust Company

10.2 Agreement for Services with Crossways Consulting Group, Inc. dated February 28, 2001. (filed with Registration Statement on Form SB-2 on March 26, 2001 and incorporated herein by reference).

10.3 Letter Agreement with Brean Murray & Co., Inc. dated March 13, 2001 (filed with Registration Statement on Form SB-2 on March 26, 2001 and incorporated herein by reference).

10.4 Executive Employment Agreement dated March 28, 1997 between ISIS and Frederick G. Beisser (filed with Quarter Report on Form 10-QSB on May 14, 1997 and incorporated herein by reference).

10.5 Executive Employment Agreement dated September 22, 1997 between ISIS and John C. Antenucci (filed with Annual Report on Form 10-KSB on January 13, 1998 and incorporated herein by reference).

10.6 Executive Employment Agreement dated September 22, 1997 between ISIS and J. Gary Reed (filed with Annual Report on Form 10-KSB on January 13, 1998 and incorporated herein by reference).

10.7*     Agreement for Services dated July 1, 2001 between ISIS and Gary S.
          Murray.

10.8* Consulting Services Agreement dated July 1, 2001 between ISIS and HumanVision L.L.C.

10.9 Convertible Promissory Note by and between ISIS and HumanVision L.L.C. (filed with Annual Report on Form 10-KSB on February 20, 2001 and incorporated herein by reference).

10.10 Stock Pledge Agreement by and between ISIS and HumanVision L.L.C. (filed with Annual Report on Form 10-KSB on February 20, 2001 and incorporated herein by reference).

10.11 Guaranty by ISIS in favor of HumanVision L.L.C. (filed with Annual Report on Form 10-KSB on February 20, 2001 and incorporated herein by reference).

10.12 Secured Promissory Note issued to BDO Seidman, LLP dated February 15, 2001 (filed with Registration Statement on Form SB-2/A on June 13, 2001 and incorporated herein by reference).

10.13 Promissory Note issued to Evans, Mechwart, Hambleton & Tilton, Inc. dated November 7, 2000 (filed with Registration Statement on Form SB-2/A on June 13, 2001 and incorporated herein by reference).

10.14 Convertible Promissory Note by and between ISIS and HumanVision, L.L.C. dated May 15, 2001 (filed with Registration Statement on Form SB-2/A on June 13, 2001 and incorporated herein by reference).

10.15 First Amendment to Promissory Notes by ISIS for the benefit of HumanVision LLC dated May 21, 2001 (filed with Registration Statement on Form SB-2/A on June 13, 2001 and incorporated herein by reference).

10.16 Loan Agreement dated May 31, 2001 by and between Branch Banking and Trust Company, PlanGraphics, Inc., John C. Antenucci and Robin L. Antenucci (filed with Registration Statement on Form SB-2/A on June 13, 2001 and incorporated herein by reference).

10.17 Security Agreement dated May 31, 2001 by and between Branch Banking and Trust Company and PlanGraphics, Inc. (filed with Registration Statement on Form SB-2/A on June 13, 2001 and incorporated herein by reference).

10.18 Promissory Note by PlanGraphics, Inc. in favor of Branch Banking and Trust Company dated May 31, 2001 (filed with Registration Statement on Form SB-2/A on June 13, 2001 and incorporated herein by reference).

10.19 Guaranty Agreement dated May 31, 2001 by John C. Antenucci (filed with Registration Statement on Form SB-2/A on June 13, 2001 and incorporated herein by reference).

10.20*    Customer Contract with the City of New York

21 List of Subsidiaries (filed with Annual Report on Form 10-KSB on February 20, 2001 and incorporated herein by reference).

23*       Consent of BDO Seidman, LLP.

-------------------
*        Filed herewith.
**       Final form to be filed via amendment.


ITEM 28. UNDERTAKINGS

The undersigned hereby undertakes that:

(1) It will file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (a) Include any prospectus required by section 10(a)(3) of the Securities Act;

     (b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (c) Include any additional or changed material information on the plan of distribution.

(2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

(3) It will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) It will supplement the prospectus, after the end of the subscription period, to include the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities that the underwriters will purchase and the terms of any later reoffering. In addition, if the underwriters make any public offering of the securities on terms different from those on the cover page of the prospectus, it will file a post-effective amendment to state the terms of such offering.

(5) For determining any liability under the Securities Act, it will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by it under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration to be signed on its behalf by the undersigned, in the City of Frankfurt, State of Kentucky on August 16, 2001.

                                INTEGRATED SPATIAL INFORMATION SOLUTIONS, INC.


                                By:  /s/ John C. Antenucci
                                     ----------------------------------
                                         John C. Antenucci
                                         President and Acting Chief
                                         Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John C. Antenucci and Frederick G. Beisser, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and his name, place and stead, in any and all capabilities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits and schedules thereto, including any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto and other certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

/s/ John C. Antenucci                      President, Director and Acting          August 16, 2001
-----------------------------------------
John C. Antenucci                          Chief Executive Officer

/s/ Fred G. Beisser                        Vice President - Finance and            August 16, 2001
-----------------------------------------  Administration,   Secretary,
Frederick G. Beisser                       Treasurer and Director (Principal
                                           Financial and Accounting Officer)

/s/ John C. Antenucci, Attorney-in-Fact    Chairman and Director                   August 16, 2001
-----------------------------------------
Gary S. Murray

/s/ John C. Antenucci, Attorney-in-Fact    Director                                August 16, 2001
-----------------------------------------
J. Gary Reed

/s/ John C. Antenucci, Attorney-in-Fact    Director                                August 16, 2001
-----------------------------------------
Ray O'Mara

                                  EXHIBIT INDEX

Exhibit
Number   Description of Exhibit
------   ----------------------

2.1 Acquisition Agreement between DCX, Inc. and PlanGraphics, Inc. (filed with Current Report, Form 8-K, on September 24, 1997 and incorporated herein by reference)

3.2 Amended and Restated Articles of Incorporation of ISIS (filed with our Definitive Proxy Statement dated May 3, 1991 and incorporated herein by reference).

3.2 Articles of Amendment to the Articles of Incorporation dated November 6, 1996 (filed with Current Report, Form 8-K, on November 27, 1996 and incorporated herein by reference).

3.3 Articles of Amendment to the Articles of Incorporation dated July 30, 1997 (filed with Current Report, Form 8-K, on August 15, 1997 and incorporated herein by reference). 3.4 Bylaws of ISIS (filed with Registration Statement on Form S-18, file no. 33-1484 and incorporated herein by reference).

4.3 Specimen Stock Certificate (filed with Registration Statement on Form S-18, file no. 33-1484 and incorporated herein by reference).

4.4 ISIS 1991 Stock Option Plan (filed with Registration Statement on Form S-8 on September 30, 1996 and incorporated herein by reference).

4.3 ISIS 1995 Stock Incentive Plan (filed with Registration Statement on Form S-8 on September 30, 1996 and incorporated herein by reference).

4.4 ISIS Equity Incentive Plan (filed with Annual Report on Form 10-KSB on January 13, 1998 and incorporated herein by reference).

4.5 ISIS Equity Compensation Plan (filed with Registration Statement on Form S-8 on September 8, 1999 and incorporated herein by reference).

4.6* Form of Warrant to be issued to Crossways Consulting Group, Inc. and Brean Murray & Co., Inc.

5.1**     Opinion and Consent of Davis Graham & Stubbs LLP.

10.1*     Escrow Agent Agreement with Branch Bank & Trust Company

10.2 Agreement for Services with Crossways Consulting Group, Inc. dated February 28, 2001. (filed with Registration Statement on Form SB-2 on March 26, 2001 and incorporated herein by reference).

10.3 Letter Agreement with Brean Murray & Co., Inc. dated March 13, 2001 (filed with Registration Statement on Form SB-2 on March 26, 2001 and incorporated herein by reference).

10.4 Executive Employment Agreement dated March 28, 1997 between ISIS and Frederick G. Beisser (filed with Quarter Report on Form 10-QSB on May 14, 1997 and incorporated herein by reference).

10.5 Executive Employment Agreement dated September 22, 1997 between ISIS and John C. Antenucci (filed with Annual Report on Form 10-KSB on January 13, 1998 and incorporated herein by reference).

10.6 Executive Employment Agreement dated September 22, 1997 between ISIS and J. Gary Reed (filed with Annual Report on Form 10-KSB on January 13, 1998 and incorporated herein by reference).

10.7*     Agreement for Services dated July 1, 2001 between ISIS and Gary S.
          Murray.

10.8* Consulting Services Agreement dated July 1, 2001 between ISIS and HumanVision L.L.C.

10.9 Convertible Promissory Note by and between ISIS and HumanVision L.L.C. (filed with Annual Report on Form 10-KSB on February 20, 2001 and incorporated herein by reference).

10.10 Stock Pledge Agreement by and between ISIS and HumanVision L.L.C. (filed with Annual Report on Form 10-KSB on February 20, 2001 and incorporated herein by reference).

10.11 Guaranty by ISIS in favor of HumanVision L.L.C. (filed with Annual Report on Form 10-KSB on February 20, 2001 and incorporated herein by reference).

10.12 Secured Promissory Note issued to BDO Seidman, LLP dated February 15, 2001 (filed with Registration Statement on Form SB-2/A on June 13, 2001 and incorporated herein by reference).


10.13 Promissory Note issued to Evans, Mechwart, Hambleton & Tilton, Inc. dated November 7, 2000 (filed with Registration Statement on Form SB-2/A on June 13, 2001 and incorporated herein by reference).

10.14 Convertible Promissory Note by and between ISIS and HumanVision, L.L.C. dated May 15, 2001 (filed with Registration Statement on Form SB-2/A on June 13, 2001 and incorporated herein by reference).

10.15 First Amendment to Promissory Notes by ISIS for the benefit of HumanVision LLC dated May 21, 2001 (filed with Registration Statement on Form SB-2/A on June 13, 2001 and incorporated herein by reference).

10.16 Loan Agreement dated May 31, 2001 by and between Branch Banking and Trust Company, PlanGraphics, Inc., John C. Antenucci and Robin L. Antenucci (filed with Registration Statement on Form SB-2/A on June 13, 2001 and incorporated herein by reference).

10.17 Security Agreement dated May 31, 2001 by and between Branch Banking and Trust Company and PlanGraphics, Inc. (filed with Registration Statement on Form SB-2/A on June 13, 2001 and incorporated herein by reference).

10.18 Promissory Note by PlanGraphics, Inc. in favor of Branch Banking and Trust Company dated May 31, 2001 (filed with Registration Statement on Form SB-2/A on June 13, 2001 and incorporated herein by reference).

10.19 Guaranty Agreement dated May 31, 2001 by John C. Antenucci (filed with Registration Statement on Form SB-2/A on June 13, 2001 and incorporated herein by reference).

10.20*    Customer Contract with the City of New York

21 List of Subsidiaries (filed with Annual Report on Form 10-KSB on February 20, 2001 and incorporated herein by reference).

23*       Consent of BDO Seidman, LLP.

-------------------
*        Filed herewith.
**       Final form to be filed via amendment.

Exhibit 4.6


           FORM OF WARRANT FOR THE PURCHASE OF SHARES OF COMMON STOCK
           ----------------------------------------------------------

No. 1                                                   _________________ Shares

FOR VALUE RECEIVED, Integrated Spatial Information Solutions, Inc. (the "Company" or "ISIS"), hereby certifies that Brean Murray & Co., Inc., or a permitted assign thereof, is entitled to purchase from the Company, at any time or from time to time commencing September 1, 2001, and prior to 5:00 P.M., New York City time, on August 31, 2006 (_________________________shares) (_________)
fully paid and nonassessable shares of the Common Stock, of the Company for an aggregate purchase price of _____________________________dollars ($__________), computed on the basis of US $0.0385per share. (Hereinafter, (i) said Common Stock, together with any other equity securities which may be issued by the Company with respect thereto or in substitution therefore, is referred to as the "Common Stock," (ii) the shares of the Common Stock purchasable hereunder or under any other Warrant (as hereinafter defined) are referred to as the "Warrant Shares," (iii) the aggregate purchase price payable hereunder for the Warrant Shares is referred to as the "Aggregate Warrant Price," (iv) the price payable hereunder for each of the Warrant Shares is referred to as the "Per Share Warrant Price," (v) this Warrant, all identical warrants issued on the date hereof and all warrants hereafter issued in exchange or substitution for this Warrant or such other warrants are referred to as the "Warrants" and (vi) the holder of this Warrant is referred to as the "Holder" and the holder of this Warrant and all other Warrants are referred to as the "Holders"). The Aggregate Warrant Price is not subject to adjustment. The Per Share Warrant Price is subject to adjustment as hereinafter provided; in the event of any such adjustment, the number of Warrant Shares shall be adjusted by dividing the Aggregate Warrant Price by the Per Share Warrant Price in effect immediately after such adjustment.

1.   Exercise of Warrant
     -------------------

     a) Exercise for Cash
     --------------------

     This Warrant may be exercised, in whole at any time or in part from time to time, commencing September 1, 2001, and prior to 5:00 P.M., New York City time, on August 31, 2006, by the Holder by the surrender of this Warrant (with the subscription form at the end hereof duly executed) at the address set forth in Subsection 9(a) hereof, together with proper payment of the Aggregate Warrant Price, or the proportionate part thereof if this Warrant is exercised in part. Payment for Warrant Shares shall be made by certified or official bank check payable to the order of the Company. If this Warrant is exercised in part, this Warrant must be exercised for a number of whole shares of the Common Stock, and the Holder is entitled to receive a new Warrant Covering the Warrant Shares which have not been exercised and setting forth the proportionate part of the Aggregate Warrant Price applicable to such Warrant Shares. Upon such surrender of this Warrant, the Company will (a) issue a certificate or certificates in the name of the Holder for the largest number of whole shares of the Common Stock to which the Holder shall be entitled and, if this Warrant is exercised in whole, in lieu of any fractional share of the Common Stock to which the Holder shall be entitled, pay to the Holder cash in an amount equal to the fair value of such fractional share (determined in such reasonable manner as the Board of Directors of the Company shall determine), and (b) deliver the other securities and properties receivable upon the exercise of this Warrant, or the proportionate part thereof if this Warrant is exercised in part, pursuant to the provisions of this Warrant.

     b) Cashless Exercise
     --------------------

     In the event that the Common Stock has become publicly traded, then in lieu of exercising this Warrant in the manner set forth in paragraph 1(a) above, the Warrant may be exercised by surrender of the Warrant without payment of any other consideration, commission or remuneration, by execution of the cashless exercise subscription form (at the end hereof, duly executed). The number of shares to be issued in exchange for the Warrant will be computed by subtracting the Per Share Warrant Price from the closing bid price of the Common Stock on the date of receipt of the cashless exercise subscription form, multiplying that amount by the number of shares represented by the Warrant, and dividing by the closing bid price as of the same date.

     c) Vesting
     ----------

     Notwithstanding anything to the contrary set forth in the foregoing, except with respect to the provisions set forth in Subsections 3 (i) and 3 (j) below, this Warrant shall become exercisable as herein provided on the first business day following the occurrence of both the Vesting Events. As used herein, the term "Vesting Event" shall mean and refer to the circumstance where (a) the average weighted bid price, ("AWBP"), on a daily basis, of a share of the Company's Common Stock (the "Stock") on the stock exchange or market on which the Stock is primarily traded as reported on Bloomberg (such price being the AWBP), for a consecutive 20 trading dayperiod shall exceed 150% of the Per Share Warrant Price and (b) the one year anniversary of the effective date of this Warrant. The Vesting Event shall be deemed to have occurred upon the close of (a) such a 20 trading day period as described above and (b) the first trading day after the first anniversary of this Warrant if the first anniversary does not fall on a trading day.

2.   Reservation of Warrant Shares; Listing
     --------------------------------------

     The Company agrees that, prior to the expiration of this Warrant, the Company will at all times (a) have authorized and in reserve, and will keep available, solely for issuance or delivery upon the exercise of this Warrant, the shares of the Common Stock and other securities and properties as from time to time shall be receivable upon the exercise of this Warrant, free and clear of all restrictions on sale or transfer and free and clear of all pre-emptive rightsProtection Against Dilution

     a) If, at any time or from time to time after the date of this Warrant, the Company shall issue or distribute to the holders of shares of Common Stock evidences of its indebtedness, any other securities of the Company or any cash, property or other assets (excluding a subdivision, combination or reclassification, or dividend or distribution payable in shares of Common Stock, referred to in Subsection 3(b), and also excluding cash dividends or cash distributions paid out of net profits legally available therefor if the full amount thereof, together with the value of other dividends and distributions made substantially concurrently therewith or pursuant to a plan which includes payment thereof, is equivalent to not more than 5% of the Company's net worth) (any such nonexcluded event being herein called a "Special Dividend"), the Per Share Warrant Price shall be adjusted by multiplying the Per Share Warrant Price then in effect by a fraction, the numerator of which shall be the then current market price of the Common Stock (defined as the average for the thirty consecutive business days immediately prior to the record date of the daily closing price of the Common Stock as reported by the NASDAQ system) less the fair market value (as determined by the Company's Board of Directors) of the evidences of indebtedness, securities or property, or other assets issued or distributed in such Special Dividend applicable to one share of Common Stock and the denominator of which shall be such then current market price per share of Common Stock. An adjustment made pursuant to this Subsection 3(a) shall become effective immediately after the record date of any such Special Dividend.

     b) In case the Company shall hereafter (i) pay a dividend or make a distribution on its capital stock in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a smaller number of shares or (iv) issue by reclassification of its Common Stock any shares of capital stock of the Company, the Per Share Warrant Price shall be adjusted so that the Holder of any Warrant upon the exercise hereof shall be entitled to receive the number of shares of Common Stock or other capital stock of the Company which he would have owned immediately prior thereto. An adjustment made pursuant to this Subsection 3(b) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this Subsection 3(b), the Holder of any Warrant thereafter surrendered for exercise shall become entitled to receive shares of two or more classes of capital stock or shares of Common Stock and other capital stock of the Company, the Board of Directors (whose determination shall be conclusive and shall be described in a written notice to the Holder of any Warrant promptly after such adjustment) shall determine the allocation of the adjusted Per Share Warrant Price between or among shares of such classes or capital stock or shares of Common Stock and other capital stock.

     c) Except as provided in Subsection 3(e), in case the Company shall hereafter issue or sell any shares of Common Stock for a consideration per share less than the Per Share Warrant Price on the date of such issuance or sale, the Per Share Warrant Price shall be adjusted as of the date of such issuance or sale so that the same shall equal the consideration per share received by the Company upon such issuance or sale.

     d) Except as provided in Subsection 3(a) and 3(e), in case the Company shall hereafter issue or sell any rights, options, warrants or securities convertible into Common Stock entitling the holders thereof to purchase Common Stock or to convert such securities into Common Stock at a price per share (determined by dividing (i) the total amount, if any, received or receivable by the Company in consideration of the issuance or sale of such rights, options, warrants or convertible securities plus the total consideration, if any, payable to the Company upon exercise or conversion thereof (the "Total Consideration") by (ii) the number of additional shares of Common Stock issuable upon exercise or conversion of such securities) less than the then current Per Share Warrant Price in effect on the date of such issuance or sale, the Per Share Warrant Price shall be adjusted as of the date of such issuance or sale so that the same shall equal the price determined by dividing (i) the sum of (a) the number of shares of Common Stock outstanding on the date of such issuance or sale multiplied by the Per Share Warrant Price plus (b) the Total Consideration by (ii) the number of shares of Common Stock outstanding on the date of such issuance or sale plus the maximum number of additional shares of Common Stock issuable upon exercise or conversion of such securities.

     e) In case of any capital reorganization or reclassification, or any consolidation or merger to which the Company is a party other than a merger or consolidation in which the Company is the continuing corporation, or in case of any sale or conveyance to another entity of the property of the Company as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation (including any exchange effected in connection with a merger of a third corporation into the Company), the Holder of this Warrant shall have the right thereafter to convert such Warrant into the kind and amount of securities, cash or other property which he would have owned or have been entitled to receive immediately after such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance had this Warrant been converted immediately prior to the effective date of such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance and in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section 3 with respect to the rights and interests thereafter of the Holder of this Warrant to the end that the provisions set forth in this Section 3 shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or be, in relation to any shares of stock or other securities or property thereafter deliverable on the conversion of this Warrant. The above provisions of this Subsection 3(4) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, statutory exchanges, sales or conveyances. The issuer of any shares of stock or other securities or property thereafter deliverable on the conversion of this Warrant shall be responsible for all of the agreements and obligations of the Company hereunder. Notice of any such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance and of said provisions so proposed to be made, shall be mailed to the Holders of the Warrants not less than 30 days prior to such event. A sale of all or substantially all of the assets of the Company for a consideration consisting primarily of securities shall be deemed a consolidation or merger for the foregoing purposes.

     f) Other than the adjustments provided for in Subsections 3(i) and 3(j) hereof, no adjustment in the Per Share Warrant Price shall be required unless such adjustment would require an increase or decrease of at least $0.05 per share of Common Stock; provided, however, that any adjustments -------- ------- which by reason of this Subsection 3(f) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further, however, that -------- ------- adjustments shall be required and made in accordance with the provisions of this Section 3 (other than this Subsection 3(f)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the Holder of this Warrant or Common Stock issueable upon exercise hereof. All calculations under this Section 3 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be. Anything in this Section 3 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Per Share Warrant Price, in addition to those required by this Section 3, as it in its discretion shall deem to be advisable in order that any stock dividend, subdivision of shares or distribution of rights to purchase stock or securities convertible or exchangeable for stock hereafter made by the Company to its shareholders shall not be taxable.

     g)   Whenever the Per Share Warrant Price is adjusted as provided in this
          Section 3 and upon any modification of the rights of a Holder of Warrants in accordance with this Section 3, the Company shall promptly obtain, at its expense, a certificate of a firm of independent public accountants of recognized standing selected by the Board of Directors (who may be the regular auditors of the Company) setting forth the Per Share Warrant Price and the number of Warrant Shares after such adjustment or the effect of such modification, a brief statement of the facts requiring such adjustment or modification and the manner of computing the same and cause copies of such certificate to be mailed to the Holders of the Warrants.

     h) If the Board of Directors of the Company shall declare any dividend or other distribution with respect to the Common Stock, other than a cash distribution out of earned surplus, the Company shall provide notice thereof to the Holders of the Warrants not less than 15 days prior to the record date fixed for determining shareholders entitled to participate in such dividend or other distribution.

     i) In the event of a merger, combination, consolidation or the sale of substantially all of the assets of the Company, if the average trading price of the Common Stock on NASDAQ for the 30 trading days immediately preceding the announcement of that event is less than 120% of the original Per Share Warrant Price (or any subsequently Adjusted Per Share Warrant Price), then the Per Share Warrant Price will automatically be adjusted to a price equal to 80% of that average trading price.

     j) During the last month prior to the expiration of this Warrant, if the average trading price of the Common Stock on NASDAQ for the 30 trading days preceding that last month is less than 120% of the original Per Share Warrant Price (or any subsequently Adjusted Per Share Warrant Price), then the Per Share Warrant Price will be automatically reduced to a price equal to 80% of that average trading price.

3.        Fully Paid Stock; Taxes
          -----------------------

     The Company agrees that the shares of the Common Stock represented by each and every certificate for Warrant Shares delivered on the exercise of this Warrant shall, at the time of such delivery, be validly issued and outstanding, fully paid and nonassessable, and not subject to pre-emptive rights, and the Company will take all such actions as may be necessary to assure that the par value or stated value, if any, per share of the Common Stock is at all times equal to or less than the then Per Share Warrant Price. The Company further covenants and agrees that it will pay, when due and payable, any and all Federal and state stamp, original issue or similar taxes which may be payable in respect of the issue of any Warrant Share or certificate therefor.

4.        Registration Under Securities Act of 1933
          -----------------------------------------

     a) The Company agrees that if, at any time and from time to time during the period commencing on February 1, 2000 and ending on January 30, 2005, the Board of Directors of the Company shall authorize the filing of a registration statement or a post-effective amendment to a registration statement (any such registration statement being hereinafter called a "Subsequent Registration Statement") under the Act other than a registration statement on Form S-8 or other form which does not include substantially the same information as would be required in a form for the general registration of securities) in connection with the proposed offer of any of its securities by it or any of its shareholders, the Company will promptly: (I) notify the Holder and each of the Holders, if any, of other Warrants and/or Warrant Shares that such Subsequent Registration Statement will be filed and that the Warrant Shares which are then held, and/or which may be acquired upon the exercise of the Warrants, by the Holder and such Holders, will, at the Holder's and such Holders' request, be included in such Subsequent Registration Statement, (ii) include in the securities covered by such Subsequent Registration Statement all Warrant Shares which it has been so requested to include, (iii) use its best efforts to cause such Subsequent Registration Statement to become effective as soon as practicable and (iv) take all other action necessary under any Federal or state law or regulation of any governmental authority to permit all Warrant Shares which it has been so requested to include in such Subsequent Registration Statement or to be sold or otherwise disposed of, and will maintain such compliance with each such Federal and state law and regulation of any governmental authority for the period necessary for the Holder and such Holders to effect the proposed sale or other disposition.

     b)   Whenever the Company is required pursuant to the provisions of this
          Section 5 to include Warrant Shares in a registration statement or a post-effective amendment to a registration statement, the Company shall (i) furnish each Holder of any such Warrant Shares and each underwriter of such Warrant Shares with such copies of the prospectus, including the preliminary prospectus, conforming to the Act, (and such other documents as each such Holder or each such underwriter may reasonably request) in order to facilitate the sale or distribution of the Warrant Shares, (ii) use its best efforts to register or qualify such Warrant Shares under the blue sky laws (to the extent applicable) of such jurisdiction or jurisdictions as the Holders of any such Warrant Shares and each underwriter of Warrant Shares being sold by such Holders shall reasonably request and (iii) take such other actions as may be reasonably necessary or advisable to enable such Holders and such underwriters to consummate the sale or distribution in such jurisdiction or jurisdictions in which such Holders shall have reasonably requested that the Warrant Shares be sold.

     c) The Company shall pay all expenses incurred in connection with any registration or other action pursuant to the provisions of this
          Section 5, other than underwriting discounts and applicable transfer taxes relating to the Warrant Shares.

     d) The Company will indemnify the Holders of Warrant Shares which are included in each Subsequent Registration Statement substantially to the same extent as the Company has indemnified the underwriters (the "Underwriters") of its public offering of Common Stock pursuant to the Underwriting Agreement and such Holders will indemnify the Company (and the underwriters, if applicable) with respect to information furnished by them in writing to the Company for inclusion therein substantially to the same extent as the Underwriters have indemnified the Company.

5.       Limited Transferability
         -----------------------

     This Warrant may not be sold, transferred, assigned or hypothecated by the Holder until the first anniversary hereof except (a) to any successor firm or corporation of Brean Murray & Co., Inc., (b) to any of the officers, managing directors, any associates of Brean Murray & Co., Inc., to a finder that has been recognized by both parties or of any such successor firm or (c) in the case of an individual, pursuant to such individual's last will and testament or the laws of descent and distribution, and is so transferable only upon the books of the Company which it shall cause to be maintained for the purpose. The Company may treat the registered Holder of this Warrant as he or it appears on the Company's books at any time as the Holder for all purposes. The Company shall permit any Holder of a Warrant or his duly authorized attorney, upon written request during ordinary business hours, to inspect and copy or make extracts from its books showing the registered holders of Warrants. All warrants issued upon the transfer or assignment of this Warrant will be dated the same date as this Warrant, and all rights of the Holder thereof shall be identical to those of the Holder.

6.       Loss, etc., of Warrant
         ----------------------

     Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to the Company, if lost, stolen or destroyed, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver to the Holder a new Warrant of like date, tenor and denomination.

7.       Warrant Holder Not Shareholders
         -------------------------------

     Except as otherwise provided herein, this Warrant does not confer upon the Holder any right to vote or to consent to or receive notice as a shareholder of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a shareholder, prior to the exercise hereof.

8.       Communication
         -------------

     No notice or other communication under this Warrant shall be effective unless, but any notice or other communication shall be effective and shall be deemed to have been given if, the same is in writing and is mailed by first-class mail, postage prepaid, addressed to:

     a) the Company at 112 East Main Street, Frankfort, KY 40601, or such other address as the Company has designated in writing to the Holder.

     b) The Holder at 570 Lexington Avenue, 12th Floor, New York, NY 10022, or such other address as the Holder has designated in writing to the Company.

9.       Headings
         --------

     The headings of this Warrant have been inserted as a matter of convenience and shall not affect the construction hereof.

10.      Applicable Law
         --------------

     This Warrant shall be governed by and construed in accordance with the law of the State of New York without giving effect to the principles of conflicts of law thereof.

         IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its President & Chief Executive Officer and its corporate seal to be hereunto affixed by its Secretary this ___day of _________, 2001.


                                  Integrated Spatial Information Solutions, Inc.

                                  By:_______________________________
                                         John C. Antenucci
                                         President & CEO


ATTEST:



Secretary



[Corporate Seal]

                                  SUBSCRIPTION


The undersigned, _________________, pursuant to the provisions of the foregoing Warrant, hereby agrees to subscribe for and purchase _______________ shares of the Common Stock of _________. Common stock covered by said Warrant, and makes payment therefor in full at the price per share provided by said Warrant.


Dated:                              Signature:
      -----------------------

                                    Address:



                                   ASSIGNMENT
                                   ----------

FOR VALUE RECEIVED____________________ hereby sells, assigns and transfers unto __________________the foregoing Warrant and all rights evidenced thereby, and does irrevocably constitute and appoint , attorney, to transfer said Warrant on the books of ________.



Dated:                              Signature:
      -----------------------

                                    Address:




                               PARTIAL ASSIGNMENT

FOR VALUE RECEIVED_________________________ hereby assigns and transfers unto _________________________the right to purchase ________________ shares of the
Common Stock of ISIS, by the foregoing Warrant, and a proportionate part of said Warrant and the rights evidenced hereby, and does irrevocably constitute and appoint , attorney, to transfer that part of said Warrant on the books of
____________.


Dated:                              Signature:
      -----------------------

                                    Address:


                         CASHLESS EXERCISE SUBSCRIPTION


The undersigned, ______________________, pursuant to the provisions of the foregoing Warrant, hereby agrees to subscribe to that number of shares of Common Stock of _____________ as are issuable in accordance with the formula set forth in paragraph 1(b) of the Warrant, and makes payment therefore in full by surrender and delivery of this Warrant.


Dated:                              Signature:
      -----------------------

                                    Address:

Exhibit 10.1
                                ESCROW AGREEMENT

         THIS ESCROW AGREEMENT is made and entered into as of August 14, 2001, by and among Integrated Spatial Information Solutions, Inc., a Colorado corporation (the "Company") and Branch Banking & Trust Company (the "Escrow Agent").

         1. The Company has agreed to place in escrow, with the Escrow Agent, the proceeds received by the Company from the offering of rights to purchase shares of its common stock to its existing shareholders (the "Rights Offering"), to be held in escrow and delivered in accordance with the instructions herein. The Proceeds, together with any interest or earnings thereon, shall be deposited into an FDIC insured account or a money-market fund with the Escrow Agent and disbursed as set forth in this Escrow Agreement.

         2. The Company agrees to deliver to the Escrow Agent, as soon as practicable after the Company's receipt, the following: (a) any and all proceeds (the "Proceeds") received from investors participating in the Rights Offering (the "Investors") and (b) copies of the subscription agreements received from the Investors or similar documentation containing sufficient information, including but not limited to the names, addresses and subscription amounts, for each individual Investor. The Escrow Agent will not individually allocate the Proceeds by shareholder. Individual records will not be established for each shareholder from the information supplied unless the Proceeds are to be returned to the Investors as described in Section 3(b) below.

         3. Until _______, 2001, unless extended in accordance with Section 4 below (the "Expiration Date"), the Escrow Agent shall hold the Proceeds and deliver them, together with any interest or earnings thereon (together, the "Deposit"), pursuant to the following instructions:

                  a. If, on or before the Expiration Date, the aggregate amount of the Proceeds held by the Escrow Agent exceeds $600,000, the Escrow Agent shall, upon written instruction signed by the Company, deliver the Deposit to the Company.

                  b. If, on the Expiration Date, the aggregate amount of the Proceeds held by the Escrow Agent does not exceed $600,000, the Escrow Agent shall provide written notice to the Company that it is returning the Proceeds to the Investors and shall give the Company 5 business days to respond with different instructions. In the event the Company does not provide contrary instructions within 5 business days, the Escrow Agent shall return the Proceeds to the Investors to the addresses and in the amounts specified in the subscription agreements held by the Escrow Agent. Any interest or earnings accrued and payable on the Proceeds shall be delivered to the Company.

         4. If the Company extends the Expiration Date of the Rights Offering in accordance with the provisions of the prospectus issued to the Investors, a copy of which is attached hereto as Exhibit A (the "Prospectus"), the Company shall provide the Escrow Agent written notice of the revised expiration date. The revised expiration date shall govern the instructions set forth in Section 3 above.

         5. Upon delivery of the Deposit to the Company or the Investors, this Escrow Agreement shall be terminated and the Escrow Agent shall be released and discharged from all further obligations hereunder.

         6. The Escrow Agent shall not be responsible for the performance of any agreement between the parties hereto except for those agreements and duties that are explicitly set forth herein. It is understood and agreed that the duties of the Escrow Agent hereunder are purely ministerial in nature and that it shall not be liable for any error of judgment regarding fact or law, or for any act done or omitted to be done, except for its own negligence or willful misconduct. The Escrow Agent's determination as to whether an event or condition has occurred, or been met or satisfied, or as to whether a provision of this Escrow Agreement has been complied with, or as to whether sufficient evidence of the event or condition or compliance with the provision has been furnished to it, shall not subject it to any claim, liability, or obligation whatsoever, even if it shall be found that such determination was improper or incorrect, provided only that the Escrow Agent shall not have been guilty of gross negligence or willful misconduct in making such determination. The Escrow Agent shall not be obligated to take any legal or other action hereunder that might in its judgment involve expense or liability unless it shall have been furnished with indemnity acceptable to it. In addition, the Escrow Agent may consult counsel satisfactory to it, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

         7. The Escrow Agent shall not be responsible for the genuineness, accuracy, or validity of any document or item deposited with it or any notice or instruction given to it, and it is fully protected in acting in accordance with any written instruction or instrument given to it hereunder and reasonably believed by it to have been signed by the proper parties. Each party hereto represents and warrants that this Escrow Agreement has been duly and validly authorized, executed, and delivered by such party and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

         8. If at any time the Escrow Agent shall receive conflicting notices, claims, demands, or instructions with respect to the Proceeds, or if for any other reason it shall be unable in good faith to determine the party or parties entitled to receive any part of the Proceeds, the Escrow Agent may refuse to make any delivery and retain the Proceeds in its possession until the Escrow Agent shall have received instructions in writing signed by Company, or until directed by a final, non-appealable order of a court, whereupon the Escrow Agent shall make such disposition in accordance with such joint instructions or order.

         9. (a) Neither the Escrow Agent nor any of its directors, officers, or employees shall be liable to anyone for any action taken or omitted to be taken by it or any of its directors, officers, or employees hereunder except in the case of negligence, bad faith, or willful misconduct. The Company covenants and agrees to indemnify the Escrow Agent and hold it harmless without limitation from and against any loss, liability, or expense of any nature incurred by the Escrow Agent arising out of or in connection with this Escrow Agreement or with the administration of its duties hereunder, including, but not limited to, legal fees and expenses and other costs and expenses of defending or preparing to defend against any claim of liability in the premises, unless such loss, liability, or expense shall be caused by the Escrow Agent's negligence, bad faith or willful misconduct. In no event shall the Escrow Agent be liable for indirect, punitive, special, or consequential damages.

                     (b) The Company agrees to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to the payment of funds or other property under this Escrow Agreement, and to indemnify and hold the Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties, and other expenses, that may be assessed against the Escrow Agent on any such payment or other activities under this Escrow Agreement. The Company undertakes to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility, if any, for withholding and other taxes, assessments, or other governmental charges, certifications, and governmental reporting in connection with its acting as the Escrow Agent under this Escrow Agreement. The Company agrees to indemnify and hold the Escrow Agent harmless from any liability on account of taxes, assessments, or other governmental charges, including without limitation the withholding or deduction or the failure to withhold or deduct same, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, to which the Escrow Agent may be or become subject in connection with or which arises out of this Escrow Agreement, including costs, expenses (including reasonable legal fees and expenses), interest, and penalties.

                  10. The Escrow Agent may resign at any time upon giving the parties hereto ten days' prior written notice to that effect. In such event, the successor escrow agent shall be such person, firm, or corporation as shall be selected by Company. It is understood and agreed that such resignation shall not be effective until a successor agrees to act as escrow agent hereunder; provided, however, if no successor is appointed and acting hereunder within ten days after such notice is given, the Escrow Agent may pay and deliver the Proceeds into any court of competent jurisdiction and may apply to any court of competent jurisdiction for the appointment of a successor escrow agent. The provisions of Section 12 hereof shall survive the resignation or removal of the Escrow Agent or the termination of this Escrow Agreement.

                  11. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, two days after deposit in the mail if mailed by certified mail, return receipt requested, or when received if delivered via Federal Express or similar overnight courier service, or by facsimile. Such notices or other communications shall be sent to the following addresses, unless other addresses are subsequently specified in writing:

                  If to Company:

                           Integrated Spatial Information Solutions, Inc. c/o PlanGraphics, Inc.
                  112 East Main Street
                           Frankfurt, KY 40601
                           Attn: John C. Antenucci, President
                           Telephone No.: (502) 223-1501
                           Facsimile No.:  (502) 226-2758

                  If to the Escrow Agent:

                           Branch Banking & Trust Company
                           Corporate Trust Department
                           223 West Nash Street
                           Wilson, NC 27893
                           Attn: Margaret Smith, CCTS
                           Telephone No.:  (252) 246-4968
                           Facsimile No.:  (252) 246-3403

                  12. The Company agrees to pay the Escrow Agent's reasonable compensation for its normal services hereunder in accordance with Exhibit B attached hereto, which may be subject to change on an annual basis. The Escrow Agent shall be entitled to reimbursement on demand for all expenses incurred in connection with the administration of the escrow created hereby which are in excess of its compensation for normal services hereunder, including without limitation, payment of any legal fees and expenses incurred by the Escrow Agent in connection with the resolution of any claim by any party hereunder.

                  13. The Company hereby absolutely and irrevocably consents and submits to the jurisdiction of the courts of the State of Maryland, and of any federal court located in the State of Maryland having jurisdiction over such matters, in connection with any actions or proceedings brought against the Company by the Escrow Agent arising out of or relating to this Escrow Agreement. In any such action or proceeding, the Company hereby absolutely and irrevocably waives personal service of any summons, complaint, declaration, or other process and hereby absolutely and irrevocably agrees that service thereof may be made by certified or registered first class mail directed to the Company at its respective address in accordance with Section 11 hereof.

                  14. The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

                  15. This Escrow Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers, and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic, or other similar process. The parties hereto agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile, or further reproduction shall likewise to be admissible in evidence.

         16. This Escrow Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof. This Escrow Agreement may not be amended, supplemented, or discharged, and no provision hereof may be modified or waived except by an instrument in writing signed by all of the parties hereto. No waiver of any provision hereof by any party shall be deemed a continuing waiver of any matter by such party.

         17. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

         18. This Escrow Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Executed counterparts transmitted by fax shall be effective as originals.


            [The remainder of this page is left intentionally blank.]

         IN WITNESS WHEREOF, the undersigned have executed this Escrow Agreement as of the date first set forth above, to be effective as set forth in Section 1 hereof.

                                ESCROW AGENT:

                                Branch Banking & Trust Company


                                By:    /s/ Margaret H. Smith
                                   ----------------------------
                                Name: Margaret H. Smith
                                Title:  Vice President


                                COMPANY:
                                Integrated Spatial Information Solutions, Inc.


                                By:  /s/ John C. Antenucci
                                   ---------------------------
                                Name:   John C. Antenucci
                                Title: President

                          EXHIBIT B TO ESCROW AGREEMENT


                          BB&T Bank : Trust Department


                            Escrow Agent Fee Schedule


BB&T serves as Escrow Agent, and will invest account assets as specified in the Escrow Agreement, provide physical custody of assets and documents and will maintain account records as agreed upon.

Annual Base Fee of $2,500.00 plus, any transaction or document file charges as follows:


        o       Document Files /Invoice Processing      $75.00 each
        o       Investment - Security Trade             $20.00 each
        o       Wire Transfers                          $20.00 each
        o       Securities Annual Maintenance fee
                ( Stocks, Bonds, etc.)                  $20.00 each
        o       Check Charges and/or  Mailings,         $15.00 each*

                  *Postage to be billed to client at cost


Miscellaneous

1.        Annual Base Fee is applicable for each annual period or portion thereof.
2.        The ( first) Annual base Fee is due upon acceptance of account.
                                          ------------------------------
3. Document File, Wire Transfer, and Securities fees will be billed monthly.
4.        Fees not paid within 30 days will be deducted from account assets.
5. Courier and other delivery charges will be to the account. Routine mail charges are not billed.
6. Where extraordinary services are required or requested an additional charge may result based on the time expended, expenses incurred and the responsibility involved


Accepted By ________________________    Date ________________________

Exhibit 10.7

                             AGREEMENT FOR SERVICES

     This agreement ("Agreement") is made effective July 1, 2001, between Integrated Spatial Information Solutions, Inc., a Colorado corporation (the "Company") and Gary S. Murray (the "Executive").

     In consideration of the mutual benefits and obligations in this Agreement, and intending to be legally bound, the Company and Executive agree as follows:

          1. OFFICE AND DUTIES

          a. Executive shall be retained as the Chairman of the Board of Directors of the Company. The Executive shall have the duties specified in the Bylaws of the Company, and such other duties as may be assigned by the Board of Directors from time to time.

          b. Executive agrees to devote as much of his time and effort as reasonably necessary to the performance of the duties of the office. Executive may have interests in other business that do not compete with the Company or its subsidiaries, and may render services for such other business interests, provided such service does not prevent Executive from performing his duties under this Agreement.

          c. The Company agrees to nominate Executive for election as a member of the Board of Directors at each meeting of stockholders for the election of Directors during his employment as Chairman.

          2.       TERM OF SERVICES

         The term of services as Chairman of the Board of Directors shall begin July 1, 2001and end upon the earlier of (a) June 30, 2003, and (b) the date upon which he is not elected as a Director or is removed as a Director.

          3.        COMPENSATION

         The Company shall compensate Executive for services as Chairman as follows:

          a. Base Compensation. The annual base compensation payable to Executive upon commencement of this Agreement shall be:

               (1) $50,000, payable in equal monthly installments in shares of the Company's common stock. The common stock shall be priced at $.11 per share, which is the five day average immediately prior to the date of this Agreement; and

               (2) Options to purchase 175,000 shares per annum of the Company's common stock. The Options will be issued under the Company's Equity Compensation Plan, vested in quarterly installments, exercisable for 3 years from the date of this Agreement at the price of $.11 per share.

         b. Registration. The Company agrees to file a registration statement with the Securities and Exchange Commission as soon as practicable to register the public sale of the common stock underlying the stock options granted under this Agreement.

         c. Reimbursement. The Company shall reimburse Executive for all reasonable out of pocket expenses incurred by Executive in connection with performance of his duties upon submission of vouchers, subject to such guidelines and policies as may be promulgated by the Company.

         4.       TRADE SECRETS AND CONFIDENTIAL INFORMATION

         a. As a material inducement to the Company to enter into this Agreement and to pay Executive the compensation stated in this Agreement, Executive covenants and agrees that Executive shall not, at any time, directly or indirectly, use, disseminate, or disclose for any purposes other than for the purposes of the Company's business, any of the Company's confidential information or trade secrets, unless such disclosure is compelled in a judicial proceeding. Upon termination of this employment, all documents, records, notebooks, and similar repositories of records containing information relating to any trade secrets or confidential information then in the Executive's possession or control, whether prepared by him or by others, shall be left with the Company or returned to the Company upon its request. This section shall not restrict the Executive from using his General Knowledge (the ideas, concepts, know-how and other industry information that is part of his common knowledge) from pursuit of livelihood subsequent to any termination of this Agreement.

         b. During the term of this Agreement and for a period of one (1) year following the termination of the Agreement, the Executive shall not pursue business opportunities with or serve as a Consultant or member of the staff in any capacity to any other companies with whom the Company has had a primary or subcontractor role during the prior year of employment, without the prior written permission of the Company. For one year following termination of employment, the Executive confirms that he will not, without prior written consent, perform work that the Company or any of its subsidiaries holds in backlog or is pursing at the time of termination, whether by independent contract, through a competitor, or by direct employment with client or prospect.

         c. This covenant of non-disclosure has been negotiated and agreed to by and between the Company and Executive with the full knowledge of and pursuant to the Colorado Trade Secrets Act and is deemed by both parties to be fair and reasonable.

         5.       INDEMNIFICATION

         So long as Executive is not found by a court of law to be guilty of a willful and material breach of this Agreement, or to be guilty of gross misconduct, he shall be indemnified from and against any and all losses, liability, claims and expenses, damages, or causes of action, proceeding or investigations, or threats thereof (including reasonable attorney fees and expenses of counsel satisfactory to and approved by Executive) incurred by Executive, arising out of, in connection with, or based upon Executive's services and the performance of his duties pursuant to this Employment Agreement, or any other matter contemplated by this Employment Agreement, whether or not resulting in any such liability subject to such limitations as are provided by the Colorado Business Corporations Act; and Executive shall be reimbursed by the Company as an when incurred for any reasonable legal and other damage, liability, action proceeding, investigation or threat thereof, or producing evidence, producing documents or taking any other action in respect thereto (whether or not Executive is a defendant in or target of such action, proceeding or investigation), subject to such limitations as are provided by the Colorado Business Corporations Act.

         6.       OTHER MATTERS

         a. Successors. The rights and duties of a party hereunder shall not be assignable by that party; provided, however, that this Agreement shall be binding upon and inure to the benefit of any successor of the Company, and any such successor shall be deemed substituted for the Company under the terms of this Agreement. The term successor shall include any person, firm, corporation or other business entity which at any time, by merger, purchase or otherwise, acquires all or substantially all of the assets or business of the Company. Executive may assign Options issuable under paragraph 3a(2) to an entity of which the Executive owns more than 50% of the voting power ("Permitted Transferee"), provided that any options assigned by the Executive shall be void if the Executive ceases to own more than 50% of the voting power of the entity holding such options. A Permitted Transferee may transfer such Options to the Executive at any time prior to the expiration of the Options.

         b. Entire Agreement. With respect to the matters specified herein, this Agreement contains the entire agreement between the parties and supersedes all prior oral and written agreements, understandings and commitments between the parties. This Agreement shall not affect the provisions of any other compensation, retirement or other benefits program of the Company to which Executive is a party or of which he is a beneficiary. No amendments to this Agreement may be made except through a written document signed by both parties.

         c.       Validity.   In the event that any provision of this  Agreement
is held to be invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Agreement.

         d. Paragraphs and Headings. Paragraphs and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         e.       Notice.    Any notice or demand  required or  permitted  to be
given under this Agreement shall be made in writing and shall be deemed effective upon the personal delivery thereof is delivered or, if by express delivery service, 24 hours after placing in the control of the express delivery service; or if mailed, 48 hours after having been deposited in the United States mail, postage prepaid, and addressed to the respective party as follows:

        To the Company:      Integrated Spatial Information Solutions, Inc.
                             Attention: President
                             112 East Main Street, Frankfort, KY 40601-2314

        To the Executive:    Garry S. Murray
                             Suite 8181 Professional Place, Landover, MD. 20785

         Either party may change the address to which such notices are to be addressed by giving the other party notice in the manner set forth in this Agreement.

         f. Attorney's Fees and Costs.In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such litigation, as determined by the Court in a final judgment or decree, shall pay the successful party or parties all costs, expenses and reasonable attorneys' fees incurred therein by such parry or parties (including without limitation such costs, expenses and fees on any appeals), and if such successful party or parties shall recover judgment in any such action or proceeding, such costs, expenses and attorneys' fees shall be included a part of such judgment. Notwithstanding the foregoing provision, in no event shall the successful party or parties be entitled to recover any amount from the unsuccessful party for costs, expenses and attorneys' fees that exceed the unsuccessful party's costs, expenses and attorneys' fees in connection with the action or proceeding.

         g. Applicable Law and Dispute Resolution. To the full extent controllable by stipulation of the parties, this Agreement shall be interpreted under Colorado law. All disputes arising out of this Agreement will be settled by binding arbitration in Denver, Colorado, under the rules of the American Arbitration Association.



Integrated Spatial Information Solutions, Inc.





-----------------------------                  ---------------------------------

By: John Antenucci, President                  By: Gary S. Murray

Exhibit 10.8

                          CONSULTING SERVICES AGREEMENT

         This consulting services agreement ("Agreement") is made effective July 1, 2001between Integrated Spatial Information Solutions, Inc., a Colorado corporation (the "Company") and HumanVision, LLC, a Maryland limited liability company (the "Consultant").

         WHEREAS, the Company seeks to increase shareholder value through growth in revenues and earnings, and

         WHEREAS, the Company desires to utilize the experience and services of the Consultant to achieve its goals because the Consultant, through its principal executive officer, has experience in developing and implementing actions to increase shareholder value,

         THEREFORE, In consideration of the mutual benefits and obligations in this Agreement, and intending to be legally bound, the Company and Consultant agree as follows:

         1.       RETENTION OF CONSULTANT
                  -----------------------

         a. The Company retains the Consultant to provide the services specified in this Agreement, and agrees to pay the Consultant the compensation specified in this Agreement for such services. The Consultant agrees to assign Gary S. Murray ("Murray"), its principal executive officer, to undertake all of the requested services.

         b. Consultant agrees to direct and permit Murray to devote as much of his time and effort as reasonably necessary to the performance of the duties required by this Agreement. Consultant may have interests in other business that do not compete with the Company or its subsidiaries, and may render services for such other business interests, provided such service does not prevent Consultant from performing his duties under this Agreement.

         2.       CONSULTING PERIOD
                  -----------------

         a. The term of this Agreement shall begin July 1, 2001 and end upon the earlier of: (1) June 30, 2003; (2) the date upon which Murray is not elected as a Director or is removed as a Director of the Company; and (3) the date upon which Murray does not own more than 50% of the voting power of the Consultant.

         b. In recognition of the fact that the results of Consultant's efforts may not be manifested until after the services are rendered, the right to compensation specified in paragraph 4a shall expire on the earlier of (1) June 30, 2004, and (2) 12 months after the termination of this Agreement.

         3.       DUTIES OF CONSULTANT
                  --------------------

          a. Consultant shall provide the following professional services to the
          Company:

               (1) Assist the Company in defining and articulating a vision for the Company within a three year time horizon;

               (2) Assist the Company in identifying and reviewing prospective merger and acquisition candidate firms;

               (3) Participate in the due diligence review of prospective merger and acquisition candidate firms;

               (4) Participate in the negotiation of agreements with prospective merger and acquisition candidate firms and the owners/shareholders;

               (5) Assist the Company in obtaining capital (debt and/or equity) to finance merger and acquisition activity;

               (6) Assist the Company in recruiting and evaluating candidates for senior executive and director positions; and

               (7) Such other matters as may be assigned by the Board of Directors and accepted by the Consultant from time to time.

          b. Consultant shall deliver reports to the Company's Board of Directors, from time to time and as requested, and keep the Board advised of the services and activities performed by the Consultant under this Agreement.

         4.       COMPENSATION
                  ------------
The Company shall compensate Consultant for services under this Agreement as follows:

          a. Performance Option. In order to promote goals that may increase shareholder value, the Consultant shall be eligible to receive Performance Options as follows:

               (1) The Consultant is granted options to purchase 322,581 shares of the Company's common stock at $.11 per share (which is the per share market price on the date of this Agreement); provided such options are only exercisable if the Company's market capitalization exceeds $30 million on 20 of 30 consecutive business days at any time prior to June 30, 2002;

               (2) In addition to the Options in paragraph 4a(1), the Consultant is granted options to purchase 322,581 shares of the Company's common stock at $.11 per share; provided such options are only exercisable if the Company's market capitalization exceeds $60 million on 20 of 30 consecutive business days at any time prior to June 30, 2002;

               (3) Each Performance Option shall be issued within 30 days following the date the respective performance goal is achieved, and shall be exercisable for a period of 3 years from the date of issue;

               (4) For purposes of this Agreement, market capitalization on any given day shall be equal to the number of common shares issued and outstanding times the average of the per share closing bid and ask prices for the common stock as reported on the primary market where the common stock is traded; and

               (5) The Company agrees to file a registration statement with the Securities and Exchange Commission, as soon as practicable after the options become exercisable, to register the public sale of the common stock underlying the Performance Options granted under this Agreement.

          b. Success Fee. In the event the Company successfully completes any merger with or into another entity (other than an existing subsidiary of the Company), or any acquisition of stock or assets (other than in the ordinary course of business and other than with an existing subsidiary of the Company) during the term of this Agreement, the Company will pay the Consultant a success fee equal to one and one-half percent (1.5%) of the transaction value. The success fee shall be paid in the currency of the deal unless otherwise agreed. For example, if the Company issues securities in the transaction, the success fee will be paid to Consultant by the issue of the corresponding amount of such securities. The transaction value shall be the cost of the transaction as reflected on the financial records of the Company, or the total dollar value received by all shareholders of the Company in the case of a merger into another entity.

          c. Reimbursement. The Company shall reimburse Consultant for all reasonable out of pocket expenses incurred by Consultant in connection with performance of the assigned duties upon submission of vouchers, subject to such guidelines and policies as may be promulgated by the Company.

         5.       TRADE SECRETS AND CONFIDENTIAL INFORMATION
                  ------------------------------------------

          a. As a material inducement to the Company to enter into this Agreement and to pay Consultant the compensation stated in this Agreement, Consultant covenants and agrees that: (1) Consultant shall hold any of the Company's confidential information or trade secrets in a confidential manner; and (2) Consultant shall not, at any time, directly or indirectly, use, disseminate, or disclose for any purposes other than for the purposes of the Company's business, any of the Company's confidential information or trade secrets, unless such disclosure is compelled in a judicial proceeding. Upon termination of this Agreement, all documents, records, notebooks, and similar repositories of records containing information relating to any trade secrets or confidential information then in the Consultant's possession or control, whether prepared by it or by others, shall be left with the Company or returned to the Company upon its request. This section shall not restrict the Consultant from using its General Knowledge (the ideas, concepts, know-how and other industry information that is part of its common knowledge) from pursuit of business subsequent to any termination of this Agreement.

          b. For one year following termination of employment, the Consultant confirms that it will not, without prior written consent, perform work that the Company or any of its subsidiaries holds in backlog or is pursing at the time of termination, whether by independent contract, through a competitor, or by direct employment with client or prospect.

          c. This covenant of non-disclosure has been negotiated and agreed to by and between the Company and Consultant with the full knowledge of and pursuant to the Colorado Trade Secrets Act and is deemed by both parties to be fair and reasonable.

         6.       INDEMNIFICATION
                  ---------------

     So long as Consultant is not found by a court of law to be guilty of a willful and material breach of this Agreement, or to be guilty of gross misconduct, it shall be indemnified from and against any and all losses, liability, claims and expenses, damages, or causes of action, proceeding or investigations, or threats thereof (including reasonable attorney fees and expenses of counsel satisfactory to and approved by Consultant) incurred by Consultant, arising out of, in connection with, or based upon Consultant's services and the performance of its duties pursuant to this Agreement, or any other matter contemplated by this Agreement, whether or not resulting in any such liability, subject to such limitations as are provided by the Colorado Business Corporations Act. Consultant shall be reimbursed by the Company as an when incurred for any reasonable legal and other damage, liability, action proceeding, investigation or threat thereof, or producing evidence, producing documents or taking any other action in respect thereto (whether or not Consultant is a defendant in or target of such action, proceeding or investigation), subject to such limitations as are provided by the Colorado Business Corporations Act.

         7.       OTHER MATTERS
                  -------------

          a. Successors. The rights and duties of a party hereunder shall not be assignable by that party; provided, however, that this Agreement shall be binding upon and inure to the benefit of any successor of the Company, and any such successor shall be deemed substituted for the Company under the terms of this Agreement. The term successor shall include any person, firm, corporation or other business entity which at any time, by merger, purchase or otherwise, acquires all or substantially all of the assets or business of the Company.

          b. Entire Agreement. With respect to the matters specified herein, this Agreement contains the entire agreement between the parties and supersedes all prior oral and written agreements, understandings and commitments between the parties. No amendments to this Agreement may be made except through a written document signed by both parties.

          c. Validity. In the event that any provision of this Agreement is held to be invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Agreement.

          d. Paragraphs and Headings. Paragraphs and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          e. Notice. Any notice or demand required or permitted to be given under this Agreement shall be made in writing and shall be deemed effective upon the personal delivery thereof is delivered or, if by express delivery service, 24 hours after placing in the control of the express delivery service; or if mailed, 48 hours after having been deposited in the United States mail, postage prepaid, and addressed to the respective party as follows:

        To the Company:         Integrated Spatial Information Solutions, Inc.
                                Attention: President
                                112 East Main Street, Frankfort, KY 40601-2314

        To the Consultant:      HumanVision, LLC.

                                Attention: Garry S. Murray
                                Suite 200. 8181 Professional Place
                                Landover, MD 20785

         Either party may change the address to which such notices are to be addressed by giving the other party notice in the manner set forth in this Agreement.

          f. Attorney's Fees and Costs.In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such litigation, as determined by the Court in a final judgment or decree, shall pay the successful party or parties all costs, expenses and reasonable attorneys' fees incurred therein by such parry or parties (including without limitation such costs, expenses and fees on any appeals), and if such successful party or parties shall recover judgment in any such action or proceeding, such costs, expenses and attorneys' fees shall be included a part of such judgment. Notwithstanding the foregoing provision, in no event shall the successful party or parties be entitled to recover any amount from the unsuccessful party for costs, expenses and attorneys' fees that exceed the unsuccessful party's costs, expenses and attorneys' fees in connection with the action or proceeding.

          g. Applicable Law and Dispute Resolution. To the full extent controllable by stipulation of the parties, this Agreement shall be interpreted under Colorado law, without application of choice of law principles. All disputes arising out of this Agreement will be settled by binding arbitration in Denver, Colorado, under the rules of the American Arbitration Association.


Integrated Spatial Information Solutions, Inc.    HumanVision, LLC





--------------------------------------            ------------------------------

By: John Antenucci, President                     By: Gary S. Murray, President

Exhibit 10.20



                         [STATE OF NEW YORK LETTERHEAD]


                                                                    June 9, 1999

Mr. Richard R. Goodden
PlanGraphics, Inc.
1300 Spring Street
Suite #306
Silver Spring, MD 20910

Dear Ms. [sic] Goodden:

         Congratulations! I am pleased to inform you that your bid in response to RFP# S960275 has been approved by the New York State Office of the State Comptroller (OSC) for an award of a Back-Drop Contract, Contract Number CMS782A. Your firm is now eligible to provide Computer related services to New York State agencies, political subdivisions, and others authorized by law to utilize these contracts in the following Categories of Expertise and Types of Services:


         Category of Expertise               Type of Services
         ---------------------               ----------------
Application Development-MR, PC               Consulting and Systems Integration
System Management-MR, PC                     Consulting and Systems Integration
Business Process Analysis/Re-engineering     Consulting
Computer Aided Design & Drafting             Consulting
Data Conversion                              Consulting
Geographic Information Systems               Consulting and Systems Integration
Technology Procurement (Marketwatching)      Consulting
Workflow Management Services                 Consulting

          Please note that in Section D Back-Drop Contract: General Terms and Conditions, the order of precedence in paragraph 33.0 should be
         (A) Appendix A
         (B) RFP
         (C) Appendix B
         (D) All other Appendices. The order of precedence is now consistent with Appendix B. OGS apologizes for the error in the original RFP.

I have also included:
o       A copy of the Signature and Notary pages signifying the official award
o       A copy of the Policy & Procedures Manual for your reference
o Two surveys which we would appreciate your completing and returning as soon as possible
o A copy of a presentation we gave at the Government Technology Conference (GTC) on September 15, 1998. It provides an overview of the OGS Back-Drop Contracts. o Instructions to browse the OGS PSG Internet site

     If there are any questions, please feel free to contact me at 518-473-8079 or by e-mail at sylvia.casper@ogs.state.ny.us. We look forward to a positive working relationship with PlanGraphics Inc. Thank you.


Sincerely,

/s/ Sylvia Casper
-----------------

Sylvia Casper
OGS Contract Administration





enclosures

--------------------------------------------------------------------------------
                NEW YORK STATE COMPTROLLER'S CONTRACT #CMS 782A
--------------------------------------------------------------------------------

         IN WITNESS WHEREOF, the Vendor hereby submits these three (3) copies of its Bid Proposal, this 6th day of May ,19 99 , in response to OGS Request for Proposals Number S960275, issued on May 1, 1997, which solicits vendors of information technology consulting, systems integration, and/or training services on behalf of the State of New York. In submitting its Bid Proposal, Vendor understands that it will be evaluated for award of a contract upon approval of the New York State Comptroller, at which time this Bid Proposal and the terms and conditions of Request for Proposals Number S960275 shall collectively constitute the Vendor's Back-Drop Contract Agreement with the State of New York. The parties therefore execute this Signature Page as evidence of that intent and agreement to the terms contained herein, which agreement will bear New York Comptroller's Contract Number CMS 782A upon OSC approval. This contract will be deemed executed as of the day and year indicated below for approval by the New York State Comptroller, which date also constitutes the starting date of the contract term. The parties further hereby certify that, where vendor is asked to execute three (3) original copies of this signature page along with complete original copies of its Bid Proposal, the approved signature page(s) will be affixed by the State, upon final approval by the NYS Comptroller, to additional copies of this contract which conform exactly to the complete original copy approved simultaneously herewith.

VENDOR/CONTRACTOR                          THE PEOPLE OF THE STATE OF NEW YORK




By:      /s/ J. Gary Reed                  By:      /s/ Suzanne C. Nelson
   --------------------------------------     ---------------------------
Name:    J. Gary Reed                          OGS Procurement Services Group
Title:   Senior Vice President
Vendor Firm Name:  PlanGraphics, Inc.

Federal Tax Identification #: 61-0954403


-----------------------------------------  -----------------------------------

          APPROVED AS TO FORM                             APPROVED
            DENNIS C. VACCO                            H. CARL MCCALL
    New York State Attorney General             New York State Comptroller
-----------------------------------------  -----------------------------------

--------------------------------------------------------------------------------
                            CORPORATE ACKNOWLEDGMENT

STATE OF Kentucky )
                           )  SS.:
COUNTY OF         Franklin )

         On the 6th day of May in the year 1999 before me personally came J. Gary Reed, to me known, who, being by me duly sworn did depose and say that he is resident of Lexington, Kentucky; that he is the Senior Vice President of PlanGraphics, Inc., the corporation described in and which executed the above instrument; and that he signed his/her name thereto by order of the Board of Directors of said corporation.


                                                           /s/ Brenda J. Pelfrey
                                                                   Notary Public

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                           PARTNERSHIP ACKNOWLEDGMENT

STATE OF          )
                           )  SS.:
COUNTY OF                  )

         On this ___ day of _____________ in the year 19__ before me personally came _____________________, to me known and known to me to be the person who executed the above instrument, who, being duly sworn by me, did for himself/herself depose and say that ____ he is a member of the firm of ________________________ consisting of himself/herself and
____________________________, and that ____ he executed the foregoing instrument in the firm name of _____________________, and that ___ he had authority to sign same, and ___ he did duly acknowledge to me that ___ he executed the same as the act and deed of said firm of __________________________ for uses and purposes mentioned therein.



                                                                   Notary Public

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                           INDIVIDUAL ACKNOWLEDGEMENT

STATE OF          )
                           )  SS.:
COUNTY OF                  )

         On the ___ day of ____________ in the year 19__ before me personally came ______________________, presently residing in the county of ______________________, to me known to be the same person described in and who executed the within instrument and he/she duly acknowledged to me that he/she executed the same.



                                                                   Notary Public

--------------------------------------------------------------------------------

Exhibit 23


CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Integrated Spatial Information Solutions, Inc.
Frankfort, Kentucky


We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated February 12, 2001, relating to the consolidated financial statements of Integrated Spatial Information Solutions, Inc, which is contained in that Prospectus and appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 2000. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


/s/ BDO Seidman, LLP

BDO SEIDMAN, LLP
Denver, Colorado
August 16, 2001